As filed with the Securities and Exchange Commission on May       , 2024

Registration No. 333-256197

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEST PATENT RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6794	11-2873662
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Ave. Suite 206S

Rye, NY 10580-1411

(888) 743-7577

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105-0302

Telephone: (646) 895-7152

Fax: (646) 895-7238

E-mail: alevitsky@egsllp.com

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY    , 2024

1,000,000 Shares

Quest Product Research Corporation

OTCQB trading symbol: QPRC

This prospectus relates to the public offering of an aggregate of 1,000,000 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $25,000.

On May      , 2024, the last reported sales price for our common stock on the OTCQB, as reported by OTC Markets, was $[    ] per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling stockholder may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _____________, 2024

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are an intellectual property asset management company. Our principal operations include the acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage twenty-two intellectual property portfolios of which we are currently seeking or may seek monetization with respect to nine, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including primarily licenses granted as part of the settlement of patent infringement lawsuits.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often, and for us has been, a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary, enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation. To date all of our revenue from the licensing of our patents has resulted from litigation commenced by us.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors of innovative technologies for which there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition. In connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

It has been necessary for us to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot secure counsel on a contingent basis and cannot fund litigation ourselves, which, considering our financial position, is likely to be the case, we may enter into an agreement with a third-party, which may be a third-party, such as QPRC Finance LLC (“QFL”) or QPRC Finance III LLC (“QF3”), to finance the cost of litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis, or we obtain funding from third-party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third-party that funds the litigation would be entitled to participate in any recovery.

March 2023 Agreements with QF3

On March 12, 2023, we and our newly formed wholly-owned subsidiary, Harbor Island Dynamic LLC (“Harbor”), entered into a series of agreements, all dated March 12, 2023, with QF3, a non-affiliated party, including a prepaid forward purchase agreement (the “QF3 Purchase Agreement”), a security agreement (the “QF3 Security Agreement”), a patent security agreement (the “QF3 Patent Security Agreement” together with the Security Agreement, the Patent Security Agreement, and the Purchase Agreement, the “QF3 Investment Documents”).

Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to us a financing facility of: (a) up to $4,000,000 for operating expenses; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower Semiconductor Ltd. (“Tower”); and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize. In return we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents. Our obligations under the Purchase Agreement are secured by: (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now and (d) proceeds

The terms of the QF3 Investment Documents are described under “Business – Agreements with QF3, QFL and Intelligent Partners.”

On March 17, 2023, we used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a ten-patent portfolio (the “HID Portfolio”) from Tower.

Market and Economic Conditions

In recent years, the United States and other markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain, including, as a result of the COVID-19 pandemic, supply chain disruptions, the Russian invasion of Ukraine, recent attacks by Hamas on Israel from the Gaza Strip and the resultant action by Israel against Hamas in the Gaza Strip and the potential for broader conflict in the Middle East, instability in the U.S. and global banking systems, rising fuel prices, increasing interest rates or foreign exchange rates and increased inflation and the possibility of a recession. We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. A significant downturn in economic conditions may adversely affect the intellectual property licensing market including the financial condition of financing sources and the willingness of potential financing sources to provide funding for our litigation; a law firms’ ability and willingness to provide us with legal services on acceptable contingent fee terms; and the financial condition and prospects of defendants and potential defendants, which could make it less likely that they would be willing to settle our claim.

Further, to the extent that holders of intellectual property rights see these and other macroeconomic factors, they may be reluctant to sell intellectual property to us on terms which are acceptable to us, if at all.

We seek to generate revenue from patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights. All of the revenue for the years ended December 31, 2023 and 2022 was from patent licensing fees, of which approximately 100% was paid to the patent seller, funding sources and legal counsel pursuant to our agreements with patent sellers, funding sources and legal counsel.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we intend to seek to develop portfolios of intellectual property rights that provide us a continuing stream of revenue, to date we have not been successful in doing so, and we do not anticipate that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenue can, and are likely to, vary significantly from quarter to quarter and year to year and the net income we generated in 2023 may prove to be an aberration. Our gross profit from license fees reflects the payment of any royalties due in connection with our license.

Further, to the extent that holders of intellectual property rights see these factors, as well as the effect of inflation and the actions of the Federal Reserve System in increasing or decreasing interest rates and the possibility of the United States may default on its obligation as a result of the failure of Congress to increase the debt limit may affect our business and the economy generally and could impact our ability to generate revenue from their intellectual property, they may be reluctant to sell intellectual property to us on terms which are acceptable to us, if at all.

Reverse Split, Change in Authorized Common Stock

On July 27, 2022, we amended our amended and restated certificate of incorporation to (i) decrease the number of authorized shares of common stock from 10,000,000,000 shares to 30,000,000 shares and (ii) effect a one-for-100 reverse split whereby each share of common stock became and was converted into 0.01 share of such common stock, with fractional shares being rounded up to the next higher whole number of shares. All share and per share information in this Form 10-K has been retroactively restated to reflect the reverse split and change in authorized common stock.

Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on or derived from our website or any other website does not constitute a part of this prospectus.

References to “we,” “us,” “our” and word of like import refer to Quest Patent Research Corporation and one or more of its subsidiaries unless the context specifically states or implies otherwise.

Issuance of Securities to Selling Stockholder

The 1,000,000 shares of common stock offered by the selling stockholders pursuant to this prospectus represent:

●	500,000 shares of common stock that are issuable upon exercise of a warrant that was issued to QPRC Finance LLC (“QFL”) in connection with a financing pursuant to a prepaid forward purchase agreement and related agreements that we entered into with QFL on February 22, 2021, which was amended and restated on May 2, 2024, as described in “Business – Summary of Agreements for QFL.”

●	500,000 outstanding shares of common stock that were issued to United Wireless pursuant to a securities purchase agreement (the “United Wireless Agreement”) dated October 22, 2015 and related transaction documents, which shares were subsequently transferred by United Wireless to Andrew Fitton (350,000 shares) and Michael R. Carper (150,000 shares). See “Business – Summary of Agreements with Intelligent Partners.”

The Offering

Common Stock Offered:	The selling stockholder are offering 1,000,000 shares of common stock, of which 500,000 shares are owned by two of the selling stockholders and 500,000 shares are issuable upon exercise of a warrant held by the third selling stockholder. See “Selling Stockholders.”

Outstanding Shares of Common Stock:	5,331,973 shares*

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholders.

*	Not including (a) 2,000,000 shares of common stock issuable upon exercise of outstanding options, or (b) 962,470 shares of common stock issuable upon exercise of the purchase option held by one of the selling stockholders.

SUMMARY FINANCIAL INFORMATION

The following information at March 31, 2024 and for the three months ended March 31, 2024 and 2023 has been derived from our unaudited condensed financial statements which appear elsewhere in this prospectus. The following information as of December 31, 2023 (restated) and 2022 and for years then ended have been derived from our audited financial statements which appear elsewhere in this prospectus.

Summary Statement of Operations Information:

	Three Months Ended March 31,		Year Ended December 31
	2024	2023	2023	2022
			(restated)
Revenues	$1,045,000	$202,500	$13,152,500	$451,194
Cost of revenues	561,552	187,973	6,905,705	303,671
Operating expenses	577,279	777,857	2,740,554	1,979,718
Income (loss) from operations	(93,831)	(763,330)	3,506,241	(1,832,195)
Other income (expense)	(337,611	(146,035)	(1,197,768)	1,077,426
Net income (loss)	(431,442)	(939,365)	2,278,473	(753,516)
Income (loss) per share (basic and diluted)	(0.08)	(0.17)	$0.43	$(0.14)
Weighted average shares of common stock outstanding – basic and diluted	5,331,973	5,331,973	5,331,973	5,331,973

Balance Sheet Information:

	March 31,	December 31,
	2024	2023	2022
		(restated)
Current assets	$4,843,926	$3,606,900	$95,922
Working capital deficiency	(9,965,353)	(9,910,251)	(9,490,316)
Accumulated deficit	(24,342,463)	(23,911,021)	(26,189,494)
Stockholders’ deficit	(6661,283)	(6,235,876)	(8,562,827)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Relating to our Financial Conditions and Operations

We have a history of losses and are continuing to incur losses. During the period from 2008, when we changed our business to become an intellectual property management company, through December 31, 2023, we generated a cumulative loss of approximately $23.9 million on cumulative revenues of approximately $37.0 million, we generated a loss of $0.4 million in the first quarter of 2024 and our losses are continuing, Although we generated in net income in 2023 of approximately $2.3 million on revenues of approximately $13.2 million, the revenue and net income resulted from one-time, paid-up licenses in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by our operating subsidiaries as part of the settlement of patent infringement lawsuits, we generated a loss in the first quarter of 2024, and we cannot assure you that we will generate any significant revenue or net income in the future and that the net income we generated in 2023 may be an aberration. Our total assets were approximately $8,352,000 at March 31, 2024, of which approximately $2,869,000 represented the book value of patents we acquired from Tower in March of 2023. At March 31, 2024, we had a working capital deficiency of approximately $9,965,000.

Our independent auditors have included a substantial doubt going concern explanatory paragraph in their report on our financial statements for the year ended December 31, 2023. Because of our history of losses, deficiency in stockholders’ equity, working capital deficiency and the uncertainty of generating revenues in the future, our independent auditors have included a substantial doubt going concern explanatory paragraph in their report on our financial statements for the year ended December 31, 2023, and our financial statements for the three months ended March 31, 2024 include a going concern paragraph.

We require significant funding in order to develop our business. Our business requires substantial funding to evaluate and acquire intellectual property rights and to develop and implement programs to monetize our intellectual property rights, including the prosecution of any litigation necessary to enable us to monetize our intellectual property rights. Our failure to develop and implement these programs could both jeopardize our relationships under our existing agreements and could inhibit our ability to generate new business, either through the acquisition of intellectual property rights or through exclusive management agreements. We cannot be profitable unless we are able to obtain the funding necessary to develop our business, including litigation to monetize our intellectual property, and to pay our ongoing expenses, including compensation to our chief executive officer, which is $660,000 for 2024, as well as professional expenses and other public company expenses. Although we have agreements with QFL and QF3 which provide a funding to acquire intellectual property rights, QFL or QF3 must approve any intellectual property we acquire and, if QFL or QF3 does not fund an intellectual property acquisition, we may not be able to acquire and monetize the intellectual property. We cannot assure you that we will be able to obtain necessary funding or to develop our business.

The terms of our agreements with QF3, QFL and Intelligent Partners may make it difficult for us to generate cash flow from our operations. We have an agreement with QFL, which was amended and restated on May 2, 2024 pursuant to which QFL made available to us a total of $6,403,000, of which (i) $2,653,000 was used for the acquisition of mutually agreed patent rights that we intended to monetize; (ii) $2,000,000 was used for for operating expenses and (iii) $1,750,000 which was used to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. No further advances are to be made pursuant to the agreement with QFL. We also have an agreement with QF3, which is affiliated with QFL, pursuant to which QF3 agreed to make available to us a financing facility of (i) up to $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize, of which no amount has been taken down as of March 31, 2024: (ii) up to $4,000,000 for operating expenses from which the Company may, at its discretion, draw up to $500,000 per calendar quarter, of which we have drawn down $3,300,000 as of March 31, 2024, and (iii) $3,300,000 which was used to fund purchase of a patent portfolio from Tower. Pursuant to the QFL and QF3 agreements, QFL and QF3 receive all proceeds payable to us from the monetization of those patents which have been financed by QFL and QF3, respectively, until QFL and QF3 has received its negotiated rate of return, respectively, then we and QFL and QF3, respectively, share equally in the proceeds from monetization until QFL and QF3, respectively has received its investment return and thereafter we receive all of the net proceeds. Pursuant to our restructure agreement with Intelligent Partners, we have an obligation to pay TMPO totaling $2,805,000. Under our amended monetization proceeds agreements with Intelligent Partners, we pay Intelligent Partners 60% of the net monetization proceeds from associated intellectual property portfolios. Further, until we have paid Intelligent Partners a total of $2,805,000 under all of the monetization proceeds agreements, for net proceeds between $0 and $1,000,000 we are to pay Intelligent Partners 10% of the net proceeds realized from new assets acquired by us, provided, that, if, in any calendar quarter, our net proceeds realized exceed $1,000,000, Intelligent Partner’s entitlement for that quarter shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000, and if in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter shall increase to 50% on the portion of net proceeds in excess of $3,000,000. These payments come from our share of the proceeds after QFL and QF3 have recovered their negotiated rate of return, respectively. In these agreements, the monetization proceeds is determined after payment of contingent legal fees and certain other expenses, including payments due by us to as part of the purchase price for intellectual property rights. We cannot assure you that, as a result of these provisions, that we will generate any meaningful cash flow from the intellectual property we acquire. If we do not generate sufficient cash flow from our monetization activities, we may not be able to fund our operations or continue in business.

We are dependent upon our chief executive officer. We are dependent upon Jon Scahill, our chief executive officer and president and sole full-time employee, for all aspects of our business including locating, evaluating and negotiating and performing due diligence with respect to intellectual property rights from the owners, managing our intellectual property portfolios, engaging in licensing activities and monetizing the rights through licensing and managing and monitoring any litigation with respect to our intellectual property as well as defending any actions by potential licensees seeking a declaratory judgment that they do not infringe. The loss of Mr. Scahill would materially impair our ability to conduct our business. Although we have an employment agreement with Mr. Scahill, the employment agreement does not ensure that Mr. Scahill will remain with us.

Any equity funding we obtain may result in significant dilution to our stockholders. Because of our financial position, our continuing losses and our negative working capital from operations, we do not expect that we will be able to obtain any debt financing for our operations. Our stock price has generally been trading at a price which is less than $1.00 per share for more than the past two years. As a result, it will be very difficult for us to raise funds in the equity markets. However, in the event that we are able to raise funds in the equity market, the sale of shares would result in significant dilution to the present stockholders, and even a modest equity investment could result in the issuance of a very significant number of shares.

We may be subject to cybersecurity risks. We will face significant and persistent cybersecurity risks due to the need to protect both our business generally, including our intellectual property and our negotiations with respect to the acquisition and monetization of intellectual property rights, as well as the need to protect the confidentiality of information concerning our personnel and others with whom we conduct business. We will face threats from bad actors who seek to disrupt our business as well as others who are engaging in malicious activities for profit, to make a political point or for no particular reason other than creating disruption. Disclosure of certain information as a result of a cybersecurity breach may result is a breach of privacy laws. The substantial level of harm that could occur to us and those with whom we conduct business were we to suffer impacts of a material cybersecurity incident requires us to maintain robust governance and oversight of these risks and to implement mechanisms, controls, technologies, and processes designed to help us assess, identify, and manage these risks.

While we have not, as of the date of this prospectus, experienced a cybersecurity threat or incident, we cannot assure you that we will not experience such an incident in the future. Any cybersecurity incidents, whether or not successful, could result in our incurring additional costs related to, for example, rebuilding our internal systems, implementing additional threat protection measures, responding to regulatory inquiries or actions, paying damages or making payments to obtain access to our computer systems, or taking other remedial steps with respect to third parties. We cannot assure you that the steps we are taking will not be successful in preventing a cybersecurity breach, that we will not suffer cybersecurity breaches or that we will not incur significant expenses in seeking to deal with the consequences of any attempted or successful cybersecurity breaches or that, if we suffer a material cybersecurity breach that we will be able to continue in business following such breach.

Risks Relating to Monetizing our Intellectual Property Rights

We may not be able to monetize our intellectual property portfolios. Although our business plan is to generate revenue from our intellectual property portfolios, we have not been successful in generating any significant positive cash flow from our portfolios, we have not generated any revenues from several of our intellectual property portfolios and we have ceased allocating resources toward the monetization of several of our portfolios. We cannot assure you that we will be able to generate any significant revenue from our existing portfolios or that we will be able to acquire new intellectual property rights that will generate significant revenue.

If we are not successful in monetizing our portfolios, we may not be able to continue in business. Although we have ownership of some of our intellectual property, we also license the rights pursuant to agreements with the owners of the intellectual property. If we are not successful in generating revenue for those parties who have an interest in the results of our efforts, those parties may seek to renegotiate the terms of our agreements with them, which could both impair our ability to generate revenue from our intellectual property and make it more difficult for us to obtain rights to new intellectual property rights. If we continue to be unable to generate revenue from our existing intellectual property portfolios and any new portfolios we may acquire, we may be unable to continue in business.

If we are not successful in patent litigation, the defendants may seek to have the court award attorneys’ fees to them against us which could result in the bankruptcy of the plaintiff subsidiary and may result in a default under our agreements with QFL and QF3. The United States patent laws provide that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” Although the patents are owned by our subsidiaries and any judgment would be awarded against the subsidiaries, the subsidiaries have no assets other than the patent rights. Our funding sources for our patent litigation do not provide for the funding source to pay any judgment against us. Thus, if any defendants obtain a judgment against one of our subsidiaries, they may seek to enforce their judgment against the patents owned by the subsidiary or seek to put the subsidiary into bankruptcy and acquire the patents in the bankruptcy proceeding. As a result, it is possible that an adverse verdict in a petition for legal fees could result in the loss of the patents owned by the subsidiary and a default under our agreements with QFL and QF3.

Our inability to acquire intellectual property portfolios will impair our ability to generate revenue and develop our business. We do not have the personnel to develop patentable technology by ourselves. Thus, we need to depend on acquiring rights to intellectual property and intellectual property portfolios from third parties on an ongoing basis. In acquiring intellectual property rights, there are delays in (i) identifying the intellectual property which we may want to acquire, (ii) negotiating an agreement with the owner or holder of the intellectual property rights, and (iii) generating revenue from those intellectual property rights which we acquire. During these periods, we will continue to incur expenses with no assurance that we will generate revenue. We currently hold intellectual property portfolios from which we have not generated any revenue to date, and we cannot assure you that we will generate revenue from our existing intellectual property portfolios or any additional intellectual properties which we may acquire.

We may be unable to enforce our intellectual property rights unless we obtain third-party funding. Because of the expense of litigation and our lack of working capital, we may be unable to enforce our intellectual property rights unless we obtain the agreement of a third-party to provide funding in support of our litigation. We cannot assure you that QFL, QF3 or any other funding source provide us the any necessary funding, and the failure to obtain such funding may impair our ability to monetize our intellectual property portfolio or continue in business.

Because we need to rely on third-party funding sources to provide us with funds to enforce our intellectual property rights, we are dependent upon the perception by potential funding sources of the value of our intellectual property. Because we do not have funds to pursue litigation to enforce our intellectual property rights, we are dependent upon the valuation which potential funding sources, which currently is QFL and QF3, give to our intellectual property or any intellectual property we may acquire. In determining whether to provide funding for intellectual property litigation, the funding sources need to make an evaluation of the strength of our patents, the likelihood of success, the nature of the potential defendants and a determination as to whether there is a sufficient potential recovery to justify a significant investment in intellectual property litigation. Typically, such funding sources receive a percentage of the recovery after litigation expenses, and seek to generate a sufficient return on investment to justify the investment. Under our agreements with QFL and QF3, QFL and QF3 are allocated all of the net proceeds (after allowable expenses), respectively, until it has received a negotiated return. Unless QFL, QF3 or any other funding source believes that it will generate a sufficient return on investment, it will not fund litigation. If QFL or QF3 does not fund our acquisition or monetization of intellectual property we propose to acquire, we cannot assure you that we will be able to negotiate funding agreements with third-party funding sources on terms reasonably acceptable to us, if at all. Because of our financial condition, we may only be able to obtain funding on terms which are less favorable to us than we would otherwise be able to obtain.

Although we have funding agreements with QFL and QF3, there is no assurance that QFL or QF3 will provide funding for portfolios we are looking to acquire or that we will generate revenue from any funded litigation. Although the funding sources makes their evaluation as to the likelihood of success, patent litigation is very uncertain, and we cannot assure you that we will obtain litigation funding or that, if we obtain litigation funding, we will be successful or that any recovery we may obtain will generate any significant positive cash flow from operations for us.

Because QFL, QF3 and Intelligent Partners hold a security interest in almost all of our intellectual property and the proceeds from our intellectual property, we may not be able to raise funds through a debt financing. Pursuant to our agreements with QFL, QF3 and Intelligent Partners, we granted them a security interest in the stock of our subsidiaries that hold the intellectual property acquired from Intellectual Ventures and in the proceeds from the monetization of intellectual property acquired from Intellectual Ventures and our mobile data and financial data portfolios. The inability to grant a security interest in these assets to a new lender is likely to materially impair our ability to obtain debt financing for our operations and may also impair our ability to obtain financing to acquire additional intellectual property rights.

Because of our financial condition and history of losses from monetization our existing portfolios, we may not be able to obtain intellectual property rights to the most advanced technologies. In order to generate meaningful revenues from intellectual property rights, we need to be able to identify, negotiate rights to and offer technologies for which there is a developing market. Because of our financial condition and the terms under which we obtain financing for our litigation, we may be unable to negotiate rights to technology for which there which will be a strong developing market, or, if we are able to negotiate agreements for such intellectual property, the terms of our purchase or license may not be favorable to us. Accordingly, we cannot assure you that we will be able to acquire intellectual property rights to the technology for which there is a strong market demand.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition. Our ability to grow depends, in large part, on our ability to acquire interests in intellectual property, including patented technologies, patent portfolios, or companies holding such patented technologies and patent portfolios. Accordingly, we intend to engage in acquisitions to expand our intellectual property portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including the following:

●	our failure to have sufficient funding to enable us to make the acquisition, together with the terms on which such funding is available, if at all;

●	our failure to have sufficient personal to satisfy the seller that we have the personnel to monetize the assets we propose to acquire;

●	dilution to our stockholders to the extent that we use equity in connection with any acquisition;

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns, especially considering that we have only one full-time employee/officer who is responsible for performing due diligence, negotiating agreements, negotiating funding and implementing a monetization program; and

●	our failure, in our due diligence process, to identify significant issues, including issues with respect to patented technologies and intellectual property portfolios, and other legal and financial contingencies.

If we are unable to manage these risks and other risks effectively as part of any acquisition, our business could be adversely affected.

Our acquisition of intellectual property rights may be time consuming, complex and costly, which could adversely affect our operating results. Acquisitions of patent or other intellectual property assets, which are and will be critical to the development of our business, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular intellectual property assets, there is no guarantee that we will generate sufficient revenue related to those intellectual property assets to offset the acquisition costs. We may also identify intellectual property assets that cost more than we are prepared to spend with our own capital resources or a third party is willing to finance. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any intellectual property assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results.

If we acquire technologies that are in the early stages of market development, we may be unable to monetize the rights we acquire. We may acquire patents, technologies and other intellectual property rights that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which companies may adopt our intellectual property in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize. It may also be necessary for us to develop additional intellectual property and file new patent applications as the underlying commercial market evolves, as a result of which we may incur substantial costs with no assurance that we will ever be able to monetize our intellectual property.

Our intellectual property monetization cycle is lengthy and costly and may be unsuccessful. We expect to incur significant marketing, legal and sales expenses prior to entering into monetization events that generate revenue and cash flow from operations for us. We will also spend considerable resources educating potential licensees on the benefits of entering into an agreement with us that may include a non-exclusive license for future use of our intellectual property rights. Thus, we may incur significant losses in any particular period before any associated revenue stream begins. If our efforts to convince potential licensees of the benefits of a settlement arrangement are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our intellectual property rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing agreements, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

We may not be successful in obtaining judgments in our favor. We have commenced litigation seeking to monetize our intellectual property portfolios and it will be necessary for us to commence ligation in the future. All litigation is uncertain, and a number of the actions we commenced have been dismissed by the trial court. We cannot assure you that any litigation will be decided in our favor or that, if damages are awarded or a license is negotiated, that we will generate any significant revenue from the litigation or that any recovery may be allocated to counsel and third-party funding source which may result in little if any funds to us.

Our financial condition may cause both intellectual property rights owners and potential licensees to believe that we do not have the financial resources to commence and prosecute litigation for infringement. Because of our financial condition, both intellectual property rights owners and potential licensees may believe that we do not have the ability to commence and prosecute sustained and expensive litigation to protect our intellection rights with the effect that (i) intellectual property rights owners may be reluctant to grant us rights to their intellectual property and (ii) potential licensees may be less inclined to pay for license rights from us or settle any litigation we may commence on terms which generate any meaningful monetization.

Any patents which may be issued to us pursuant to patent applications which we filed or may file may fail to give us necessary protection. We cannot be certain that patents will be issued as a result of any pending or future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

The provisions of Federal Declaratory Judgment Act may affect our ability to monetize our intellectual property. Under the Federal Declaratory Judgment Act, it is possible for a party who we consider to be infringing upon our intellectual property to commence an action against us seeking a declaratory judgment that such party is not infringing upon our intellectual property rights. In such a case, the plaintiff could choose the court in which to bring the action and we would be the defendant in the action. Common claims for declaratory judgment in patent cases are claims of non-infringement, patent invalidity and unenforceability. Although the commencement of an action requires a claim or controversy, a court may find a letter from us to the alleged infringer seeking a royalty for the use of our intellectual property rights to form the basis of a controversy. In such a case, the plaintiff, rather than we, would choose the court in which to bring the action and the timing of the action. In addition, when we commence an action as plaintiff, we may be able to enter into a contingent fee arrangement with counsel, it is possible that counsel may be less willing to accept such an arrangement if we are the defendant. Further, we would not have the opportunity of choosing against which party to bring the action. An adverse decision in a declaratory judgment action could significantly impair our ability to monetize the intellectual property rights which are the subject of the litigation. We have been a defendant in one declaratory judgment action, which resulted in a settlement. We cannot assure you that potential infringers will not be able to use the Declaratory Judgment Act to reduce our ability to monetize the patents that are the subject of the action.

A 2014 Supreme Court decision could significantly impair business method and software patents. In June 2014, the United States Supreme Court, in Alice v. CLS Bank, struck down patents covering a computer-implemented scheme for mitigating “settlement risk” by using a third-party intermediary, holding the patent claims to be ineligible as being drawn to a patent-ineligible abstract idea. The courts have been dealing for many years over what business methods are patentable. We cannot predict the extent to which the decision in Alice as well as prior Supreme Court decisions dealing with patents, will be interpreted by courts. To the extent that the Supreme Court decision in Alice gives businesses reason to believe that business model and software patents are not enforceable, it may become more difficult for us to monetize patents which are held to be within the ambit of the patents before the Supreme Court in Alice and for us to obtain counsel willing to represent us on a contingency basis. As a result, the decision in Alice could materially impair our ability to obtain patent rights and monetize those which we do obtain.

Legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue. We may apply for patents and may spend a significant amount of resources to enforce those patents. If legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly both increase the cost of our enforcement actions and make it more difficult to sign licenses without litigation, changes in standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and any rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions. United States patent laws were amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition. In addition, the U.S. Department of Justice has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the Department of Justice could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Proposed legislation may affect our ability to conduct our business. There are presently pending or proposed a number of laws which, if enacted, may affect the ability of companies such as us to generate revenue from our intellectual property rights. Typically, these proposed laws cover legal actions brought by companies which do not manufacture products or supply services but seek to collect licensing fees based on their intellectual property rights and, if they are not able to enter into a license, to commence litigation. Although a number of such bills have been proposed in Congress, we do not know which, if any, bills will be enacted into law or what the provisions will be and, therefore, we cannot predict the effect, if any, that such laws, if passed by Congress and signed by the president, would provide. However, we cannot assure you that legislation will not be enacted which would impair our ability to operate by making it more difficult for us to commence litigation against a potential licensee or infringer. To the extent that an alleged infringer believes that we will not prevail in litigation, it would be more difficult to negotiate a license agreement without litigation.

The unpredictability of our revenues may impair our ability to operate. Our revenues from licensing have typically been lump sum payments entered into at the time of the license, which to date has been solely in connection with the settlement of litigation, and not from licenses that pay an ongoing royalty. Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues, if any, may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our success depends in part upon our ability to retain the qualified legal counsel to represent us in patent enforcement litigation on a contingent or partial contingent fee basis. The success of our licensing business may depend upon our ability to retain the qualified legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the preferred choice for legal counsel to handle all of our cases because many of these firms may have a conflict of interest that prevents their representation of us or because they are not willing to represent us on a contingent or partial contingent fee basis.

Our reliance on representations, warranties and opinions of third parties may expose us to certain material liabilities. From time to time, we rely upon the representations and warranties of third parties, including persons claiming ownership of intellectual property rights, and opinions of purported experts. In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties and opinions are made. By relying on these representation, warranties and opinions, we may be exposed to liability in connection with the licensing and enforcement of intellectual property and intellectual property rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions, counterclaims may be brought against us, and a court may rule against us in counterclaims which may expose us and our operating subsidiaries to material liabilities. In connection with patent enforcement actions, it is possible that a defendant may file counterclaims against us, or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to the counterclaiming defendant, which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results, our financial position and our ability to continue in business and it may be necessary for our subsidiary to file for bankruptcy, which may result in a default under our financing agreements.

Trial judges and juries may find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents. It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Regardless of whether we prevail in the trial court, appeals are expensive and time consuming, resulting in increased costs and delayed revenue, and attorneys may be less likely to represent us in an appeal on a contingency basis especially if we are seeking to appeal an adverse decision. Although we may diligently pursue enforcement litigation, we cannot predict the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the United States Patent and Trademark Office. We hold a number of pending patents and may file or acquire rights to additional patent applications. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

U.S. Federal courts are becoming more crowded, and, as a result, patent enforcement litigation is taking longer. Patent enforcement actions are almost exclusively prosecuted in federal district courts. In May 2017, the United States Supreme Court, in TC Heartland v. Kraft Foods Groups Brands, held that a corporate defendant may be sued either in its state of incorporation, or where it has committed acts of infringement and has a regular and established place of business. To the extent that the Supreme Court decision in TC Heartland concentrates patent litigation in districts within states popular for business incorporation, such as the Federal District Court for the District of Delaware, such courts may become increasingly crowded. Federal trial courts that hear patent enforcement actions also hear criminal and other civil cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete any enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings, and, as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the United States Patent and Trademark Office could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications. Our primary assets are our patent portfolios, including pending patent applications before the United States Patent and Trademark Office. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the United States Patent and Trademark Office could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the United States Patent and Trademark Office, causing an unexpected increase in our expenses.

The rapid development of technology may impair our ability to monetize intellectual property that we own. In order for us to generate revenue from our intellectual property, we need to offer intellectual property that is used in the manufacture or development of products. Rapid technological developments have reduced the market for products using less advanced technology. To the extent that technology develops in a manner in which our intellectual property is not a necessary element or to the extent that others design around our intellectual property, our ability to license our intellectual property portfolios or successfully prosecute litigation will be impaired. We cannot assure you that we will have rights to intellectual property for most advanced technology or that there will be a market for products which require our technology.

The intellectual property management business is highly competitive. A large number of other companies seek to obtain rights to new intellectual property and to market existing intellectual property. Most of these companies have significantly greater resources and industry contacts than we have which places them in a better position to generate new business. Further, our financial position, our lack of executive personnel and our inability to generate revenue from our portfolio can be used against us by our competitors. We cannot assure you that we will be successful in obtaining intellectual property rights to new developing technologies.

As intellectual property enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our intellectual property. We believe that the more prevalent intellectual property enforcement actions become, the more difficult it will be for us to voluntarily license our intellectual property rights, and we generally have not been successful in negotiating licenses without litigation. As a result, we may need to increase the number of our intellectual property enforcement actions to cause companies we believe are infringing to license the intellectual property or pay damages for lost royalties.

Weak global economic conditions may cause potential licensees to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results. Our business depends significantly on strong economic conditions that would encourage potential licensees to enter into license agreements for our intellectual property rights. The United States and world economies have recently experienced weak economic conditions and the recent Russian invasion in Ukraine and the ongoing conflict in the Middle East following the attack by Hamas against Israel has exacerbated these conditions, including those resulting from inflation and supply chain line issues. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. Even if economic conditions improve, the uncertainty or perceived uncertainty of the economy could have a material adverse effect on the willingness of parties that we believe are infringing on our assets to enter into settlements or other revenue generating agreements voluntarily.

If we are unable to adequately protect our intellectual property, we may not be able to monetize our intellectual property effectively. Our ability to monetize our intellectual property depends in part upon the strength of the intellectual property and intellectual property rights that we own or may hereafter acquire in our technologies, brands and content and our ability to protect such intellectual property rights. We rely on a combination of patent and intellectual property laws and agreements to establish and protect our patent, intellectual property and other proprietary rights. The efforts we take to protect our patents, intellectual property and other proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and other proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which we have rights. There may be instances where we are not able to protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and other proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products as those covered by our intellectual property rights. In addition, protecting our intellectual property and intellectual property rights is expensive and diverts our critical and limited managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be impaired. Commencing legal proceedings to enforce our intellectual property rights is burdensome and expensive. In addition, our intellectual property rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our intellectual property rights. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Concerning our Common Stock

If our stock price falls below $0.01 per share, our common stock may be delisted from OTCQB. On May 23, 2022, we received notice from OTC Markets Group, that, because the bid price for our common stock had closed below $0.01 per share for more than 30 consecutive days, we no longer met the Standards for Continued Eligibility under the OTC listing standards and, if this deficiency is not met by August 21, 2022, our stock would be removed from the OTCQB marketplace, in which event our common stock will be traded on the OTC Pink market. Our registration rights agreement with QFL provides that, in the event of a failure to comply with certain covenants, which includes the failure of our common stock to be traded on the OTCQB, in addition to any other remedies available to QFL, we are to pay to QFL an amount in cash equal to 2.0% of the aggregate value of QFL’s Registrable Securities, as defined in the Registration Rights Agreement, whether or not included in such registration statement, on each of the following dates: (i) the initial day of a maintenance failure; (ii) on the 30th day after the date of such a failure and (iii) every 30th day thereafter (prorated for periods totaling less than 30 days) until such failure is cured. In July 2022, we amended our certificate of incorporation to effect a one-for-100 reverse split of our common stock. We subsequently received advice from OTC Markets Group that the deficiency had been cured. We cannot assure you that we will continue to meet the requirements for continued listing on the OTCQB, including the maintenance of a bid price of at least $0.01 per share.

There is a limited market for our common stock, which may make it difficult for you to sell your stock. Our common stock trades on the OTCQB market under the symbol “QPRC.” The OTCQB market is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides. Furthermore, according to the OTC Markets website, the OTCQB “is for early-stage and developing U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. Companies must meet $0.01 bid test and may not be in bankruptcy.” There is a limited trading market for our common stock and our common stock has frequently traded for less than $0.02 per share. As a result of the one-for-100 reverse split, which enabled our common stock to remain listed on the OTCQB, the number of shares in our public float declined by approximately 99%, and, as of the date of this prospectus, our public float is less than 4,000,000 shares. Accordingly, there can be no assurance as to the liquidity of any market that may develop for our common stock, the ability of holders of our common stock to sell their shares of our common stock, or the prices at which holders may be able to sell our common stock. Further, because of the thin float, the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

Because our common stock is a penny stock, you may have difficulty selling our common stock in the secondary trading market. Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock, making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks or stocks that are not listed on a stock exchange which will make it difficult for you to purchase or sell our common stock.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock. Our disclosure controls and our internal controls over financial reporting are not effective because of material weaknesses. These material weaknesses were the root cause for the error resulting in the restatement of our financial statements for the year ended December 31, 2023. Since we became engaged in the intellectual property management business in 2008, we have not had the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our continued poor financial condition together with the fact that we have one full time employee, who is both our chief executive officer and our acting chief financial officer, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our lack of a full-time chief financial officer has impacted our ability to develop financial controls, which could affect the market price for our common stock. We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also our acting chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer unless our financial condition improves significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may impair our ability to raise money through a debt or equity financing, the market for our common stock and our ability to enter into agreements with owners of intellectual property rights.

Our need to restate our audited financial statements reflects a material weakness in our internal controls over financial reporting and may have an adverse effect on our business. During the preparation of our financial statements for the three months ended March 31, 2024, on April 30, 2024, our chief executive officer determined that the litigation and licensing expenses for the quarter and year ended December 31, 2023 was understated by $1,371,109 as a result of the failure to recognize legal fees incurred during the fourth quarter of 2023 in connection with the settlement of litigation during the fourth quarter of 2023. As a result, our gross margin, income from operations, income before income taxes and net income were overstated by $1,371,109, resulting in restated net income for the year ended December 31, 2023 of $2,278,473, or $0.43 per share. We had previously reported net income of $3,649,582, or $0.68 per share. As a result, we restated our financial statements for the year ended December 31, 2023. As a result of the restatement, we may be subject to regulatory or other claims and actions, including a reluctance of potential litigation financing sources to provide us with such financing which may have a material impact on our business and financial condition.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value. As of the date of this prospectus, there has only been limited trading activity in our common stock. There can be no assurance that any significant market will ever develop in our common stock. Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	our low stock price, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;

●	the market’s perception as to our ability to generate positive cash flow or earnings from our intellectual property portfolios;

●	changes in our or securities analysts’ estimate of our financial performance;

●	our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	the market’s perception of the effects of legislation or court decisions on our business;

●	the market’s perception that a defendant may obtain a judgement against a subsidiary and foreclose on the intellectual property of the subsidiary, which may result in a default under our agreements with QFL and QF3 and, even if a default is not claimed, QFL or QF3 may not provide financing for us;

●	the effects or perceived effects of the potential convertibility of convertible notes and warrants issued by us;

●	the results or anticipated results of litigation by or against us;

●	the anticipated or actual results of our operations;

●	events or conditions relating to the enforcement of intellectual property rights generally;

●	changes in market valuations of other intellectual property marketing companies;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	the market’s perception or our ability to continue to make our filings with the SEC in a timely manner;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other matters not within our control.

Raising funds by issuing equity or convertible debt securities could dilute the value of the common stock and impose restrictions on our working capital. If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Because of the low price of our stock and our working capital deficiency, the dilution to our stockholders could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any history of significant monetizing of our intellectual property rights. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations. Furthermore, to the extent that any financing has a negative effect on the market for or market price of our common stock, our stock price may fall below $1.00 per share and we may be delisted from the OTCQB.

Because we have a classified board of directors, it may be more difficult for a third-party to obtain control of us. As a result of the provisions of our amended and restated certificate of incorporation, our board of directors is a classified board, which means that at each annual meeting, the stockholder will vote for only one-third of the board. A classified board of directors may make it more difficult for a third-party to gain control of us which may affect the opportunity of our stockholders to receive any potential benefit which could be available from a third-party seeking to obtain control over us.

We do not intend to pay any cash dividends in the foreseeable future. We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to generate revenue from our intellectual property rights, including our ability to license our intellectual property rights and our ability to be successful in any litigation which we may commence in order to seek to monetize our intellectual property rights;

●	Our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	Our ability to remain current with respect to our obligations under patent purchase agreements, the failure of which could result in a default under our agreement with QFL and/or QF3 or, even if the failure does not result in a default, it may affect the willingness of QFL or QF3 to make advances to us under the funding agreement;

●	Our ability to develop, implement and maintain effective disclosure controls and internal controls over financial reporting;

●	Our ability to generate sufficient proceeds from our intellectual property rights to enable us to realize any cash flow after payments to our funding sources, including QFL and QF3 under our financing agreements with QFL and QF3, our restructured agreement with Intelligent Partners, LLC (“Intelligent Partners”), and payments due to counsel, as well as payment obligations to sellers of intellectual property rights that we acquire;

●	Our ability to identify intellectual property for innovative technologies for which there is a significant potential market which QFL or QF3 is willing to fund and to find other funding sources if QFL and QF3 are not willing to fund the acquisition of the intellectual property and our ability to negotiate terms for the acquisition such intellectual property on terms which QFL or QF3 is willing to fund;

●	Our ability or perceived ability to obtain necessary financing for operations;

●	The effect of any adverse decision in any action which one of our subsidiaries may commence, including the award of legal fees in favor of a defendant, which may result in the bankruptcy of the subsidiary;

●	The effects on our business, financial conditions and ownership of proprietary rights in the event of any default under our agreements with QFL, QF3 or Intelligent Partners;

●	The effect of legislation and court decisions on our ability to generate revenue from patent and other intellectual property rights as well as the market’s perception of the effects of such legislation or court decisions on our business;

●	Our ability to reduce the cost of litigation through contingent fees with counsel;

●	The results or anticipated results of litigation by or against us, including any actions or motions by defendants seeking legal fees or any other recovery from us in the event that a court decision is against us or otherwise does not uphold our intellectual property rights;

●	The effects on us in the event that any party against which we commence litigation obtains a judgement against one of our subsidiaries and seeks to foreclose on the intellectual property owned by the subsidiary which may result in a default under our agreements with QFL and QF3.

●	The anticipated or actual results of our operations;

●	Events or conditions relating to the enforcement of intellectual property rights generally;

●	The development of a market for our common stock;

●	Our ability to retain our key executive officers and identify, hire and retain additional key employees;

●	Any discrepancy between anticipated or projected results and actual results of our operations;

●	Any decline in our stock price which results in our common stock no longer being traded on the OTCQB which could result in a default under our funding agreements;

●	The market’s perception as to our ability to continue to make our filings with the SEC in a timely manner and for our stock to continue to be traded on the OTCQB;

●	Actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	The sale or the market’s perception of the possible sale by QFL or Intelligent Partners of the shares of common stock which we have registered pursuant to the Securities Act;

●	Any damages we may be required to pay in the event that we do not keep the registration statement covering shares to be sold by owned by Intelligent Partners or issuable upon warrants held by QFL current and effective without their ability to sell pursuant to Rule 144 or our ability to continue to have our stock traded on the OTCQB;

●	The effect of pandemics or other major outbreaks of disease or civil disruptions or other events which have the effect of reducing court schedules which results in courts giving a lower priority to legal action such as those we file and the ability or willingness of defendants to reach a settlement on our claims, and impairment in the financial condition or bankruptcy of defendants and potential defendants in action which we commenced or may commence; and

●	Other matters not within our control.

In addition, factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of May 28, 2024, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to the selling stockholders, the number of shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
QPRC Finance LLC[1]	962,463	500,000	462,463	4.99%
Andrew C. Fitton[2]	1,174,075	350,000	824,075	14.13%
Michael Carper[3]	788,889	150,000	638,889	10.95%

[1]	The shares beneficially owned by QFL represent shares of common stock issuable upon exercise of a warrant to purchase 962,463 shares of common stock, which is subject to increase as provided in the warrant. The holder of warrant, together with the affiliates of the holder, cannot exercise the warrant to the extent that the number of shares owned by the holder and its affiliates, after giving effect to the issuance upon exercise do not exceed 4.99% of the outstanding common stock. As of the date of this prospectus, based upon 5,331,973 shares of common stock outstanding, QFL will not be able to exercise the warrant for more than 280,039 shares of common stock. QFL may exercise the warrant for more than that number of shares to the extent that we issue additional shares of common stock, including shares issuable upon exercise of the warrant, or QFL sells shares issued upon such exercise.

[2]	Represents 674,075 shares owned by Mr. Fitton and 500,000 shares of common stock issuable pursuant to an option grant held by Intelligent Partners at an exercise price of $0.54 per share. Mr. Fitton and Mr. Carper, as the members of Intelligent Partners have the right to vote and dispose of shares owned by Intelligent Partners.

[3]	Represents 288,889 shares owned by Mr. Carper and 500,000 shares of common stock issuable pursuant to an option grant held by Intelligent Partners, at an exercise price of $0.54 per share. Mr. Fitton and Mr. Carper, as the members of Intelligent Partners have the right to vote and dispose of shares owned by Intelligent Partners.

The selling stockholders do not have, and within the past three years have not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

Issuances of Shares to Selling Stockholders

Issuance of Warrant to QFL

On February 22, 2021, we entered into a series of agreements, all dated February 19, 2021,with QFL, including a Prepaid Forward Purchase Agreement, which was amended and restated on May 2, 2024 pursuant to which QFL made available to us a total of $6,403,000, of which: (i) $2,653,000 was used for the acquisition of mutually agreed patent rights that the Company intended to monetize; (ii) $2,000,000 was used for operating expenses; and (iii) $1,750,000 was used to fund the cash payment portion of the restructure of the Company’s obligations to Intelligent Partners. These agreements are described under “Business – Agreements with QPRC Finance LLC.” In connection with these agreements, we granted QFL ten-year warrants to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised from February 19, 2021 through February 18, 2031 on a cash or cashless basis. Exercisability of the Warrant is limited if, upon exercise, the holder would beneficially own more than 4.99% (the “Maximum Percentage”) of our common stock, except that by written notice to us, the holder may change the Maximum Percentage to any other percentage not in excess of 9.99% provided any such change will not be effective until the 61st day following notice to us. The warrant also contains certain minimum ownership percentage anti-dilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis).

Pursuant to the QFL Board Observation Rights Agreement, until the later of the date on which QFL or its affiliates (i) have received the entirety of their Investment Return (as defined in Purchase Agreement), and (ii) no longer hold any Securities, we granted QFL the right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings (including, without limitation, telephonic or other electronic meetings) of our board of directors and any committee thereof, including executive sessions, in an observer capacity.

Issuance of shares to Andrew Fitton and Michael Carper

Pursuant to a securities purchase agreement dated October 22, 2015, between United Wireless and us and certain of our subsidiaries, we sold 500,000 shares of common stock to United Wireless at $0.5 per share, or an aggregate of $250,000. The shares were issued in connection a financing to provide us with funds to purchase intellectual property rights, and United Wireless subsequently made additional advances to us for the purchase intellectual property rights. At September 30, 2020, promissory notes in the principal amount of $4,672,810 were outstanding. United Wireless assigned the shares to Mr. Fitton (350,000 shares) and Mr. Carper (150,000 shares). These shares are being sold by Mr. Fitton and Mr. Carper pursuant to this prospectus. United Wireless assigned the promissory notes to Intelligent Partners, LLC, which is an affiliate of United Wireless and is owned by Mr. Fitton and Mr. Carper. The notes became due by their terms on September 30, 2020, and we did not make any payment on account of principal of and interest on the notes at that date. As a result, Intelligent Partners had the right to declare a default under the notes, and, if Intelligent Partners had taken such action, it would have been necessary for us to seek protection under the Bankruptcy Act. Subsequent to September 30, 2020, we engaged in negotiations with Intelligent Partners in parallel with our negotiations with QFL, with a view to restructuring our obligations under the United Wireless agreements, including the notes, so that we no longer had any obligations under the notes or the securities purchase agreement. These negotiations resulted in a Restructure Agreement dated February 22, 2021 pursuant to which we paid Intelligent Partners $1,750,000 from the proceeds from our agreements with QFL. The Restructure Agreement and the related agreements are described under “Business- Restructure Agreement with Intelligent Partners.” Pursuant to the Restructure Agreement, Intelligent Partners assigned $250,000 of the note to Mr. Fitton and Mr. Carper, who converted the note into 462,963 shares of common stock, of which 324,075 shares were issued to Mr. Fitton and 138,888 shares issued to Mr. Carper, and we granted to Intellectual Partners an option, expiring at September 30, 2025, to purchase 500,000 shares at $0.54 per share. Pursuant to the Intelligent Partners Board Observation Rights Agreement, we granted Intelligent Partners the right until we have made payments pursuant to restructure agreement and the monetization agreements totaling $2,805,000 to appoint a representative to attend meetings of the board of directors and any committee thereof, including executive sessions, in an observer capacity.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling stockholders may also sell the shares owned by them pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of any broker-dealer.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions or lend or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCQB Market under the symbol QPRC.  Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Stockholders of Record

As of May 15, 2024, we had 422 holders of record of our common stock.

Transfer Agent

Continental Stock Transfer & Trust Company, One State Street, 30th floor, New York, New York 10004-1561 is the transfer agent for our common stock.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Securities Authorized for Issuance under Equity Compensation Agreements

The following table gives information concerning common stock that may be issued upon the exercise of options granted to certain officers, directors and consultants under their respective individual compensation agreements with us as of December 31, 2023.

Equity Compensation Agreements Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
As of December 31, 2023
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders (1)	1,500,000	$3.00	1,760,000
Total	1,500,000	$3.00	1,760,000

Recent sales of unregistered securities.

We did not sell any unregistered securities since January 1, 2024 other than issuances that were reported in our SEC filings.

BUSINESS

Overview

We are an intellectual property asset management company. Our principal operations include the acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage twenty-two intellectual property portfolios of which we are currently seeking or may seek monetization with respect to nine, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including primarily licenses granted as part of the settlement of patent infringement lawsuits.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often, and for us has been, a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary, enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation. To date all of our revenue from the licensing of our patents has resulted from litigation commenced by us.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors of innovative technologies for which there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition. In connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. If we require financing to acquire intellectual property, we will have to satisfy our financing sources, which may be QFL or QF3, that we have the ability to monetize the intellectual property. However, our financial position may affect our ability to conduct adequate due diligence with respect to intellectual property rights or to acquire valuable intellectual property. This due diligence effort is conducted by our chief executive officer, who is our only full-time employee.

It has been necessary for us to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot secure counsel on a contingent basis and cannot fund litigation ourselves, which, considering our financial position, is likely to be the case, we may enter into an agreement with a third-party, which may be an independent third-party, such as QFL or QF3, to finance the cost of litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis, or we obtain funding from third-party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third-party that funds the litigation would be entitled to participate in any recovery.

Reverse Split, Change in Authorized Common Stock

On July 27, 2022, we amended our amended and restated certificate of incorporation to (i) decrease the number of authorized shares of common stock from 10,000,000,000 shares to 30,000,000 shares and (ii) effect a one-for-100 reverse split whereby each share of common stock became and was converted into 0.01 share of such common stock, with fractional shares being rounded up to the next higher whole number of shares. All share and per share information in this Form 10-K has been retroactively restated to reflect the reverse split and change in authorized common stock.

Agreements with QF3

On March 12, 2023, we and our newly formed wholly-owned subsidiary, Harbor Island Dynamic LLC (“Harbor”), entered into a series of agreements, all dated March 12, 2023, with QF3, a non-affiliated party, including a prepaid forward purchase agreement (the “Purchase Agreement”), a security agreement (the “Security Agreement”), a patent security agreement (the “Patent Security Agreement” together with the Security Agreement, the Patent Security Agreement, and the Purchase Agreement, the “Investment Documents”). The descriptions below and elsewhere in this Form 10-K relating to our agreements with QF3 are summaries only and are qualified in their entirety by reference to those agreements which are filed as exhibits to this Form 10-K.

(i)	Pursuant to the Purchase Agreement, QF3 agreed to make available to us a financing facility of: (a) up to $4,000,000 for operating expenses; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower Semiconductor Ltd. (“Tower”); and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize. In return we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents. The terms of the Purchase Agreement are described under “QF3 Purchase Agreement.”

(ii)	On March 17, 2023, we used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a seven-patent portfolio (the “HID Portfolio”) from Tower.

(iii)	Pursuant to the Security Agreement, our obligations under the Purchase Agreement with QF3 are secured by: (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

(iv)	Pursuant to the Patent Security Agreement, we and Harbor granted QF3 a first priority continuing security interest in and lien upon Collateral covered by the Security Agreement. The Patent Security Agreement is the instrument that is filed with the United States Patent and Trademark Office and other government agencies to perfect QF3’s security interest in the Collateral.

QF3 Purchase Agreement

Pursuant to the Purchase Agreement, QF3 agreed to make available to us a financing facility of: (a) up to $4,000,000 for operating expenses; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that we would intend to monetize. In return we transferred to QF3 the right to receive a portion of net proceeds generated from the monetization of those patents. After QF3 has a negotiated rate of return, we and QF3 shall share net proceeds equally until QF3 shall have achieved its Investment Return (as defined therein). Thereafter, we shall retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments by us to QF3 pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquire by us are received or are to be received.

Events of Default include any breach of the Investment Documents, including non-payment, material misrepresentation, security interest compromise, criminal indictment or felony conviction of one or our officers or directors, our current chief executive no longer serving as our chief executive or as a director, the occurrence of any Event of Default under the Restructure Agreement with Intelligent Partners, as defined therein, and our insolvency. In addition to all rights and remedies available under law and the Investment Documents, upon and Event of Default, QF3 may: (i) declare the Investment Return immediately due and payable, (ii) except in the event of our insolvency, declare an amount equal to the aggregate amount of the capital provided pursuant to the Purchase Agreement, plus a late charge, immediately due and payable, or (iii) cease making capital available to us.

Under the agreement, QF3 may terminate capital advances other than in an Event of Default by giving written notice to us in which case QF3’s interest in Net Proceeds shall be an amount equal to the greater of (i) the capital advanced to us plus interest at the prime rate, on the one hand, and (ii) Net Proceeds received by QF3 prior to the date of such termination.

Grant of Security Interests

Pursuant to the Security Agreement and Patent Security Agreement, payment of our obligations under the Purchase Agreement with QF3 are secured by (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

Intercreditor Agreement

In connection with the agreements with QF3, we, Harbor, Quest Licensing Corporation (“QLC”), Quest NetTech Corporation (“NetTech”), Mariner IC Inc. (“Mariner”), Semcon IP Inc. (“Semcon”), IC Kinetics Inc. (“IC”), CXT Systems Inc. (“CXT”), M-Red Inc. (“MRED”), and Audio Messaging Inc. (“AMI”), collectively, the “Subsidiary Guarantors”) entered into an intercreditor agreement with QF3 and Intelligent Partners which provides for the priority of QF3 in the collateral under the Investment Documents.

Agreements with QFL and Intelligent Partners

Set forth below is a discussion of agreements which we entered into in February 2021 with QFL to provide us with a financing facility, funds to make a payment due to Intelligent Partners and for working capital and an agreement with Intelligent Partners to restructure our loan agreement and related agreements. The agreement with Intelligent Partners restated our agreements with United Wireless Holdings, Inc. (“United Wireless”) which had been assigned to Intelligent Partners, an affiliate of United Wireless. The descriptions below and elsewhere in this Form 10-K relating to our agreements with QFL and Intelligent Partners are summaries only and are qualified in their entirety by reference to those agreements which were filed as exhibits to this Form 10-K.

Agreements with QFL

On February 22, 2021, we entered into a series of agreements which we entered into in February 2021 with QFL, including a prepaid forward purchase agreement, which was amended and restated on May 2, 2024 (as amended and restated, the “Purchase Agreement”), a security agreement (the “Security Agreement”), a subsidiary security agreement (the “Subsidiary Security Agreement”), a subsidiary guaranty (the “Subsidiary Guarantee”), a warrant issue agreement (the “Warrant Issue Agreement”), a registration rights agreement (the “Registration Rights Agreement”) and a board observation rights agreement (the “Board Observation Rights Agreement” together with the Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement, Warrant Issuance Agreement, Registration Rights Agreement and the Purchase Agreement, the “Investment Documents”) pursuant to which, at the closing held contemporaneously with the execution of the agreements:

(i)	Pursuant to the Purchase Agreement, QFL made available to us a total of $6,403,000, consisting of(a) $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize; (b) $2,000,000 for operating expenses; and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. In return we transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents. During 2021 we requested and received $1,000,000 for working capital. No further advances are to be made pursuant to the Purchase Agreement. We had not taken any drawdowns under this facility since 2021 as all subsequent drawdowns were taken with QF3, which is an affiliate of QFL The terms of the Purchase Agreement are described under “Purchase Agreement.” Our total borrowings under the Purchase Agreement were $6,403,000.

(ii)	Pursuant to the Security Agreement, our obligations under the Purchase Agreement with QFL are secured by: (a) the proceeds (as defined in the Purchase Agreement); (b) the patents (as defined in the Purchase Agreement; (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

(iii)	Pursuant to the Subsidiary Guaranty, the Subsidiary Guarantors–guaranteed our obligations to QFL under the Purchase Agreement.

(iv)	Pursuant to the Subsidiary Security Agreement, the Subsidiary Guarantors granted QFL a security interest in the proceeds from the future monetization of their respective patent portfolios.

(v)	Pursuant to the Warrant Issue Agreement, we granted QFL ten-year warrants to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised through February 18, 2031 on a cash or cashless basis. Exercisability of the Warrant is limited if, upon exercise, the holder would beneficially own more than 4.99% (the “Maximum Percentage”) of our common stock, except that by written notice to us, the holder may change the Maximum Percentage to any other percentage not in excess of 9.99% provided any such change will not be effective until the 61st day following notice to us. The Warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the Warrant shall not be less than 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis). A portion of any gain from sale of the shares, net of taxes and costs of exercise, realized prior to the completion of all monetization activities shall be credited against the total return due to QFL pursuant to the Purchase Agreement.

(vi)	We agreed to take all commercially reasonable steps necessary to regain compliance with the OTCQB eligibility standards as soon as practicable, but in no event later than 12 months from the closing date. We regained such compliance on May 7, 2021, at which time the common stock recommenced trading on the OTCQB.

(vii)	We granted QFL certain registration rights with respect to the 962,463 shares of common stock issuable upon exercise of the warrant.

(viii)	Commencing six months from the closing date, if the shares owned by QFL cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without the Company being in compliance with the current public information requirements of Rule 144, if the Company is not in compliance with the current public information requirements, the Company is required to pay damages to QFL.

(ix)	Pursuant to the Board Observation Rights Agreement, until the later of the date on which QFL or its affiliates (i) have received the entirety of their Investment Return (as defined in Purchase Agreement), and (ii) no longer hold any Securities (the “Observation Period”), we granted QFL the right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings (including, without limitation, telephonic or other electronic meetings) of the Board or any committee thereof, including executive sessions, in an observer capacity.

Purchase Agreement

Pursuant to the Purchase Agreement, QFL made available to us a financing facility of: (i) $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize; (ii) $2,000,000 for operating expenses from which we may, at our discretion, draw up to $200,000 per calendar quarter; and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. In return we transferred to QFL the right to receive a portion of net proceeds generated from the monetization of those patents. After QFL has a negotiated rate of return, we and QFL shall share net proceeds equally until QFL shall have achieved its Investment Return (as defined therein). Thereafter, we shall retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments by the Company to QFL pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquire by the Company are received, or to be received.

Events of Default include any breach of the Investment Documents, including non-payment, material misrepresentation, security interest compromise, criminal indictment or felony conviction of one or our officers or directors, our current chief executive no longer serving as our chief executive or as a director, the occurrence of any Event of Default under the Restructure Agreement with Intelligent Partners, as defined therein, and our insolvency. In addition to all rights and remedies available under law and the Investment Documents, upon and Event of Default, QFL may: (i) declare the Investment Return immediately due and payable, (ii) except in the event of our insolvency, declare an amount equal to the aggregate amount of the capital provided pursuant to the Purchase Agreement, plus a late charge, immediately due and payable, or (iii) cease making capital available to us.

Grant of Security Interests

Pursuant to the Security Agreement and Subsidiary Security Agreement, payment of the obligations of the Company under the Purchase Agreement with QFL are secured by (i) the Proceeds (as defined in the Purchase Agreement); (ii) the Patents; (iii) all General Intangibles now or hereafter arising from or related to the foregoing; (iv) Proceeds (including, without limitation, Cash Proceeds and insurance proceeds) and products of the foregoing and (v) the proceeds realized by the relative patent portfolios of the Subsidiary Guarantors. The security interest in proceeds from the CXT and M-RED patents granted to QFL is junior to the security interest held by the affiliates of Intellectual Ventures Management, LLC (collectively “Intellectual Ventures”) granted to secure the obligations of CXT and MRED pursuant to their patent purchase agreements relating to the purchase of intellectual property from Intellectual Ventures.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, we filed a registration statement with the SEC covering 500,000 of the 962,463 shares of common stock issuable upon exercise of the Warrant. We are also required to file additional Registration Statements (as defined in the Registration Rights Agreement) on the date 60 days after the date that we receive written notice from any Investor (as defined in the Registration Rights Agreement) that 60% of the Registrable Securities held by all Investors registered under the immediately preceding registration statement have been sold. The Registration Rights Agreement provides for us to pay damages in the event that we do not meet the required deadlines.

Intercreditor Agreement

In connection with the agreements with QFL and the agreements with Intelligent Partners described below, we and our Subsidiaries entered into an intercreditor agreement with QFL and Intelligent Partners which sets forth the priority of QFL in the collateral under the Investment Documents.

Agreements with Intelligent Partners

Securities Purchase Agreement and Related Agreements with United Wireless

We, together with certain of our subsidiaries, and United Wireless, entered into a Securities Purchase Agreement dated October 22, 2015 (the “SPA”) and related Transaction Documents, as defined therein, pursuant to which the Company sold 500,000 shares (the “Shares”) of our common stock, par value $0.00003 per share (the “Common Stock”) at $5.00 per share, or an aggregate of $250,000; we issued our 10% secured convertible promissory notes due September 30, 2020 to United, and granted United an option (the “2015 Purchase Option”) to purchase up to an additional 500,000 shares of Common Stock in three tranches at the prices as set forth therein. The 2015 Purchase Option expired unexercised on September 30, 2020. The Shares are currently owned by Andrew C. Fitton (“Fitton”) and Michael Carper (“Carper”) and United Wireless subsequently transferred its note and assigned all of its remaining rights under the agreements to Intelligent Partners, which is an affiliate of United Wireless and is owned by Fitton and Carper. Our agreements with United Wireless, also included various monetization proceeds agreements, which we refer to as MPAs, pursuant to which we granted to Intelligent Partners, as the assignee of United Wireless, rights to the monetization proceeds from revenue generated from certain of our intellectual property, a security agreement and a registration rights agreement.

At September 30, 2020, promissory notes in the aggregate principal amount of $4,672,810 were outstanding. The notes became due by their terms on September 30, 2020, and we did not make any payment on account of principal of and interest on the notes. As a result, Intelligent Partners had the right to declare a default under the Notes, and, if Intelligent Partners had taken such action, it would have been necessary for us to seek protection under the Bankruptcy Act. Subsequent to September 30, 2020, we engaged in negotiations with Intelligent Partners in parallel with our negotiations with QFL, with a view to restructuring our obligations under the United Wireless agreements, including the Notes, so that we no longer had any obligations under the Notes or the SPA. These negotiations resulted in the Restructure Agreement, described below, which provided for the payment to Intelligent Partners of $1,750,000 from the proceeds from our agreements with QFL. We also made interest payments totaling $117,780 between September 30, 2020 and February 22, 2021, the date we signed the Restructure Agreement with Intelligent Partners. One of QFL’s requirements to provide us with a funding facility was the restructure of our obligations to Intelligent Partners so that we no longer had any debt obligations to Intelligent Partners. Neither QFL nor any other financing source would provide us with funding while Intelligent Partners had a right to call a default under our notes to Intelligent Partners. As part of the restructure of our agreements with Intelligent Partners, we amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property we acquire, as describe below. Under these MPAs, Intelligent Partners participates in the monetization proceeds we receive with respect to new patents after QFL has received its negotiated rate of return.

On or prior to the date of the Restructure Agreement, Intelligent Partners transferred to Fitton and Carper $250,000 of the Notes (the “Transferred Note”), thereby reducing the principal amount of the Notes held by Intelligent Partners to $4,422,810.

On February 22, 2021, we and Intelligent Partners agreed to extinguish the Note and Transferred Note, and terminate or amend and restate the SPA and Transaction Documents, pursuant to a series of agreements including: a Restructure Agreement (the “Restructure Agreement”), a Stock Purchase Agreement (the “Stock Purchase Agreement”), an Option Grant (the “Option Grant”), an Amended and Restated Pledge Agreement (the “Pledge Agreement”), an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), a Board Observation Agreement (the “Board Observation Agreement”), a MPA-NA Security Interest Agreement (the “MPA-NA Security Interest Agreement”), an Amended and Restated Patent Proceeds Security Agreement (the “Patent Proceeds Security Agreement”, an Amended and Restated MPA-CP (the “MPA-CP”), an Amended and Restated MPA-CXT (the “MPA-CXT”), a MPA-MR (the “MPA-MR”), a MPA-AMI (the “MPA-AMI,” and together with the MPA-CP, MPA-CXT and MPA-MR, each a Restructure MPA and together the Restructure MPAs) and a MPA-NA (the “MPA-NA”).

(i)	Pursuant to the Restructure Agreement, we paid Intelligent Partners $1,750,000 at closing, which we received from QFL and which QFL paid directly to Intelligent Partners, and recognized a further non-interest bearing total monetization proceeds obligation (the “TMPO”) of $2,805,000, which shall, from and after the Restructure Date, be reduced on a dollar for dollar basis by (a) payments to Intelligent Partners pursuant to the restructure agreement, the Restructure MPAs and the MPA-NA and (b) any election by the Intelligent Partners to pay the Exercise Price of the Restructure Option, in whole or part, by means of a reduction in the then outstanding TMPO. Further details regarding the TMPO are provided under “TMPO;”

(ii)	Pursuant to the Stock Purchase Agreement, we issued to Fitton and Carper, as holders of the Transferred Note, a total of 462,963 shares of common stock at a purchase price of $0.54 per share, which purchase price was paid by the conversion and in full satisfaction of the Transferred Note (the “Conversion Shares”).

(iii)	Pursuant to the Option Grant, we granted Intelligent Partners an option to purchase a total of 500,000 shares of common stock, with an exercise price of $0.54 per share which vests immediately and may be exercised through February 9, 2026.

(iv)	Pursuant to the restructured monetization proceeds agreement, Intelligent Partners has a right to receive 60% of the net monetization proceeds from the patents currently owned by the Subsidiary Guarantors. The agreement has no termination provisions, so Intelligent Partners will be entitled to its percentage interest as long as revenue is generated from the intellectual property covered by the agreement.

(v)	Pursuant to the Subsidiary Security Agreement, our obligations under our agreements with Intelligent Partners, including its obligations under the Restructure Agreement and the Restructure MPAs are secured by a security interest in the net proceeds realized from the future monetization of the patents currently owned by the eight subsidiaries named above.

(vi)	Pursuant to the MPA-NA-Security Interest Agreement, our obligations under the MPA-NA are secured by a security interest in net proceeds realized from the future monetization of new patents acquired until the TMPO is satisfied, provided Intelligent Partners’ secured interest shall be limited to its entitlement in Net Proceeds under the MPA-NA. After satisfaction of the TMPO the security interest in proceeds from new assets shall terminate.

(vii)	We granted Intelligent Partners, Andrew Fitton and Michael Carper certain registration rights with respect to (i) the 500,000 Shares currently owned by Fitton and Carper, which shares are included in the registration statement that we filed; (ii) the 462,963 Conversion Shares being issued to Fitton and Carper, and (iii) the 500,000 shares of common stock issuable upon exercise of the Restructure Option;

(viii)	Commencing six months from the closing date, if the shares owned by Intelligent Partners cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without the Company being in compliance with the current public information requirements of Rule 144, if the Company is not in compliance with the current public information requirements, the Company is required to pay damages to Intelligent Partners.

(ix)	Pursuant to the Board Observation Rights Agreement, until the TMPO has been satisfied (the “Observation Period”), we granted Intelligent Partners the option and right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings of the Board or any committee thereof, including executive sessions, in an observer capacity.

Events of Default include (i) a Change of Control of the Company (ii) any uncured default on payment due to Intelligent Partners in an amount totaling in excess of $275,000, which is not the subject of a Dispute or other formal dispute resolution proceeding initiated in good faith pursuant to this Agreement or other Restructure Documents (iii) the filing of a voluntary petition for relief under the United States Bankruptcy Code by Company or any of its material subsidiaries, (iv) the filing of an involuntary petition for relief under the United States Bankruptcy Code against the Company, which is not stayed or dismissed within sixty (60) days of such filing, except for an involuntary petition for relief filed solely by Intelligent Partners, or any Affiliate or member of Intelligent Partners, or (v) acceleration of an obligation in excess of $1 million dollars to another provider of financing following a final determination by arbitration or other judicial proceeding that such obligation is due and owing.

Registration Rights Agreement

Pursuant to a registration rights agreement, we granted Intelligent Partners, Andrew Fitton and Michael Carper certain registration rights with respect to (i) the 500,000 Shares currently owned by Fitton and Carper; (ii) the 462,963 Conversion Shares issued to Fitton and Carper, and (iii) the 500,000 shares of common stock issuable upon exercise of the Restructure Option. We filed the registration statement with the SEC covering the 500,000 Shares owned by Fitton and Carper, and the registration statement was declared effective by the SEC.

Recent Purchase of Intellectual Property from Intellectual Ventures Entities

On January 27, 2022, we acquired, by assignment from Intellectual Ventures Assets 181 LLC and Intellectual Ventures Assets 174 LLC, all right title and interest to four patent portfolios consisting of fifteen United States patents and three foreign patents for a purchase price of $1,060,000. We requested and received a capital advance in the amount of the $1,060,000 purchase price from the facility with QFL. The patents were assigned to our wholly owned subsidiaries Tyche Licensing LLC (“Tyche”) and Deepwell IP LLC (“DIP”).

A default under the agreements with the Intellectual Ventures affiliates could result in a default under our agreements with QFL and QF3, and, even if QFL or QF3 does not declare a default, QFL or QF3 may be reluctant to finance our intellectual property acquisition if we are in default under any of our patent acquisition agreements with Intellectual Venture affiliates. Further, it may be necessary for any defaulting subsidiary to seek protection under the Bankruptcy Act if we are not able to enter into modification agreements with the Intellectual Ventures affiliates.

Cybersecurity

Risk Management

We face significant and persistent cybersecurity risks due to the need to protect both our business generally, including our proprietary information and proprietary information of others, our negotiations with both funding sources and potential sellers of intellectual property and the need to protect the confidentiality of information concerning our personnel and others with whom we conduct business. As a company that owns and seeks to enforce intellectual property rights, we face threats from bad actors who seek to disrupt the business of companies that seek to monetize intellectual property rights by commencing litigation as well as others who are engaging in malicious activities for profit, to make a political point or for no particular reason other than creating disruption. Disclosure of certain information as a result of a cybersecurity breach may result is a breach of privacy laws. The substantial level of harm that could occur to us were we to suffer impacts of a material cybersecurity incident requires us to maintain robust governance and oversight of these risks and to implement mechanisms, controls, technologies, and processes designed to help us assess, identify, and manage these risks.

While we have not, as of the date of this prospectus, experienced a cybersecurity threat or incident, we cannot assure you that we will not experience such an incident in the future. Any cybersecurity incidents, whether or not successful, could result in our incurring additional costs related to, for example, rebuilding our internal systems, implementing additional threat protection measures, responding to regulatory inquiries or actions, paying damages or making payments to obtain access to our computer systems, or taking other remedial steps with respect to third parties, as well as incurring significant reputational harm. In addition, these threats are constantly evolving and the bad actors are becoming increasingly sophisticated, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. We seek to detect and investigate unauthorized attempts and attacks against our network and to prevent their occurrence and recurrence where practicable through changes or updates to our internal processes and tools and changes or updates to our products and services; however, we remain potentially vulnerable to known or unknown threats. In some instances, we and the law firms that represent us in litigation can be unaware of a threat or incident or its magnitude and effects. Further, there are increasing regulation requirements regarding responses to cybersecurity incidents, including reporting to regulators, which could subject us to additional liability and reputational harm.

Governance

We apply NIST 800-53, which is a standardized risk management framework for managing and securing our information system. The first step in system authorization is system categorization. This step creates the baseline security controls, depending on the infrastructure and data type. Different data types require different levels of security. Examples of information types may be health care data, banking information or client data. In addition to data types, how and where data is stored is also a consideration when developing security controls. We have applied recommended security controls to match system categorization. For us, our data would be classified as company confidential. We do not store protected health information, personal identifiable information, which is information which permits the identity of an individual to whom the information applies to be reasonably inferred, or client financial information. For storage and processing of data, we use third party storage. We have reviewed the security of the third party systems as well as the security of law firms that we retain to enforce our intellectual property rights, and we believe that they comply with our standards. However, we cannot assure you that the steps we have taken will be sufficient.

Our chief technical officer, Timothy Scahill, is responsible for our cybersecurity protection. Mr. Scahill is an ISC2 Certified Information System Security Professional.

Our Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive principal office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on or derived from our website, or any other website or any social media does not constitute a part of this prospectus.

Our Intellectual Property Portfolios

We have nine portfolios which we are currently planning or seeking to monetize.

Tyche Portfolio

The Tyche portfolio consists of two United States patents and related assets relating generally to symmetric inducting devices incorporated in integrated circuits and in particular to an integrated circuit having symmetric inducting device with a ground shield.

In May 2022, Tyche brought patent infringement suits in the U.S. District for the Eastern District of Texas against MediaTek Inc., Realtek Semiconductor Corporation, Texas Instruments Incorporated, Infineon Technologies AG and STMicroelectronics NV et. al. In May 2022, Tyche voluntarily dismissed, without prejudice, the action against STMicroelectronics NV et .al. In May 2022, STMicroelectronics, Inc. filed an action for declaratory judgement of non-infringement in the U.S. District for the Northern District of Texas, the action was dismissed without prejudice in July 2022. In September 2022, the action against Texas Instruments Incorporated was dismissed with prejudice. The actions against MediaTek Inc. and Infineon Technologies AG were resolved in 2023 and revenue for the year ended December 31, 2023 includes revenue from the related settlement.

Deepwell Portfolio

Acquired in January 2022, the Deepwell portfolio consists of 12 United States patents and related assets (“Deepwell Portfolio”). Certain of the patents relate generally to the manufacture and operation of integrated circuits. More particularly, embodiments of the present invention relate to 1) selectively coupling Voltage feeds to body bias Voltage in an integrated circuit device; 2) routing body-bias voltage to the MOSFETS (metal oxide semiconductor field effect transistors). Certain other patents in the portfolio relate generally to method and system for conservatively managing store capacity available to a processor issuing stores including but not limited to the utilization of a counter mechanism, whereas the counter mechanism is incremented or decremented based on the occurrence of particular events. In September 2023, Deepwell brought a patent infringement suit in the U.S. District for the Eastern District of Texas against MediaTek Inc.

EDI Portfolio

In July 2022, EDI acquired, via assignment from Edward D. Ioli Trust, all right title and interest to a portfolio of five United States patents and related applications relating to a system and method for controlling vehicles and for providing assistance to operated vehicles (“EDI Portfolio”) for a purchase price consisting of 50% of the net proceeds resulting from monetization of the EDI Portfolio.

HPE Portfolio

Acquired in July 2022 pursuant to an agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company, the HPE portfolio consists of eight United States Patents across five patent families which relate generally to systems and methods around hardware, software and system security and capabilities (“HPE Portfolio”). We requested and received a capital advance from QFL in the amount of $350,000, which was used to make payment of the purchase price pursuant to the terms of the purchase agreement. The HPE Portfolio is held by our wholly owned subsidiary, Flash Uplink LLC.

HID Portfolio

Acquired by Harbor in March 2023 from Tower, the HID Portfolio consists of seven United States Patents which relate generally to the field of fabrication of semiconductor structures and circuits. We requested and received a capital advance from QF3 in the amount of $3,300,000, which was used to make payment of the purchase price pursuant to the terms of the purchase agreement. Pursuant to the acquisition agreement, Tower is entitled to a portion of the net proceeds, if any, from monetization of the HID Portfolio.

Koyo Portfolio

Acquired in August 2023 by our wholly owned subsidiary, Koyo Licensing LLC pursuant to a purchase agreement with Koji Yoden for the acquisition of two United States Patents relating generally to a user interface at a computing device with a sensitive display (“Koyo Portfolio”). Pursuant to the purchase agreement, after recovery of the purchase price Mr. Yoden is entitled to a portion of net proceeds, if any, as defined in the purchase agreement.

Taasera Portfolio

Acquired by our wholly-owned subsidiary, Taasera Licensing LLC (“TLL”), this portfolio consists of 29 United States patents and two foreign patents which generally relate to the field of network security (the “Taasera Portfolio”). In June 2021 seven patents were acquired via assignment from Taasera, Inc. for the purchase price of $250,000. In August 2021 acquired a portfolio of network security patents from Daedalus Blue LLC (“DBL”) consisting of 22 United States patents and 2 foreign patents. Original assignees of the patents acquired from DBL include International Business Machines Corporation, Internet Security Systems, Inc. and Fiberlink Communications Corporation (“Fiberlink”). ISS and Fiberlink were acquired by IBM in 2006 and 2013, respectively. In September 2019, IBM divested over 500 United States patent assets, as well as a number of foreign counterparts in Asia, Europe, and elsewhere, to Daedalus Group, and affiliate of DBL. Pursuant to the acquisition agreement, DBL is entitled to a portion of the net proceeds from monetization of the TLL portfolio.

In November 2021, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Trend Micro Incorporated. In March 2022, Trend Micro, Inc. filed a complaint against TLL in the U.S. District for the Western District of Texas seeking declaratory judgement of non-infringement of the patents in suit. In February 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Checkpoint Software Technologies Ltd. and Palo Alto Networks, Inc. In March 2022, TLL voluntarily dismissed, without prejudice, the action against Palo Alto Networks, Inc. In March 2022, Palo Alto Networks, Inc. filed a complaint against TLL and the Company in the U.S. District for the Southern District of New York seeking declaratory judgement of non-infringement of the patents in suit. In May 2022, Trend Micro Inc. filed a motion with the Panel on Multidistrict Litigation seeking to have the pending actions consolidated into a centralized multidistrict litigation for pretrial proceedings. In August 2022, the Judicial Panel on Multidistrict Litigation consolidated all actions in the U.S. District for the Eastern District of Texas. In October 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Fortinet, Inc., Crowdstrike, Inc. et.al., and Musarubra US, LLC. The actions against Trend Micro Incorporated, Checkpoint Software Technologies Ltd, Palo Alto Networks, Inc. and Crowdstrike, Inc. were resolved in 2023 and the actions against Fortinet and Musarubra were resolved in the first quarter of 2024.Our revenue for the year ended December 31, 2023 and the three months ended March 31, 2024 includes revenue from the related settlements.

Soundstreak Portfolio

Acquired through our acquisition of all of the issued and outstanding equity interests of Soundstreak Texas LLC (“STX”) in August 2021 for a purchase price consisting of 50% of the net proceeds resulting from monetization of the patent portfolio, this patent portfolio consists of three United States patents and one pending patent application which generally relate to streaming data (including audio or video) while also storing higher quality versions of the same data locally. The patented technology has applications in the professional recording industry, digital audio/video industries, the drone/remote capture industry, the teleconferencing industry, and more.

In August 2021, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Yamaha Corporation and Steinberg Media Technologies GMBH. In March 2022, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Parrot SA, Delair SAS, Drone Volt, SA, EHang Holdings Limited and Flyability SA. In July 2022, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Fujifilm Holdings Corporation et.al.

The actions against Yamaha Corporation, Steinberg Media Technologies GMBH, Parrot SA, Drone Volt, SA, Flyability SA and Delair SAS were resolved in 2022 and revenue for the year ended December 31, 2022 includes revenue from the related settlements. The matter against Fujifilm Holdings Corporation et. al. was resolved in 2023 and revenue for the year ended December 31, 2023 includes revenue from the related settlement.

Multimodal Media Portfolio

Acquired by our wholly owned subsidiary, Multimodal Media LLC (“MML”), the Multimodal Media portfolio consists of fifteen United States patents and one pending application which generally relate to systems and methods of recording and sending interactive messages and voice messages using mobile devices, as well as completing a communication after an incomplete call (the “Multimodal Media Portfolio”). MML advanced $642,000 at closing pursuant to an agreement, as amended, with Aawaaz Inc. (“AI”). Under the agreement, MML retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which AI is entitled to a percentage of further net proceeds realized, if any.

The Multimodal Media Portfolio was originally developed by Kirusa, Inc., a communications software development company founded in 2001 by Inderpal Mumick together with other technocrats with a dream of connecting people through the power of voice. Heralded by the invention of Voice SMS, Kirusa, Inc. was born with a vision to revolutionize the experiences users derived from their mobile phones.

In November 2021, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. In November 2022, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al and TCL Technology Group Corporation et al. The actions against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. were resolved in 2023 and revenue for the year ended December 31, 2023 includes revenue from the related settlements.

We also own 13 additional portfolios. We did not generate any revenue from these portfolios for the years ended December 31,2022 or 2023 or the three months ended March 31, 2024, except that we generated revenue from the M-Red and Audio Messaging portfolios in 2022 and we generated revenue from the LS Cloud Storage portfolio in 2023. We do not anticipate allocating any resources to the monetization of the intellectual property of these portfolios.

M-RED Portfolio

This portfolio consists of sixty United States patents and eight foreign patents which cover technology relating to processor and power management which M-RED acquired on March 15, 2019.

In March 2021, M-RED brought patent infringement suits in the U.S. District for the Eastern District of Texas against Nintendo Co., Ltd., Mitsubishi Electric Corporation and Xiaomi Corporation et. al. In April 2021, the case against Nintendo Co., Ltd. was dismissed without prejudice. In August 2021, M-Red Inc. brought a patent infringement suit in the U.S. District for the Eastern District of Texas against OnePlus Technology (Shenzhen) Co., Ltd. In September 2021, M-RED Inc. brought patent infringement suits in the U.S. District for the Eastern District of Texas against ASRock Inc., Biostar Microtech International Corp., Giga-Byte Technology Co., Ltd. and Micro-Star International Co. Ltd.

The actions against Mitsubishi Electric Corporation, ASRock Inc., and Micro-Star International Co. Ltd. were resolved in 2021. The actions against Xiaomi Corporation et. al., OnePlus Technology (Shenzhen) Co., Ltd., Biostar Microtech International Corp., and Giga-Byte Technology Co., Ltd. were resolved in 2022 and our revenue for the year ended December 31, 2022 includes revenue from the related settlements. We do not anticipate allocating further resources to monetization of the M-RED Portfolio.

Mobile Data

The real-time mobile data portfolio relates to the automatic update of information delivered to a mobile device without the need for a manual refreshing. The portfolio is comprised of U.S. Patent No. 7,194,468 “Apparatus and Method for Supplying Information” and all related patents, patent applications, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Mobile Data Portfolio”).

Through March 31, 2024, we had not generated any revenue from the Mobile Data Portfolio.

Flexible Packaging – Turtle PakTM

The Turtle Pak portfolio relates to a cost effective, high-protection packaging system recommended for fragile items weighing less than ten pounds. The intellectual property consists of two U.S. patents, U.S. Patent No. RE36,412 and U.S. Patent No. 6,490,844, and the Turtle Pak trademark. Turtle Pak™ brand packaging is suited for such uses as electrical and electronic components, medical, dental, and diagnostic equipment, instrumentation products, and control components. Turtle Pak™ brand packaging materials are 100% curbside recyclable.

As the exclusive licensee and manager of the manufacture and sale of licensed product, we coordinate the manufacture and sale of licensed products to end users; we contract for the manufacture and assembly of the product components, and we coordinate order receipt, fulfillment and invoicing.

Universal Financial Data System

The portfolio describes a universal financial data system which allows its holder to use the device to access one or more accounts stored in the memory of the device as a cash payment substitute as well as to keep track of financial and transaction records and data, such as transaction receipts, in a highly portable package, such as a cellular device (the “Financial Data Portfolio”). The inventive universal data system is capable of supporting multiple accounts of various types, including but not limited to credit card accounts, checking/debit accounts, and loyalty accounts. Our wholly-owned subsidiary, Wynn Technologies Inc., acquired US Patent No. 5,859,419, from the owner, Sol Wynn. In January 2001, we filed a reissue application for the patent, and the United States Patent and Trademark Office issued patent RE38,137. This reissued patent, which contains 35 separate claims, replaces the original patent, which had seven claims. In February 2011, we entered into a new agreement with Sol Li (formerly Sol Wynn), pursuant to which we issued to Mr. Li a 35% interest in Wynn Technologies and warrants to purchase up to 50,000 shares of our common stock at an exercise price of $0.1 per share. These warrants expired unexercised. We also agreed that Mr. Li would receive 40% of the net licensing revenues generated by Wynn Technologies with respect to this patent, which is the only patent owned by Wynn Technologies. On December 17, 2018, Wynn Technologies, Inc. granted an exclusive license to the Financial Data Portfolio, including the right to enforce, to our wholly owned subsidiary, Quest NetTech. Under the agreement, Quest NetTech receives 100% of the net proceeds, as defined by the agreement.

Rich Media

The rich media portfolio is directed to methods, systems, and processes that permit typical Internet users to design rich-media production content (i.e., rich-media applications), such as websites. The portfolio consists of U.S. Patent No. 7,000,180, “Methods, Systems, and Processes for the Design and Creation of Rich Media Applications via the Internet” and all related patents, patent applications, corresponding foreign patents and foreign patent applications and foreign counterparts, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Rich Media Portfolio”). In July 2008, we entered into a consulting and licensing program management agreement with Balthaser Online, Inc., the patent owner, pursuant to which we performed services related to the establishment and management of a licensing program to evaluate and analyze the relevant market and to obtain licenses for the Rich Media Portfolio in exchange for management fees as well as an irrevocable entitlement to a distribution of 15% of all proceeds generated by the Rich Media Portfolio for the remaining life of the portfolio regardless of whether those proceeds are derived from litigation, settlement, licensing or otherwise. Our 15% distribution right is subject to reduction to 7.5% in the event that we refuse or are unable to perform the services detailed in the agreement.

Through March 31, 2024, we had not generated any revenue from the rich media patents.

Anchor Structure Portfolio

This portfolio, which we acquired from IV16 in October 2015 and transferred to our subsidiary, Mariner IC Inc., consists of two United States patents which relate to technology for incorporating metal structures in the corners and edges of semiconductor dies to prevent cracking from stresses.

Power Management/Bus Control Portfolio

This portfolio, which is the second portfolio which we acquired from IV16 and transferred to a newly-formed subsidiary, Semcon IP Inc., consists of four United States patents that cover fundamental technology for adjusting the processor clock and voltage to save power based on the operating characteristics of the processor and one United States patent that relates to coordinating direct bus communications between subsystems in an assigned channel.

Diode on Chip Portfolio

This portfolio consists of three United States patents and one pending continuation application which cover technology relating to on-chip temperature measurement for semiconductors. As of March 31, 2024, we had not generated any revenue from the Diode on Chip portfolio.

CXT Portfolio

This portfolio consists of thirty United States patents which cover technology relating to systems and methods of operating an accessible information database which provides for inventory evaluation, filtering according to preferences, alternative product recommendations, and access to a database of consumer feedback/evaluation.

CMOS Portfolio

This portfolio consists of eleven United States patents and sixteen foreign patents which cover technology relating to digital image sensor technology systems and methods which PIS acquired on January 26, 2018.

Audio Messaging Portfolio

This portfolio consists of five issued United States patents and one pending application which generally relate to systems and methods for associating an audio clip with an object which our wholly-owned subsidiary, Audio Messaging Inc. (“AMI”), acquired in May of 2020. Pursuant to an unsecured non-recourse funding agreement, a third-party agreed to provide acquisition funding in the amount of $95,000 for the acquisition. Under the funding agreement, the third-party funder is entitled to a priority return of funds advanced from net proceeds, as defined, recovered until the funder has received $190,000. The Company has no other obligation to the third-party and has no liability to the funder in the event that the Company does not generate net proceeds.

On October 8, 2021, AMI brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation, Guangdong OPPO Mobile Telecommunications Corp., Ltd. and Beijing Xiaomi Software Co., Ltd. Those actions were resolved in 2022, and our revenue for the year ended December 31, 2022 includes revenue from related settlements.

Peregrin Portfolio

Acquired in February 2021 by our wholly owned subsidiary, Peregrin Licensing LLC (“PLL”), this portfolio consists of eight issued United States patents which generally relate to systems and methods for processing inbound and outbound communications, such as, for example, determining the location of a caller and routing the inbound communication to an entity in the caller’s location (the “Peregrin Portfolio”). PLL acquired the portfolio pursuant to an agreement with Peter K. Trzyna (“PKT”) whereby PKT assigned us all right, title, and interest in a portfolio of eight United States patents, we paid PKT $350,000 at closing and agreed that upon the realization of gross proceeds from the Peregrin Portfolio we shall make subsequent installment payment or payments in the aggregate amount of $93,900. Thereafter, PKT is entitled to a percentage of any gross proceeds realized.

LS Cloud Storage Portfolio

The LS Cloud Portfolio consists of four United States patents which generally relate to data sharing using distributed cache.

In March 2022, LSC brought patent infringement suits in the U.S. District for the Eastern District of Texas against Microsoft Corporation, Google LLC, Cisco Systems, Inc. and Amazon.com, Inc. et.al. The actions against Microsoft Corporation, Google LLC, Cisco Systems, Inc. and Amazon.com, Inc. et.al. were resolved in 2023 and we do not anticipate allocating further resources to its monetization.

Competition

We encounter and expect to continue to encounter competition in the areas of intellectual property acquisitions for the sake of licensure from both private and publicly traded companies that engage in intellectual property monetization activities. Such competitors and potential competitors include companies seeking to acquire the same intellectual property assets and intellectual property rights that we may seek to acquire. Entities such as Acacia Research Corporation, Document Security Systems, Inc., Intellectual Ventures, Quarterhill Inc., MOSAID Technologies Inc., VirnetX Holding Corporation, Network-1 Security Solutions, Interdigital, Inc., IPValue Management Inc., Pendrell Corporation, Inventergy Global, Inc., Netlist Inc., Parkervision Inc., Walker Innovation, Inc., Daedalus Group LLC, Netlist Inc. and others derive all or a substantial portion of their revenue from intellectual property monetization activities, and we expect more entities to enter the market. Most of our competitors have longer operating histories and significantly greater financial resources and personnel than we have.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for intellectual property and technology acquisitions and licensing opportunities. Many of these competitors have more financial and human resources than our company. In seeking to obtain intellectual property assets or intellectual property rights, we seek to both demonstrate our understanding of the intellectual property that we are seeking to acquire or license and our ability to monetize their intellectual property rights. Our weak cash position and history of losses, together with our low stock price, may impair our ability to negotiate successfully with the intellectual property owners.

Other companies may develop competing technologies that offer better or less expensive alternatives to intellectual property rights that we may acquire and/or license. Many potential competitors may have significantly greater resources than we do. The development of technological advances or entirely different approaches could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Intellectual Property Rights

We have twenty-two intellectual property portfolios and we are currently planning or seeking to monetize nine of these portfolios, which are described above.

Each patent or other intellectual property right listed in the table below that has been granted is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov. In the table below, the anchor structure portfolio is referred to as Mariner, the power management/bus control portfolio is referred to as Semcom, the diode on chip portfolio is referred to as IC, the Audio Messaging portfolio is referred to as AMI, the Peregrin portfolio is referred to as PLL, the Taasera portfolio is referred to as TLL, the Soundstreak portfolio is referred to as STX, the Multimodal Media portfolio is referred to as MML, the LS Cloud portfolio is referred to as LSC, the Tyche portfolio is referred to as Tyche, the Deepwell portfolio is referred to as DIP, the EDI portfolio is referred to as EDI, the HPE portfolio is referred to as HPE, the HID Portfolio is referred to as HID, the Koyo Portfolio is referred to as KOYO.

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
Financial Data	US Patent	RE38,137	Programmable multiple company credit card system	1/11/2001	6/10/2003	9/28/2015
Mobile Data	US Patent	7,194,468	Apparatus and method for supplying information	4/13/2000	3/20/2007	4/13/2020
Mobile Data	US Patent	9,288,605	Apparatus and method for supplying information	11/12/2009	3/15/2016	4/13/2020
Mobile Data	US Patent	9,913,068	Apparatus and method for supplying information	3/15/2013	3/6/2018	7/20/2021
Mobile Data	US Application	15/877,820	Apparatus and method for supplying information	43123	5/31/2018	N/A
Turtle Pak	US Patent	6,490,844	Film wrap packaging apparatus and method	6/21/2001	12/10/2002	7/10/2021
Turtle Pak	US Trademark	74709827	Turtle pak - design plus words, letters, and/or numbers	8/1/1995	6/4/1996	N/A
Mariner	US Patent	5,650,666	Method and apparatus for preventing cracks in semiconductor die	11/22/1995	7/22/1997	11/22/2015
Mariner	US Patent	5,846,874	Method and apparatus for preventing cracks in semiconductor die	2/28/1997	12/8/1998	11/22/2015
Semcon	US Patent	7,100,061	Adaptive power control	1/18/2000	8/29/2006	1/18/2020
Semcon	US Patent	7,596,708	Adaptive power control	4/25/2006	9/29/2009	1/18/2020
Semcon	US Patent	8,566,627	Adaptive power control	7/14/2009	10/22/2013	1/18/2020
Semcon	US Patent	8,806,247	Adaptive power control	12/21/2012	8/12/2014	1/18/2020
Semcon	PCT Application	PCT/US2001/001684	Adaptive power control	1/16/2001	7/26/2001	N/A

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
Semcon	Reexam Certificate	7,100,061C1	Adaptive power control	6/13/2007	8/04/2009	N/A
Semcon	US Patent	5,978,876	System and method for controlling communications between subsystems	4/14/1997	11/02/1999	4/14/2017
IC	US Patent	7,118,273	System for on-chip temperature measurement in integrated circuits	4/10/2003	10/10/2006	4/10/2023
IC	US Patent	7,108,420	System for on-chip temperature measurement in integrated circuits	10/07/2004	9/19/2006	4/10/2023
IC	US Patent	9,222,843	System for on-chip temperature measurement in integrated circuits	9/23/2011	12/29/2015	4/10/2023
IC	US Application	16/537,200	System for on-chip temperature measurement in integrated circuits	8/09/2019	11/28/2019	N/A
Rich Media	Patent Proceeds Interest	7,000,180	Methods, systems, and processes for the design and creation of rich media applications via the internet	2/09/2001	2/14/2006	10/16/2023
CXT	US Patent	7,103,568	Online product exchange system	2/23/2004	9/05/2006	8/08/2015
CXT	US Patent	7,933,806	Online product exchange system with price-sorted matching products	9/11/2006	4/26/2011	8/08/2015
CXT	US Patent	8,024,226	Product exchange system	11/06/2006	4/26/2011	8/08/2015
CXT	US Patent	5,983,220	Supporting intuitive decision in complex multi-attributive domains using fuzzy, hierarchial expert models	11/14/1996	11/09/1999	11/14/2016
CXT	US Patent	6,463,431	Database evaluation system supporting their intuitive decision in complex multi-attributive domains using fuzzy, hierarchial expert models	6/25/1999	10/08/2002	11/14/2016
CXT	US Patent	5,940,807	Automated and independently accessible inventory information exchange system	5/28/1997	8/17/1999	5/23/2017
CXT	US Patent	6,081,789	Automated and independently accessible inventory information exchange system	1/08/1999	6/27/2000	5/23/2017
CXT	US Patent	6,601,043	Automated and independently accessible inventory information exchange system	6/26/2000	7/29/2003	5/23/2017
CXT	US Patent	6,011,537	System for delivering and simultaneously displaying primary and secondary information, and for displaying only the secondary information during interstitial space	1/27/1998	1/04/2000	1/27/2018
CXT	US Patent	7,133,835	Online exchange market system with a buyer auction and a seller auction	10/30/1995	11/07/2006	5/27/2018
CXT	US Patent	6,412,012	System, method, and article of manufacture for making a compatibility aware recommendation to a user	12/23/1998	6/25/2002	12/23/2018
CXT	US Patent	6,493,703	System and method for implementing intelligent online community message board	5/11/1999	12/10/2002	5/11/2019

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
CXT	US Patent	6,571,234	System and method for managing online message	5/11/1999	5/27/2003	5/11/2019
CXT	US Patent	6,721,748	Online content provider system and method	5/13/2002	4/13/2004	5/11/2019
CXT	US Patent	6,778,982	Online content provider system and method	2/20/2003	8/17/2004	5/11/2019
CXT	US Patent	6,804,675	Online content provider system and method	3/17/2003	10/12/2004	5/11/2019
CXT	US Patent	7,159,011	System and method for managing an online messaging board	8/16/2004	1/02/2007	5/11/2019
CXT	US Patent	7,162,471	Content query system and method	8/16/2004	1/9/2007	5/11/2019
CXT	US Patent	RE43,835	Online content tabulating system and method	2/22/2007	11/27/2012	5/11/2019
CXT	US Patent	RE45,661	Online content tabulating system and method	11/20/2012	9/1/2015	5/11/2019
CXT	US Patent	7,065,494	Electronic customer service and rating system and	6/25/1999	6/20/2006	6/25/2019
CXT	US Patent	7,340,411	System and method for generating, capturing, and managing customer lead information over a computer network	10/20/2003	3/4/2008	8/2/2021
CXT	US Patent	8,260,806	Storage, management and distribution of consumer information	6/29/2007	9/4/2012	10/17/2021
CXT	US Patent	7,487,130	Consumer-controlled limited and constrained access to a centrally stored information account	1/6/2006	2/3/2009	11/7/2021
CXT	US Patent	7,016,877	Consumer-controlled limited and constrained access to a centrally stored information account	11/7/2001	3/21/2006	2/22/2023
CXT	US Patent	7,257,581	Storage, management and distribution of consumer information	8/6/2001	8/14/2007	6/2/2023
CXT	US Patent	7,467,141	Branding and revenue sharing models for facilitating storage, management and distribution of consumer information	8/20/2001	12/16/2008	7/28/2023
CXT	US Patent	7,016,875	Single sign-on for access to a central data repository	10/9/2001	3/21/2006	8/19/2023
CXT	US Patent	8,566,248	Initiation of an information transaction over a network via a wireless device	11/20/2001	10/22/2013	6/17/2026
CXT	US Patent	9,928,508	Single sign-on for access to a central data repository	01/06/2006	03/27/2018	12/20/2022
CMOS	US Patent	6,624,404	CMOS image sensor having enhanced photosensitivity and method for fabricating the same	11/26/2001	9/23/2003	12/30/2019
CMOS	Korean Patent	KR10-0303774	Method for fabricating cmos image sensor	12/30/1998	7/13/2001	12/30/2018
CMOS	US Patent	6,348,361	CMOS image sensor having enhanced photosensitivity and method for fabricating the same	12/30/1999	02/19/2002	12/30/2019

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
CMOS	US Patent	6,184,055	CMOS image sensor with equivalent potential diode and method for fabricating the same	02/26/1999	02/06/2001	02/26/2019
CMOS	Chinese Patent	CNZL99105588.8	Complementary mos image sensor and making method thereof	02/28/1999	10/13/2004	02/27/2019
CMOS	Chinese Patent	CNZL200310104488.4	Image sensing device and its manufacturing method	02/28/1999	03/26/2008	02/27/2019
CMOS	German Patent	DE19908457.2	Photodiode used in cmos image sensing device	02/26/1999	11/28/2013	02/26/2019
CMOS	French Patent	FR2775541	Photodiode for use in a cmos image sensor and method for fabricating the same	03/01/1999	08/02/2002	03/01/2019
CMOS	French Patent	FR2779870	Photodiodes for image sensors	03/01/1999	05/13/2005	03/01/2019
CMOS	United Kingdom Patent	GB2334817	Photodiode for use in a cmos image sensor and method for fabricating the same	03/01/1999	07/01/2003	03/01/2019
CMOS	United Kingdom Patent	GB2383900	CMOS image sensor and method for fabricating the same	03/01/1999	08/20/2003	03/01/2019
CMOS	Japanese Patent	JP4390896	CMOS image sensor and manufacture thereof	03/01/1999	10/16/2009	03/01/2019
CMOS	Korean Patent	KR10-0278285	CMOS image sensor and manufacturing method thereof	02/24/1999	10/18/2000	02/24/2019
CMOS	Taiwanese Patent	TWI141677	CMOS image sensor with equivalent potential diode	03/22/1999	10/01/2001	03/21/2019
CMOS	US Patent	6,180,969	CMOS image sensor with equivalent potential diode	02/26/1999	01/30/2001	02/26/2019
CMOS	US Patent	6,563,187	CMOS image sensor integrated together with memory device	06/29/1999	05/13/2003	06/29/2019
CMOS	US Patent	6,949,388	CMOS image sensor integrated together with memory device	05/12/2003	09/27/2005	11/09/2019
CMOS	Korean Patent	KR10-0464955	CMOS image sensor integrated with memory device	06/29/1998	12/24/2004	06/29/2018
CMOS	US Patent	6,627,929	Solid state ccd image sensor having a light shielding	06/13/2001	09/30/2003	10/13/2018
CMOS	Korean Patent	KR10-0263473	Solid state image device and fabrication method thereof	02/16/1998	05/17/2000	02/16/2018
CMOS	US Patent	6,300,157	Solid state image sensor and method for fabricating the same	10/13/1998	10/09/2001	10/13/2018
CMOS	US Patent	7,113,203	Method and system for single-chip camera	05/07/2002	09/26/2006	05/13/2022
CMOS	US Patent	6,706,550	Photodiode having a plurality of PN junctions and image sensor having the same	10/16/2002	3/16/2004	02/26/2019
CMOS	Japanese Patent	JP4139931	Pinned photodiode of image sensor, and its manufacture	06/28/1999	6/20/2008	06/28/2019
CMOS	Korean Patent	KR10-0275123	Pinned photodiode of image sensor and manufacturing method thereof	06/29/1998	9/19/2000	06/29/2018

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
CMOS	Taiwanese Patent	TWI133257	Photodiode having a plurality of PN junctions and image sensor having the same	06/30/1999	5/28/2001	06/29/2019
CMOS	US Patent	6,489,643	Photodiode having a plurality of PN junctions and image sensor having the same	06/28/1999	12/03/2002	06/28/2019
M-RED	US Patent	6,853,259	Ring oscillator dynamic adjustments for auto	08/15/2001	2/08/2005	08/15/2021
M-RED	US Patent	7,068,557	Ring oscillator dynamic adjustments for auto	01/25/2005	6/27/2006	08/15/2021
M-RED	US Patent	7,209,401	Ring oscillator dynamic adjustments for auto	05/02/2006	4/24/2007	08/15/2021
M-RED	US Patent	6,221,682	Method and apparatus for evaluating a known good die using both wire bond and flip-chip interconnects	05/28/1999	4/24/2001	05/28/2019
M-RED	US Patent	RE43,607	Method and apparatus for evaluating a known good die using both wire bond and flip-chip interconnects	05/31/2007	8/28/2012	12/31/2019
M-RED	US Patent	6,177,843	Oscillator circuit controlled by programmable logic	05/26/1999	1/23/2001	05/26/2019
M-RED	US Patent	6,628,171	Method, architecture and circuit for controlling and/or operating an oscillator	01/23/2001	9/30/2003	05/26/2019
M-RED	US Patent	6,831,690	Electrical sensing apparatus and method utilizing an array of transducer elements	12/07/1999	12/14/2004	12/07/2019
M-RED	US Patent	7,511,754	Electrical sensing apparatus and method utilizing an array of transducer elements	10/26/2004	3/31/2009	02/07/2022
M-RED	US Patent	6,498,399	Low dielectric-constant dielectric for etchstop in dual damascene backend of integrated circuits	09/08/1999	12/24/2002	09/08/2019
M-RED	US Patent	6,744,311	Switching amplifier with voltage-multiplying output	04/23/2002	6/01/2004	04/23/2022
M-RED	US Patent	6,646,465	Programmable Logic Device Including Bi-Directional Shift Register	02/07/2002	11/11/2003	02/07/2022
M-RED	US Patent	6,721,310	Multiport non-blocking high capacity atm and packet switch	11/02/2001	4/13/2004	11/02/2021
M-RED	US Patent	6,456,183	Inductor for Integrated Circuit	02/24/2000	9/24/2002	02/24/2020
M-RED	US Patent	6,838,970	Inductor for Integrated Circuit	07/26/2002	1/04/2005	09/30/2020
M-RED	US Patent	6,459,135	Monolithic Integrated Circuit Incorporating An Inductive Component And Process For Fabricating Such An Integrated Circuit	03/15/2000	10/01/2002	03/15/2020
M-RED	US Patent	6,388,322	Article comprising a mechanically compliant bump	01/17/2001	5/14/2002	01/17/2021
M-RED	US Patent	6,458,411	Method of making a mechanically compliant bump	10/05/2001	10/01/2002	01/17/2021
M-RED	US Patent	6,506,648	Method of fabricating a high-power RF field effect transistor with reduced hot electron injection and resulting structure	09/02/1998	1/14/2003	06/27/2019

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
M-RED	US Patent	6,735,422	Calibrated DC compensation system for a wireless communication device configured in a zero intermediate frequency architecture	10/02/2000	5/11/2004	10/02/2020
M-RED	US Patent	6,674,998	System and method for detecting and correcting phase error between differential signals	12/21/2000	1/06/2004	10/02/2020
M-RED	US Patent	6,891,440	Quadrature oscillator with phase error correction	12/21/2000	1/06/2004	08/08/2022
M-RED	US Patent	6,763,228	Precision automatic gain control circuit	12/21/2001	7/13/2004	10/03/2021
M-RED	US Patent	6,748,200	Automatic gain control system and method for a ZIF architecture	04/04/2003	6/08/2004	10/02/2020
M-RED	US Patent	RE42,799	Packet acquisition and channel tracking for a wireless communication device configured in a zero intermediate frequency architecture	06/27/2008	10/04/2011	01/22/2023
M-RED	US Patent	6,560,448	DC compensation system for a wireless communication device configured in a zero intermediate frequency architecture	10/02/2000	5/06/2003	08/29/2021
M-RED	US Patent	6,448,910	Method and apparatus for convolution encoding and viterbi decoding of data that utilize a configurable processor to configure a plurality of re-configurable processing elements	03/26/2001	9/10/2002	03/26/2021
M-RED	US Patent	7,127,588	Apparatus and method for an improved performance VLIW processor	12/05/2000	10/24/2006	03/17/2022
M-RED	US Patent	6,757,752	Micro Controller Development System	01/14/2002	6/29/2004	01/14/2022
M-RED	US Patent	6,509,646	Apparatus For Reducing An Electrical Noise Inside A Ball Grid Array Package	05/22/2000	1/21/2003	05/22/2020
M-RED	US Patent	6,365,970	Bond Pad Structure And Its Method Of Fabricating	12/10/1999	4/02/2002	12/10/2019
M-RED	US Patent	6,912,601	Method of programming PLDs using a wireless link	06/28/2000	6/28/2005	05/11/2022
M-RED	US Patent	6,496,054	Control signal generator for an overvoltage-tolerant interface circuit on a low voltage process	05/09/2001	12/17/2002	05/09/2021
M-RED	US Patent	6,194,279	Fabrication method for gate spacer	06/28/1999	2/27/2001	06/28/2019
M-RED	US Patent	6,281,554	Electrostatic discharge protection circuit	03/20/2000	8/28/2001	03/20/2020
M-RED	US Patent	6,657,263	MOS transistors having dual gates and self-aligned interconnect contact windows	06/28/2001	12/02/2003	03/24/2020
M-RED	US Patent	6,461,908	Method of manufacturing a semiconductor device	04/10/2001	10/08/2002	04/10/2021
M-RED	US Patent	6,737,995	Clock and data recovery with a feedback loop to adjust the slice level of an input sampling circuit	04/10/2002	5/18/2004	04/18/2022
M-RED	US Patent	6,747,522	Digitally controlled crystal oscillator with integrated coarse and fine control	05/03/2002	6/08/2004	05/17/2022
M-RED	US Patent	6,275,116	Method, circuit and/or architecture to improve the frequency range of a voltage-controlled oscillator	06/08/1999	8/14/2001	06/08/2019

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
M-RED	US Patent	6,608,763	Stacking system and method	09/15/2000	8/19/2003	05/24/2021
M-RED	US Patent	6,404,043	Panel stacking of BGA devices to form three-dimensional modules	06/21/2000	6/11/2002	06/21/2020
M-RED	US Patent	6,472,735	Three-dimensional memory stacking using anisotropic epoxy interconnections	04/05/2001	10/29/2002	06/27/2020
M-RED	US Patent	6,544,815	Panel stacking of BGA devices to form three-dimensional modules	08/06/2001	4/08/2003	06/21/2020
M-RED	US Patent	6,566,746	Panel stacking of BGA devices to form three-dimensional modules	12/14/2001	5/20/2003	06/21/2020
M-RED	US Patent	6,878,571	Panel stacking of BGA devices to form three-dimensional modules	12/11/2002	4/12/2005	04/30/2021
M-RED	US Patent	6,627,984	Chip stack with differing chip package types	07/24/2001	9/30/2003	07/24/2021
M-RED	US Patent	6,908,792	Chip stack with differing chip package types	10/03/2002	6/21/2005	02/21/2022
M-RED	US Patent	6,205,524	Multimedia arbiter and method using fixed round-robin slots for real-time agents and a timed priority slot for non-real-time agents	09/16/1998	3/20/2001	09/16/2018
M-RED	US Patent	6,157,978	Multimedia round-robin arbitration with phantom slots for super-priority real-time agent	01/06/1999	12/05/2000	09/16/2018
M-RED	US Patent	6,117,750	Process for obtaining a layer of single-crystal germanium or silicon on a substrate of single-crystal silicon or germanium, respectively	12/21/1998	9/12/2000	12/21/2018
M-RED	US Patent	6,429,098	Process for obtaining a layer of single-crystal germanium or silicon on a substrate of single-crystal silicon or germanium, respectively, and multilayer products obtained	09/11/2000	8/06/2002	12/21/2018
M-RED	US Patent	6,134,176	Disabling a defective element in an integrated circuit device having redundant elements	11/24/1998	10/17/2000	11/24/2018
M-RED	US Patent	6,366,998	Reconfigurable functional units for implementing a hybrid vliw-simd programming model	10/14/1998	4/02/2002	10/14/2018
M-RED	US Patent	6,401,217	Method For Error Recognition In A Processor System	07/22/1998	6/04/2002	07/22/2018
M-RED	US Patent	6,169,028	Method for fabricating metal interconnected structure	01/26/1999	1/02/2001	01/26/2019
M-RED	US Patent	6,190,981	Method for fabricating metal oxide semiconductor	02/03/1999	2/20/2001	02/03/2019
M-RED	US Patent	6,130,823	Stackable ball grid array module and method	02/01/1999	10/10/2000	02/01/2019

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
M-RED	US Patent	6,208,004	Semiconductor device with high-temperature-stable gate electrode for sub-micron applications and fabrication thereof	08/19/1998	3/27/2001	08/19/2018
M-RED	US Patent	6,479,362	Semiconductor device with high-temperature-stable gate electrode for sub-micron applications and fabrication thereof	02/14/2001	11/12/2002	08/19/2018
M-RED	Korean Patent	KR10-0796825	Method of manufacturing a semiconductor device	04/03/2001	6/24/2009	04/03/2021
M-RED	British Patent	GB0930382	Process for obtaining a layer of single crystal germanium or silicon on single crystal silicon or germanium substrate respectively, and multilayer products thus obtained	12/09/1998	8/21/2002	12/09/2018
M-RED	Italian Patent	IT0930382	Process for obtaining a layer of single crystal germanium or silicon on single crystal silicon or germanium substrate respectively, and multilayer products thus obtained	12/09/1998	8/21/2002	12/09/2018
M-RED	Korean Patent	KR10-0633947	Method of fabricating a high power rf field effect transistor with reduced hot electron injection and resulting structure	08/17/1999	10/04/2006	08/17/2019
M-RED	French Patent	FR2791470	Monolithic Integrated Circuit Comprising An Inductor And A Method Of Fabricating The Same	03/23/1999	6/01/2001	03/23/2019
M-RED	French Patent	FR2790328	Inductive Component, Integrated Transformer, In Particular For A Radio Frequency Circuit, And Associated Integrated Circuit With Such Inductive Component Or Integrated Transformer	02/26/1999	4/20/2001	02/26/2019
M-RED	Japanese Patent	JP4846167	Method of manufacturing a semiconductor device	04/03/2001	10/21/2011	04/03/2021
M-RED	Japanese Patent	JP5051939	Electric sensor device, method for generating electric signal from array of converter element	12/05/2000	8/03/2012	12/05/2020
AMI	US Patent	8,280,014	System and method for associating audio clips with	11/29/2006	10/02/2012	11/08/2030
AMI	US Patent	9,088,667	System and method for associating audio clips with	09/06/2012	7/21/2015	06/30/2027
AMI	US Patent	10,033,876	System and method for associating audio clips with	06/02/2015	7/24/2018	11/29/2026
AMI	US Patent	10,348,909	System and method for associating audio clips with	06/18/2018	7/09/2019	11/29/2026
AMI	US Patent	10,938,995	System and method for associating audio clips with	05/23/2019	3/02/2021	11/29/2026
MI	US Patent Application	17/162,354	System and method for associating audio clips with objects	01/29/2021	5/20/2021	N/A

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
PLL	US Patent	7,761,371	Analyzing a credit counseling agency	07/19/2007	7/20/2010	10/19/2020
PLL	US Patent	7,827,097	System for transferring an inbound communication to one of a plurality of credit-counseling agencies	10/19/2000	11/02/2010	10/23/2024
PLL	US Patent	7,860,785	Communication system to automatically refer an inbound communication	07/19/2007	12/28/2010	10/19/2020
PLL	US Patent	8,209,257	System for transferring an inbound communication to one of a plurality of credit-counseling agencies	11/01/2010	6/26/2012	11/27/2020
PLL	US Patent	8,725,630	Method of processing a phone call	06/25/2012	5/13/2014	10/19/2020
PLL	US Patent	9,948,771	Using an interactive voice response apparatus	05/12/2014	4/17/2018	12/23/2022
PLL	US Patent	10,230,840	Method of using an apparatus processing phone call routing	05/12/2014	3/12/2019	01/05/2022
PLL	US Patent	10,735,582	Apparatus processing phone calls	03/11/2019	8/04/2020	10/19/2020
TLL	US Patent	8,327,441	System and method for application attestation	02/17/2012	12/04/2012	02/17/2032
TLL	US Patent	8,776,180	Systems and methods for using reputation scores in network services and transactions to calculate security risks to computer systems and platforms	07/27/2012	7/08/2014	08/22/2032
TLL	US Patent	8,850,517	Runtime risk detection based on user, application, and system action sequence correlation	01/15/2013	9/30/2014	01/15/2033
TLL	US Patent	8,850,588	Systems and methods for providing Mobile security based on dynamic Attestation	07/27/2012	9/30/2014	08/11/2032
TLL	US Patent	8,990,948	Systems and methods for orchestrating runtime operational integrity	07/27/2012	3/24/2015	01/12/2033
TLL	US Patent	9,027,125	Systems and methods for network flow remediation based on risk correlation	07/27/2012	5/05/2015	09/02/2032
TLL	US Patent	9,092,616	Systems and methods for threat identification and remediation	07/27/2012	7/28/2015	01/25/2033
TLL	US Patent	7,565,549	System and method for the managed security control of processes on a computer system	07/03/2007	7/21/2009	01/03/2023
TLL	US Patent	7,673,137	System and method for the managed security control of processes on a computer system	01/03/2003	3/02/2010	06/12/2028

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
TLL	US Patent	8,150,958	Methods, systems and computer program products for disseminating status information to users of computer resources	05/05/2004	4/03/2012	09/06/2031
TLL	US Patent	8,955,038	Methods and systems for controlling access to computing resources based on known security vulnerabilities	08/16/2012	2/10/2015	06/13/2026
TLL	US Patent	9,608,997	Methods and systems for controlling access to computing resources based on known security vulnerabilities	02/10/2015	3/28/2017	06/13/2026
TLL	US Patent	9,923,918	Methods and systems for controlling access to computing resources based on known security vulnerabilities	03/27/2017	3/20/2018	06/13/2026
TLL	Korean Patent	20,090,075,861	On demand virus scan	12/04/2007	N/A	N/A
TLL	US Patent	8,572,738	On demand virus scan	12/07/2006	10/29/2013	11/08/2030
TLL	US Patent	6,842,796	Information extraction from documents with regular expression matching	07/03/2001	1/11/2005	05/28/2022
TLL	US Patent	6,928,549	Dynamic intrusion detection for computer systems	07/09/2001	8/09/2005	08/29/2023
TLL	US Patent	8,180,941	Mechanisms for priority control in resource allocation	12/04/2009	5/15/2012	10/27/2025
TLL	US Patent	8,055,996	Lightweight form pattern validation	11/13/2003	11/08/2011	10/06/2027
TLL	US Patent	8,086,835	Rootkit detection	06/04/2007	12/27/2011	06/19/2030
TLL	US Patent	8,127,356	System, method and program product for detecting unknown computer attacks	08/27/2003	2/28/2012	12/11/2028
TLL	US Patent	8,135,958	Method, system, and apparatus for dynamically validating a data encryption operation	11/22/2005	3/13/2012	09/05/2030
TLL	US Patent	8,140,853	Mutually excluded security managers	07/01/2008	3/20/2012	12/31/2030
TLL	US Patent	8,171,533	Managing web single sign-on applications	09/29/2008	5/01/2012	03/02/2031
TLL	US Patent	8,819,419	Method and system for dynamic encryption of a URL	04/03/2003	8/26/2014	10/22/2032
TLL	US Patent	9,118,634	Dynamic encryption of a universal resource locator	07/02/2014	8/25/2015	04/03/2023
TLL	US Patent	9,628,453	Dynamic encryption of a universal resource locator	06/10/2015	4/18/2017	04/03/2023
TLL	US Patent	9,860,251	Dynamic encryption of a universal resource locator	01/30/2017	1/02/2018	04/03/2023
TLL	US Patent	8,769,126	Expanded membership access control in a collaborative environment	06/24/2004	7/01/2014	07/03/2028

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
TLL	European Patent	EP2727042	Rules based actions for mobile device management	07/02/2012	4/06/2016	07/02/2032
TLL	US Patent	9,071,518	Rules based actions for mobile device management	07/02/2012	6/30/2015	07/02/2032
TLL	US Patent	7,631,354	System security agent authentication and alert	12/30/2004	7/06/2006	07/18/2027
STX	US Patent	7,592,532	Method and Apparatus for Remote Voice-over or Music Production and Management	09/27/2005	9/22/2009	04/25/2026
STX	US Patent	9,635,312	Method and Apparatus for Remote Voice-over or Music Production and Management	12/11/2015	4/25/2017	09/27/2025
STX	US Patent	10,726,822	Method and Apparatus for Remote Digital Content Monitoring and Management	04/24/2017	7/28/2020	09/27/2025
STX	US Patent	11,372,913	Method and Apparatus for Remote Digital Content Monitoring and Management	07/27/2020	6/28/2022	09/27/2025
MML	US Patent	7,725,116	Techniques for combining voice with wireless text short message services	11/25/2006	5/25/2010	09/17/2026
MML	US Patent	7,929,949	Interactive multimodal messaging	02/03/2009	4/19/2011	02/03/2029
MML	US Patent	8,107,978	Addressing voice SMS messages	03/27/2008	1/31/2012	03/27/2028
MML	US Patent	8,688,150	Methods for identifying messages and communicating with users of a multimodal message service	08/12/2005	4/01/2014	02/16/2029
MML	US Patent	9,185,227	Sender driven call completion system	12/12/2013	11/10/2015	12/12/2033
MML	US Patent	9,520,851	Predictive automatic gain control in a media processing system	03/12/2015	12/13/2016	06/09/2035
MML	US Patent	9,532,191	Multi-modal transmission of early media notifications	05/17/2013	12/27/2016	05/17/2033
MML	US Patent	9,686,324	System and method for establishing communication links between mobile devices	02/27/2014	6/20/2017	05/01/2034
MML	US Patent	10,552,030	Multi-Gesture Media Recording System	10/11/2013	2/04/2020	07/05/2035
MML	US Patent	10,884,609	Multi-Gesture Media Recording System	01/07/2020	1/05/2021	10/11/2033
MML	US Patent	11,294,562	Multi-Gesture Media Recording System	12/10/2020	4/05/2022	10/11/2033
MML	US Patent	11,567,653	Multi-Gesture Media Recording System	03/22/2022	1/31/2023	10/11/2033
MML	US Patent	11,822,779	Multi-Gesture Media Recording System	01/30/2023	11/21/2023	10/11/2033
MML	US Application	18/473,328	Multi-Gesture Media Recording System	09/25/2023	1/11/2024	N/A

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration

MML	US Patent	8,161,116	Method and system for communicating a data file over a network	05/24/2004	4/17/2012	08/28/2026
MML	US Patent	8,504,633	Method and system for communicating a data file	04/12/2012	8/06/2013	05/24/2024
LSC	US Patent	6,549,988	Data storage system comprising a network of PCs and method using same	01/22/1999	4/15/2013	01/22/2019
LSC	US Patent	8,225,002	Data storage and data sharing in a network of heterogeneous computers	03/05/2003	7/17/2012	01/22/2019
LSC	US Patent	9,811,463	Apparatus Including an I/O Interface and a Network Interface and Related Method of Use	02/23/2017	11/07/2017	01/22/2019
LSC	US Patent	10,154,092	Data Sharing Using Distributed Cache in a Network of Heterogeneous Computers	01/15/2016	12/11/2018	01/15/2016
EDI	US Patent	9,786,163	Automated highway system	04/05/2016	10/10/2017	10/10/2021
EDI	US Patent	10,026,310	Automated highway system	09/09/2016	7/17/2018	04/05/2036
EDI	US Patent	10,297,146	Automated highway system	07/16/2018	5/21/2019	04/05/2036
EDI	US Patent	10,796,566	Automated highway system	05/20/2019	10/06/2020	04/05/2036
EDI	US Patent	11,200,796	Automated highway system	10/05/2020	12/14/2021	04/05/2036
EDI	US Application	17/548,798	Automated highway system	12/13/2021	10/27/2022	N/A
Tyche	US Patent	6,900,087	Symmetric inducting device for an integrated circuit having a ground shield	08/21/2003	5/31/2005	10/14/2022
Tyche	US Patent	7,084,481	Symmetric inducting device for an integrated circuit having a ground shield	05/28/2004	8/01/2006	07/13/2022
DIP	US Patent	6,936,898	Diagonal deep well region for routing body-bias voltage for MOSFETS in surface well regions	12/31/2002	8/30/2005	03/03/2023
DIP	US Patent	7,098,512	Layout patterns for deep well region to facilitate routing body-bias voltage	10/10/2003	8/29/2006	03/14/2023
DIP	US Patent	7,332,763	Selective coupling of voltage feeds for body bias voltage in an integrated circuit device	01/26/2004	2/19/2008	07/05/2023
DIP	US Patent	7,211,478	Diagonal deep well region for routing body-bias voltage for MOSFETS in surface well regions	08/08/2005	5/01/2007	12/31/2022
DIP	US Patent	7,645,664	Layout pattern for deep well region to facilitate routing body-bias voltage	06/08/2006	1/12/2010	12/21/2023
DIP	US Patent	7,323,367	Diagonal deep well region for routing body-bias voltage for MOSFETS in surface well regions	05/01/2007	1/29/2008	12/31/2022
DIP	US Patent	7,608,897	Sub-surface region with diagonal gap regions	01/28/2008	10/27/2009	12/31/2022
DIP	US Patent	9,251,865	Selective coupling of voltage feeds for body bias voltage in an integrated circuit device	02/11/2008	2/02/2016	07/05/2023
DIP	US Patent	8,415,730	Selective coupling of voltage feeds for body bias voltage in an integrated circuit device	02/19/2008	4/09/2013	07/05/2023

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
DIP	US Patent	7,149,851	Method and system for conservatively managing store capacity available to a processor issuing stores	08/21/2003	12/12/2006	10/17/2024
DIP	US Patent	7,606,979	Method and system for conservatively managing store capacity available to a processor issuing stores	12/12/2006	10/20/2009	08/21/2023
DIP	US Patent	RE44,025	Apparatus and method for integrated circuit power management	07/18/2008	2/19/2013	09/09/2024
HPE	US Patent	7,962,948	VIDEO-ENABLED COMMUNITY BUILDING	04/06/2001	6/14/2011	02/17/2026
HPE	US Patent	8,230,497	Method Of Identifying Software Vulnerabilities On A Computer System	11/04/2002	7/24/2012	09/24/2031
HPE	US Patent	7,353,539	Signal Level Propagation Mechanism For Distribution Of A Payload To Vulnerable Systems	01/16/2003	4/01/2008	06/02/2025
HPE	US Patent	7,647,327	Method and System For Implementing Storage Strategies of a File Autonomously of a User	09/24/2003	1/12/2010	02/04/2025
HPE	US Patent	7,404,204	System And Method For Authentication Via A Single Sign-on Server	02/06/2004	7/22/2008	03/02/2026
HPE	US Patent	7,426,633	System And Method For Reflashing Disk Drive	05/12/2005	9/16/2008	09/15/2026
HPE	US Patent	8,027,333	IP-based Enhanced Emergency Services Using Intelligent Client Devices	09/05/2008	9/27/2011	08/15/2024
HPE	US Patent	7,440,442	IP-based Enhanced Emergency Services Using Intelligent Client Devices	10/21/2003	10/21/2008	11/24/2026
HID	US Patent	7,745,886	Semiconductor on insulator (SOI) switching circuit	09/29/2008	6/29/2010	12/25/2028
HID	US Patent	9,412,758	Semiconductor on insulator (SOI) structure with more predictable junction capacitance and method for fabrication	09/29/2008	8/09/2016	09/29/2028
HID	US Patent	9,245,826	Anchor vias for improved backside metal adhesion to semiconductor substrate	01/27/2014	1/26/2016	01/27/2034
HID	US Patent	9,147,609	Through silicon via structure, method of formation, and integration in semiconductor substrate	03/08/2012	9/29/2015	08/28/2032
HID	US Patent	7,772,673	Deep trench isolation and method for forming same	03/16/2007	8/10/2010	06/27/2028
HID	US Patent	10,622,262	High performance SiGe heterojunction bipolar transistors built on thin film silicon-on-insulator substrates for radio frequency applications	10/06/2017	4/14/2020	10/06/2037
HID	US Patent	10,991,631	High performance SiGe heterojunction bipolar transistors built on thin-film silicon-on-insulator substrates for radio frequency applications	07/02/2018	4/27/2021	10/06/2037
KOYO	US Patent	9,116,598	User interface for use in computing device with sensitive display	01/01/2013	8/25/2015	07/10/2033
KOYO	US Patent	10,969,930	User interface for use in computing device with sensitive display	03/09/2020	4/06/2021	01/01/2033

*	Subject to any terminal disclaimer

Research and Development

We did not incur research and development expenses during 2023 or 2022, since research and development is not part of our business.

Consulting Contracts

On February 22, 2021, we entered into advisory service agreement with three consultants pursuant to which they will provide services to us in connection with the development of our business. The agreements have a term of ten years and may be terminated by us for cause or upon the death or disability of the consultants. Pursuant to these agreements, we issued options to purchase a total of 900,000 shares which are exercisable as follows:

●	Options to purchase 500,000 shares at an exercise price of $1.00 per share are presently exercisable.

●	Options to purchase 200,000 shares at an exercise price of $3.00 per share become exercisable on the first day on which we file a Form 10-K or Form 10-Q which shows stockholders’ equity of at least $5,000,000,

●	Options to purchase 200,000 shares at an exercise price of $5.00 per share become exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Employees

As of April 16, 2024, we have two employees, who are our officers, one of whom works on a part-time basis. Our employees are not represented by a labor union, and we consider our employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our restated audited consolidated financial statements and related notes at December 31, 2023 (restated) and 2022 and for the years then ended and our condensed consolidated financial statements at March 31, 2024 and for the three months ended March 31, 2024 and 2023 which are included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly owned subsidiaries. We currently own, control or manage twenty-two intellectual property portfolios, of which we are currently seeking or may seek monetization with respect to nine, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for either us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including licenses granted as part of the settlement of patent infringement lawsuits.

Restatement of Previously Issued Consolidated Financial Statements

On April 30, 2024, the Company’s chief executive officer determined that the litigation and licensing expenses for the year ended December 31, 2023 was understated by $1,371,109 as a result of the failure to recognize legal fees incurred during the fourth quarter of 2023 to a related party in connection with the settlement of litigation during the fourth quarter of 2023. As a result, the Company’s gross margin, income from operations, income before income taxes and net income were overstated by $1,371,109, resulting in net income for the year ended December 31, 2023 of $2,278,473, or $0.43 per share. The Company had reported net income of $3,649,582, or $0.68 per share.

On May 1, 2024, the Company advised the Company’s independent registered public accounting firm, Rosenberg Rich Baker Berman, P.A., of the error and provided such firm with the records relating to the correction, and, after reviewing the Company’s records, such firm concurred in the Company’s conclusion.

On May 1, 2024, the Company’s board of directors determined that the financial statements for the year ended December 31, 2023 included in the Company’s Form 10-K for the year ended December 31, 2023 should be restated to correct the historical error described above.

The discussion in Management’s Discussion and Analysis of Financial Conditions and Results of Operation relating to the year ended December 31, 2023 reflects the restated financial statements.

Market and Economic Conditions

In recent years, the United States and other markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain, including, as a result of the COVID-19 pandemic, supply chain disruptions, the Russian invasion of Ukraine, recent attacks by Hamas on Israel from the Gaza Strip and the resultant action by Israel against Hamas in the Gaza Strip and the potential for broader conflict in the Middle East, instability in the U.S. and global banking systems, rising fuel prices, increasing interest rates or foreign exchange rates and increased inflation and the possibility of a recession. We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. A significant downturn in economic conditions may adversely affect the intellectual property licensing market including the financial condition of financing sources and the willingness of potential financing sources to provide funding for our litigation; a law firms’ ability and willingness to provide us with legal services on acceptable contingent fee terms; and the financial condition and prospects of defendants and potential defendants, which could make it less likely that they would be willing to settle our claim.

Further, to the extent that holders of intellectual property rights see these and other macroeconomic factors, they may be reluctant to sell intellectual property to us on terms which are acceptable to us, if at all.

We seek to generate revenue from patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights. All of the revenue for the years ended December 31, 2023 and 2022 was from patent licensing fees, of which approximately 100% was paid to the patent seller, funding sources and legal counsel pursuant to our agreements with patent sellers, funding sources and legal counsel.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we intend to seek to develop portfolios of intellectual property rights that provide us a continuing stream of revenue, to date we have not been successful in doing so, and we do not anticipate that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenue can, and is likely to, vary significantly from quarter to quarter and year to year and the net income we generated in 2023 may prove to be an aberration. Our gross profit from license fees reflects the payment of any royalties due in connection with our license.

It is generally necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. Because we cannot fund litigation ourselves, we need to enter into an agreement with a third-party funding source. Our agreements with the funding sources typically provide that the funding source pays the litigation costs and that the funding source receives a percentage of the recovery, thus reducing our recovery in connection with any settlement of the litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis or we obtain funding from third party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third party that funds the litigation would be entitled to participate in any recovery. To the extent that we have agreements with counsel and/or litigation funding sources pursuant to which payments made to them represent a portion of the gross recovery, and such payment is contingent upon a recovery, our revenue from litigation reflects the gross recovery from litigation as licensing fees, and payments to counsel and/or litigation funding sources are reflected as cost of revenue.

Agreements with QF3, QFL and Intelligent Partners

On March 12, 2023, we entered into a funding agreement with QF3.

Pursuant to the Purchase Agreement with QF3, QF3 agreed to make available to us a financing facility of: (a) up to $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize, of which no amounts have been received as of March 31, 2024; (b) up to $4,000,000 for operating expenses, of which the we have requested and received $3,334,381 as of March 31, 2024; and (iii) $3,300,000 to fund the cash payment portion of the purchase price of a patent portfolio acquired from Tower. In return we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents. We used $3,300,000 proceeds from the QF3 financing as the cash payment portion of the purchase price of a portfolio acquired from Tower. Our obligations to QF3 are secured by the proceeds from the patents acquired with their funding, the patents and all general intangibles now or hereafter arising from or related to the foregoing and the proceeds and products of the foregoing. “Business – Agreements with QF3” for a description of the agreements with QF3.

On February 22, 2021, we entered into a funding agreement with QFL and a restructure agreement with Intelligent Partners.

Pursuant to the Purchase Agreement, with QFL, QFL made advances to us of $6,403,000, consisting of (a) up to $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize;; (b) $2,000,000 for operating expenses, and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. No further advances are to be made pursuant to the Purchase Agreement. In return we transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents. Our obligations to QFL are secured by the proceeds from the patents acquired with their funding, the patents and all general intangibles now or hereafter arising from or related to the foregoing and the proceeds and products of the foregoing. We also granted QFL a ten-year warrant to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised through February 18, 2031 on a cash or cashless basis, subject to certain limitations on exercisability. The warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the Warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis). A portion of any gain from sale of the shares, net of taxes and costs of exercise, realized prior to the completion of all monetization activities shall be credited against the total return due to QFL pursuant to the Purchase Agreement. At the time of the agreement, we did not meet the OTCQB continued eligibility standard and we also agreed to take all commercially reasonable steps necessary to regain compliance with the OTCQB eligibility standards as soon as practicable. We regained compliance on May 7, 2021. We also granted QFL registration rights with respect to the common stock issuable upon exercise of the warrants and we granted QFL certain board observation rights. Pursuant to the Purchase Agreement, all of the net proceeds from the monetization of the intellectual property acquired with funds from QFL are paid directly to QFL. After QFL has received a negotiated rate of return, we and QFL share net proceeds equally until QFL achieves its investment return, as defined in the agreement. Thereafter, we retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments by us to QFL pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquire by us are received, or to be received.

Contemporaneously with the execution of the agreements with QFL, we entered into a restructure agreement with Intelligent Partners to eliminate any obligations we had with respect to the outstanding notes and the securities purchase agreement. As part of the restructure of our agreements with Intelligent Partners, we amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property we acquire. Under these MPAs, Intelligent Partners receives a 60% interest in the proceeds from our intellectual property owned by the eight Subsidiary Guarantors. Intelligent Partners also participates in the monetization proceeds from new intellectual property that we acquire until the total payments under all the monetization participation agreements equal $2,805,000, as follows: for net proceeds between $0 and $1,000,000, Intelligent Partners receives 10% of the net proceeds realized from new patents, except that if, in any calendar quarter, net proceeds realized by us exceed $1,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000. If in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 50% on the portion of net proceeds in excess of $3,000,000. The payments with respect to the new patents terminate once total payments to Intelligent Partners under all monetization participation agreements reach $2,805,000. The payments to Intellectual Partners with respect new patents are payable from the proceeds which are allocated to us under the QFL agreements, which start after QFL has received a negotiated rate of return. See “Business – Agreements for Intelligent Partners for a description of the agreements with Intellectual Partners .”

Effects of Possible Delisting of Common Stock on OTCQB

On May 23, 2022, we received notice from OTC Markets Group, that, because the bid price for our common stock had closed below $0.01 per share for more than 30 consecutive days, we no longer met the Standards for Continued Eligibility under the OTC listing standards and, if this deficiency was not cured by August 21, 2022, our stock would be removed from the OTCQB marketplace, in which event our common stock will be traded on the OTC Pink market. Our registration rights agreement with QFL provides that, in the event of a failure to comply with certain covenants, which includes the failure of our common stock to be traded on the OTCQB, in addition to any other remedies available to QFL, we are to pay to QFL an amount in cash equal to 2.0% of the aggregate value of QFL’s Registrable Securities, as defined in the Registration Rights Agreement, whether or not included in such registration statement, on each of the following dates: (i) the initial day of a maintenance failure; (ii) on the 30th day after the date of such a failure and (iii) every 30th day thereafter (prorated for periods totaling less than thirty (30) days) until such failure is cured. In July 2022, we amended our certificate of incorporation to effect a one-for-100 reverse split of our common stock. The OTC Markets Group confirmed to us that the deficiency has been cured. We cannot assure you that we will continue to meet the requirements for continued listing on the OTCQB, including the maintenance of a bid price of at least $0.01 per share.

Revenues from our Portfolios

In August 2021, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Yamaha Corporation and Steinberg Media Technologies GMBH. In March 2022, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Parrot SA, Delair SAS, Drone Volt, SA, EHang Holdings Limited and Flyability SA. In July 2022, STX brought a patent infringement suit in the U.S. District for the Eastern District of Texas against FUJIFILM Holdings Corporation et al. The actions against Yamaha Corporation, Steinberg Media Technologies GMBH, Parrot SA, Drone Volt, SA, Delair SAS and Flyability SA have been resolved, and revenue for the year ended December 31, 2022 includes revenue from the related settlements. As of December 31, 2023, the matter against FUJIFILM Holdings Corporation et al has been resolved and revenue for the year ended December 31, 2023 includes revenue from the settlement.

In September 2021, M-RED Inc. brought patent infringement suits in the U.S. District for the Eastern District of Texas against Xiaomi Corporation et. al., OnePlus Technology (Shenzhen) Co., Ltd., Biostar Microtech International Corp. and Giga-Byte Technology Co., Ltd. All matters were resolved in 2022 and our revenue for the year ended December 31, 2022 includes revenue from the related settlements. We did not generate revenue from the M-RED Portfolio in 2023 and do not anticipate allocating further resources to monetization of the M-RED Portfolio.

In October 2021, AMI brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation, Guangdong OPPO Mobile Telecommunications Corp., Ltd. and Beijing Xiaomi Software Co., Ltd. Those actions were resolved in 2022, and our revenue for the year ended December 31, 2022 includes revenue from related settlements. We did not generate revenue from the Audio Messaging Portfolio in 2023.

In November 2021, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Trend Micro Incorporated. In March 2022, Trend Micro, Inc. filed a complaint against TLL in the U.S. District for the Western District of Texas seeking declaratory judgement of non-infringement of the patents in suit. In February 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Checkpoint Software Technologies Ltd. and Palo Alto Networks, Inc. In March 2022, TLL voluntarily dismissed, without prejudice, the action against Palo Alto Networks, Inc. In March 2022, Palo Alto Networks, Inc. filed a complaint against TLL and the Company in the U.S. District for the Southern District of New York seeking declaratory judgement of non-infringement of the patents in suit. In May 2022, Trend Micro Inc. filed a motion with the Panel on Multidistrict Litigation seeking to have the pending actions consolidated into a centralized multidistrict litigation for pretrial proceedings. In August 2022, the Judicial Panel on Multidistrict Litigation consolidated all actions in the U.S. District for the Eastern District of Texas. In October 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Fortinet, Inc., Crowdstrike, Inc. et.al., and Musarubra US, LLC. The actions against Trend Micro Incorporated, Checkpoint Software Technologies Ltd, Palo Alto Networks, Inc. and Crowdstrike, Inc. were resolved in 2023 and the actions against Fortinet and Musarubra were resolved in the first quarter of 2024. Our revenue for the year ended December 31, 2023 and the three months ended March 31, 2024 includes revenue from the related settlements.

In November 2021, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. In November 2022, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al and TCL Technology Group Corporation et al. In June 2022, MML and AI agreed to amend the Purchase Agreement to add two additional patent families for an additional $92,000. We requested and received a capital advance from QFL in the amount of $92,000, which we used to make payment to AI in August 2022 pursuant to the amendment to the Purchase Agreement. The actions against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. were resolved in 2023 and revenue for the year ended December 31, 2023 includes revenue from the related settlements.

In January 2022, the we acquired, via assignment from Intellectual Ventures Assets 181 LLC and Intellectual Ventures Assets 174 LLC, all right title and interest to four patent portfolios consisting of fifteen United States patents and three foreign patents for a purchase price of $1,060,000. We requested and received a capital advance in the amount of the $1,060,000 purchase price from the facility with QFL. The patents were assigned to our wholly owned subsidiaries Tyche Licensing LLC and Deepwell IP LLC.

In March 2022, LSC brought patent infringement suits in the U.S. District for the Eastern District of Texas against Microsoft Corporation, Google LLC, Cisco Systems, Inc. and Amazon.com, Inc. et.al. In November 2022, Google LLC filed a petition before the patent trial and appeal board for inter partes review of US Patent No. 10,154,092. In March 2023 Cisco Systems, Inc, Microsoft Corporation and Google LLC filed petitions before the patent trial and appeal board for inter partes review of LSC Portfolio patents. As of December 31, 2023, all actions had been resolved.

In May 2022, Tyche brought patent infringement suits in the U.S. District for the Eastern District of Texas against MediaTek Inc., Realtek Semiconductor Corporation, Texas Instruments Incorporated, Infineon Technologies AG and STMicroelectronics NV et. al. As of December 31, 2023, all actions have been resolved and revenue for the year ended December 31, 2023 includes revenue from the settlements.

In July 2022, we entered into a purchase agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company for the purchase of eight United States Patents for a purchase price of $350,000. We paid $35,000 upon execution of the agreement with the balance payable within 30 days. We requested and received a capital advance from QFL in the amount of $350,000, which was used to make payment of the balance in August 2022 pursuant to the terms of the purchase agreement. The HPE Portfolio was subsequently assigned to our wholly owned subsidiary, Flash Uplink LLC.

In July 2022, EDI acquired, via assignment from Edward D. Ioli Trust, all right title and interest to a portfolio of five United States patents relating to a system and method for controlling vehicles and for providing assistance to operated vehicles (“EDI Portfolio”) for a purchase price consisting of 50% of the net proceeds resulting from monetization of the EDI Portfolio.

In March 2023, we entered into a purchase agreement with Tower for the purchase of seven United States Patents for a purchase price of $3,300,000. We requested and received a capital advance from QF3 in the amount of $3,300,000 to fund the cash payment portion of the purchase price. Pursuant to the purchase agreement, after recovery of the purchase price and a negotiated return, Tower is entitled to a portion of net proceeds, if any, as defined in the purchase agreement.

In August 2023, we entered into a purchase agreement with Koji Yoden for the purchase of two United States Patents for a purchase price of $30,000. Pursuant to the purchase agreement, after recovery of the purchase price Mr. Yoden is entitled to a portion of net proceeds, if any, as defined in the purchase agreement.

In September 2023, Deepwell brought a patent infringement suit in the U.S. District for the Eastern District of Texas against MediaTek Inc.

Years Ended December 31, 2023 and 2022

Results of Operations

	Year Ended December 31,
	2023	2022
	(restated)
Revenues (patent licensing fees)	$13,152,500	$451,194
Cost of revenue (litigation and licensing expenses)	6,905,705	303,671
Selling, general and administrative expenses	2,740,554	1,979,718
Income (loss) from operations	3,506,241	(1,832,195)

Other income (expense)
Change in fair market value of warrant liability	(136,381)	1,490,759
Interest expense	(1,061,387)	(413,333)
Total other income (expense)	(1,197,768)	1,077,426

Income (loss) before income tax	2,308,473	(754,769)

Income tax benefit (expense)	(30,000)	1,253

Net income (loss)	$2,278,473	$(753,516)

We generated revenues of approximately $13,153,000 for the year ended December 31, 2023 as compared to approximately $451,000 for the year ended December 31, 2022. Our revenue for the year ended December 31, 2023 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the Tyche, STX, MML and TLL portfolios. Revenue for the year ended December 31, 2022 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the M-RED, AMI and STX portfolios. Cost of revenue for the years ended December 31, 2023 and 2022 was approximately $6,906,000 and $304,000, respectively. The increase in cost of revenues is primarily due to increased litigation and licensing expenses associated with contingent fees incurred in generating revenues. The timing and amount of our revenue is dependent upon the results of litigation seeking to enforce our intellectual property rights, and we cannot predict when or whether we will have a recovery and how much of the recovery will be received by us after payments to legal counsel, to our funding sources, to inventors/former patent owners and to Intelligent Partners who have an interest in our share of the recovery from certain patent portfolios after deducting payments due to counsel and the litigation funding source.

Selling, general, and administrative expenses for the year ended December 31, 2023 increased by approximately $761,000, or approximately 38%, compared to the year ended December 31, 2022. The increase is primarily due to an increase in compensation expense to the chief executive officer of $660,000. Our principal operating expenses for the year ended December 31, 2023 were compensation expenses of approximately $960,000, amortization of intangible assets of approximately $787,000 and professional fees of approximately $696,000. Our principal operating expenses for the year ended December 31, 2022 were compensation expenses of approximately $300,000, amortization of intangible assets of approximately $910,000 and professional fees of approximately $513,000. We had stock-based compensation costs of approximately $49,000 and $117,000 for the years ended December 31, 2023 and 2022, respectively.

Other income and expense for the year ended December 31, 2023 included a loss on change in fair value of warrant liability of approximately $136,000. We realized a gain on change in fair value of warrant liability of approximately $1,491,000 for the year ended December 31, 2022. The fair value of the warrant liability is affected by the price of our common stock, so the liability increases as the stock price goes up, resulting in an expense, and decreases as the stock price goes down resulting in income from change in warrant liability. Other expense also reflects interest expense of approximately $1,061,000 for the year ended December 31, 2023 and approximately $413,000 for the year ended December 31, 2022. The increase in interest expense reflects the accrued interest payable on the principal amount of QFL and QF3 facilities.

We incurred income tax benefit (expense) of approximately $(30,000) and $1,000 for the years ended December 31, 2023 and 2022, respectively.

As a result of the foregoing, we realized net income of approximately $2,278,000, or $0.43 per share (basic and diluted), for the year ended December 31, 2023, compared to net loss of approximately $754,000, or $0.14 per share (basic and diluted), for the year ended December 31, 2022.

Liquidity and Capital Resources

At December 31, 2023, we had current assets of approximately $3,600,000, and current liabilities of approximately $11,935,000. Our current liabilities include funding liabilities of approximately $7,326,000 payable to QFL and QF3, a non-interest bearing total monetization proceeds obligation (the “TMPO”) to Intelligent Partners in the amount of approximately $2,797,000 under the Restructure Agreement, both of which are only payable from money generated from the monetization of intellectual property, loans payable of approximately $138,000, accounts payable and accrued liabilities of approximately $297,000, warrant liability of approximately $282,000, and accrued interest of approximately $1,097,000. As of December 31, 2023, we have an accumulated deficit of approximately $22,540,000 and a negative working capital of approximately $8,335,000. Other than salary and pension benefits to our chief executive officer, we do not contemplate any other material operating expense requiring cash in the near future other than normal general and administrative expenses and legal fees, including expenses relating to our status as a public company filing reports with the SEC.

The following table shows the summary cash flows for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022
	(restated)
Cash flows provided by (used in) operating activities	$1,930,585	$(914,178)
Cash flows used in investing activities	(3,330,000)	(1,502,000)
Cash flows from financing activities	1,872,298	2,241,939
Net increase (decrease) in cash	472,883	(174,239)
Cash at beginning of year	90,601	264,840
Cash at end of year	$563,484	$90,601

For the year ended December 31, 2023, cash flows provided by operating activities was approximately $1,931,000 compared to cash flows used in operating activities of approximately $914,000 during the year ended December 31, 2022. The increase in cash flows provided by operations of approximately $2,845,000 is primarily attributable to net income during the year ended December 31, 2023 of approximately $2,278,000, a change in fair market value of the warrant liability of approximately $136,000 and an increase in accounts receivable of approximately $3,015,000. The outstanding account receivable of $3,000,000 at December 31, 2023 was paid in full during the first quarter of 2024.

During the years ended December 31, 2023 and 2022, cash flows used in investing activities consisted of $3,330,000 and $1,502,000, respectively for the purchase of patents from third parties. The increase in cash used in investing activities of $1,828,000 is attributable to additional patents purchased during the year ended December 31, 2023.

Cash flows from financing activities for the year ended December 31, 2023 was approximately $1,872,000 compared to cash flows from financing activities for the year ended December 31, 2022 of approximately $2,242,000. The cash flows from financing activities during the year ended December 31, 2023 includes proceeds from the funding liability of approximately $6,000,000 offset by the payment of the funding liability of approximately $4,128,000. The cash flows from financing activities during the year ended December 31, 2022 includes proceeds from the funding liability of approximately $2,303,000 offset by the payment of the funding liability of approximately $53,000 as well as the payment on related party loans of approximately $9,000.

Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
Revenues (patent licensing fees)	$1,045,000	$202,500
Cost of revenue (litigation and licensing expenses)	561,552	187,973
Selling, general and administrative expenses	577,279	777,857
Income (loss) from operations	(93,831)	(763,330)

Other expenses
Change in fair market value of warrant liability	(199,422)	(8,566)
Interest expense	(138,189)	(137,469)
Total other expenses	(337,611)	(146,035)

Loss before income tax	(431,442)	(909,365)

Income tax expense	—	(30,000)

Net loss	$(431,442)	$(939,365)

We generated revenues of approximately $1,045,000 for the three months ended March 31, 2024 as compared to approximately $203,000 for the three months ended March 31, 2023. Our revenue for the three months ended March 31, 2024 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the TLL portfolio. Our revenue for the three months ended March 31, 2023 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the Tyche and STX portfolios. The total settlement recovery is included in revenue and the associated costs are deducted as cost of revenue. Cost of revenue for the three months ended March 31, 2024 and 2023 relating to patent service costs was approximately $562,000 and $188,000, respectively. During the three months ended March 31, 2024, the Company received a reimbursement for costs expensed in prior periods in the amount of approximately $334,000, resulting in a reduction of litigation and licensing expenses. The timing and amount of our revenue is dependent upon the results of litigation seeking to enforce our intellectual property rights, and we cannot predict when or whether we will have a recovery and how much of the recovery will be received by us after payments to legal counsel, to our funding sources, to inventors/former patent owners and to Intelligent Partners, all of whom or may have an interest in our share of the recovery from certain patent portfolios after deducting payments due to counsel and the litigation funding source.

Selling, general, and administrative expenses for the three months ended March 31, 2024 decreased by approximately $201,000, or approximately 26%, compared to the three months ended March 31, 2023, primarily due to compensation expense. Our principal operating expenses for the three months ended March 31, 2024 were amortization of intangible assets of approximately $167,000 and compensation expenses of approximately $165,000. Our principal operating expenses for the three months ended March 31, 2023 were amortization of intangible assets of approximately $159,000 and compensation expenses of approximately $450,000. We had stock-based compensation costs of approximately $6,000 and $19,000 for the three months ended March 31, 2024 and 2023, respectively. We anticipate increased administrative expenses in the second quarter of 2024 as a result of the restatement of our financial statements for the year ended December 31, 2023 and the filing of an amendment to our 10-K annual report.

Other income and expense for the three months ended March 31, 2024 included a loss on change in fair value of warrant liability of approximately $199,000. We realized a loss on change in fair value of warrant liability of approximately $9,000 for the three months ended March 31, 2023. The fair value of the warrant liability is affected by the price of our common stock, so the liability increases as the stock price goes up, resulting in an expense, and decreases as the stock price goes down resulting in income from change in warrant liability. Other expense also reflects interest expense of approximately $138,000 for the three months ended March 31, 2024 and approximately $137,000 for the three months ended March 31, 2023.

We incurred income tax expense of approximately $0 and $30,000 for foreign income taxes for the three months ended March 31, 2024 and 2023, respectively.

As a result of the foregoing, we realized a net loss of approximately $431,000, or $0.08 per share (basic and diluted) and net loss of approximately $939,000, or $0.17 per share (basic and diluted), for the three months ended March 31, 2024 and 2023, respectively.

Liquidity and Capital Resources

At March 31, 2024, we had current assets of approximately $4,844,000 and current liabilities of approximately $14,809,000. Our current liabilities include funding liabilities of approximately $8,161,000 payable to QFL and QF3, a non-interest bearing total monetization proceeds obligation (the “TMPO”) to Intelligent Partners in the amount of approximately $2,797,000 under the Restructure Agreement, both of which are only payable from money generated from the monetization of intellectual property, loans payable of approximately $138,000, a warrant liability of approximately $481,000, accounts payable and accrued liabilities of approximately $1,999,000, and accrued interest of approximately $1,233,000. As of March 31, 2024, we have an accumulated deficit of approximately $24,342,000 and a negative working capital of approximately $9,965,000. Other than salary and pension benefits to our chief executive officer, we do not contemplate any other material operating expense requiring cash in the near future other than normal general and administrative expenses and legal fees, including expenses relating to our status as a public company filing reports with the SEC.

The following table shows the summary cash flows for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
Cash flows used in operating activities	$(628,437)	$(607,835)
Cash flows used in investing activities	—	(3,300,000)
Cash flows from financing activities	835,649	3,944,140
Net increase in cash	207,212	36,305
Cash at beginning of year	563,484	90,601
Cash at end of year	$770,696	$126,906

We cannot assure you that we will be successful in generating future revenues, in obtaining additional debt or equity financing or that such additional debt or equity financing will be available on terms acceptable to us, if at all, or that we will be able to obtain any third-party funding in connection with any of our intellectual property portfolios or that we will receive any of the proceeds of any litigation settlements after making all required payments to counsel and funding sources and payments to Intelligent Partners. We have no credit facilities. Although our agreement provides for QFL and QF3 to provide us with funding to acquire intellectual property rights, subject to QFL’s and QF3’s approval, it does not provide for financing the litigation necessary for the monetization of the intellectual property rights. We do not have any credit facilities or any arrangements for us to finance the litigation necessary to monetize our intellectual property rights other than contingent fee arrangements with counsel with respect to our pending litigation. If we do not secure contingent representation or obtain litigation financing, we may be unable to monetize our intellectual property.

We cannot predict the success of any pending or future litigation. Typically, our agreements with the funding sources provide that the funding sources will participate in any recovery which is generated. We believe that our financial condition, our history of losses and negative cash flow from operations, and our low stock price make it difficult for us to raise funds in the debt or equity markets. We anticipate that during the three months ended June 30, 2024, our administrative expenses will increase significantly as a result of the restatement of our financial statements and the preparation of an amendment to our Form 10-K for the year ended December 31, 2023.

As noted below, there is a substantial doubt about our ability to continue as a going concern.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of our financial statements.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are allocated equally across the patents in force at the time of acquisition. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims that, based on management’s estimates, are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Warrant Liability

We reflect a warrant liability with respect to warrants for which the number of shares underlying the warrants is not fixed until the date of the initial exercise. The amount of the liability is determined at the end of each fiscal period by using a Black-Scholes option pricing model to estimate the fair value. The period to period change in the amount of warrant liability is reflected as a gain or loss in warrant liability and is included under other income (expense).

Stock-Based Compensation

We account for stock-based compensation for employees and non-employees pursuant to ASC 718, “Compensation — Stock Compensation,” which prescribes accounting and reporting standards for all stock-based payment transactions. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values estimated using a Black-Scholes option pricing model. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Revenue Recognition

Patent Licensing Fees

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Under Topic 606, revenue is recognized when there is a contract which has commercial substance which is approved by both parties and identifies the rights of the parties and the payment terms.

For the periods presented, revenue contracts executed by the Company primarily provided for the payment of contractually determined, one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company’s operating subsidiaries as part of the settlement of litigation commenced by the Company’s subsidiaries. Intellectual property rights granted included the following, as applicable: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted were perpetual in nature, extending until the legal expiration date of the related patents. The individual intellectual property rights are not accounted for as separate performance obligations, as (a) the nature of the promise, within the context of the contract, is to transfer combined items to which the promised intellectual property rights are inputs and (b) the Company’s promise to transfer each individual intellectual property right described above to the customer is not separately identifiable from other promises to transfer intellectual property rights in the contract.

Since the promised intellectual property rights are not individually distinct, the Company combined each individual IP right in the contract into a bundle of IP rights that is distinct, and accounted for all of the intellectual property rights promised in the contract as a single performance obligation. The intellectual property rights granted were “functional IP rights” that have significant standalone functionality. The Company’s subsequent activities do not substantively change that functionality and do not significantly affect the utility of the IP to which the licensee has rights. The Company’s subsidiaries have no further obligation with respect to the grant of intellectual property rights, including no express or implied obligation to maintain or upgrade the technology, or provide future support or services. The contracts provide for the grant (i.e., transfer of control) of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the contract. Licensees legally obtain control of the intellectual property rights upon execution of the contract. As such, the earnings process is complete and revenue is recognized upon the execution of the contract, when collectability is probable and all other revenue recognition criteria have been met. Revenue contracts generally provide for payment of contractual amounts within 30 to 90 days of execution of the contract. Contractual payments made by licensees are generally non-refundable. The Company does not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided, therefore there is no significant financing component or consideration payable to the customer in these transactions.

The Company’s revenue for the year ended December 31, 2023 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the Tyche, STX, MML and TLL portfolios. Revenue for the year ended December 31, 2022 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the M-RED, AMI and STX portfolios.

Recent Accounting Pronouncements

Management does not believe that there are any recently issued, but not effective, accounting standards which, if currently adopted, would have a material effect on our financial statements.

Going Concern

We have an accumulated deficit of approximately $24,342,000 and negative working capital of approximately $9,965,000 as of March 31, 2024. Although we generated income in 2023, we incurred a loss for the three months ended March 31, 2024 and we have a history of losses and can give no assurance that we will generate income in the future. Because of our history of losses, our working capital deficiency, the uncertainty of future revenue, our obligations to Intelligent Partners, QF3, and QFL, the low stock price of our common stock and the absence of an active trading market in our common stock and our failure to have effective internal controls over financial reporting, as reflected in the restatement of its financial statements for the year ended December 31, 2023, our ability to raise funds in the equity market or from lenders is severely impaired. These conditions, as well as any adverse consequences which would result from our failure to meet the continued listing requirements of the OTCQB, raise substantial doubt as to our ability to continue as a going concern. Our revenue is generated exclusively from license fees generated from litigation seeking damages for infringement of our intellectual property rights. Although we may seek to raise funds and to obtain third-party funding for litigation to enforce our intellectual property rights, the availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

MANAGEMENT

Executive Officers and Directors

The following table presents information with respect to our officers and directors:

Name	Age	Position(s)
Jon C. Scahill	47	Chief executive officer, president, acting chief financial officer, secretary and director
Timothy J. Scahill	56	Chief technology officer and director
Dr. William Ryall Carroll	48	Director
Ryan T. Logue	43	Director

Our amended and restated certificate of incorporation provides for a classified board of directors. We have three classes of directors – Class I directors, whose term expired in 2023 and are continuing until their successors are elected and qualified; Class II directors, whose term expires with our annual meeting in 2024, and Class III directors, whose term expires with our annual meeting in 2025.

Jon C. Scahill, a Class I director, has been president and chief executive officer since January 2014 and a director since 2007. He was appointed secretary in April 2014. He also served as president and chief operating officer from May 2007 to December 2013. From December 2006 to May 2007, Mr. Scahill was founder and managing director of the Urban-Rigney Group, LLC, a private consultancy specializing in new business/new venture development, operations optimization, and strategic analysis. Prior to launching his consultancy business, Mr. Scahill held numerous positions in sales and marketing, technical management, and product development in the consumer products/flexible packaging arena. Mr. Scahill holds a B.S. in chemical engineering from the University of Rochester, an MBA in finance, strategy and operations from Rochester’s Simon Graduate School of Business and a JD from Pace Law School. Mr. Scahill is admitted to practice in New York, Florida and the District of Columbia, and he is a registered patent attorney admitted to practice before the United States Patent and Trademark Office.

Timothy J. Scahill, a Class II director, has a director since October 2014 and our chief technology officer since 2007. Mr. Scahill is also currently a managing partner of Managed Services Team LLC, an IT services provider. Prior to Managed Services Team, he was president of Layer 8 Group, Inc. from August 2005 to December 2012, at which time Layer 8 merged with Structured Technologies Inc. to form Managed Services Team LLC. In his roles he has taken the responsibility for business strategy, acquisition, execution, as well as financial management. His entrepreneurial acumen and proven record of successful management with sole discretionary responsibility, demonstrate the scope of his capability and his value to delivering results. He serves on the boards of the Upstate New York Technology Council, is an investor in Greater Rochester Enterprise, Pariemus Rochester and also serves on the Corporate Advisory Board for Habitat for Humanity. He is a member of Greater Rochester Enterprise and CEO Roundtable Chair.

Dr. William Ryall Carroll, a Class III director, has been a director since October 2014. Dr. Carroll has been associate professor and chairman of the marketing department at St. John’s University College of Business since July 2014. From September 2008 until June 2014, Dr. Carroll was an assistant professor in the marketing department of St. John’s University College of Business. Dr. Carroll is founder, chief executive officer and owner of Raiserve Inc., a web-based platform for monetizing non-profit programmatic work in the area of service formed in October 2014. Dr. Carroll’s research focuses on consumer behavior and behavioral decision theory. Dr. Carroll’s work has been published in top academic journals including the Journal of Advertising, Marketing Letters, as well in books such as Psycholinguistic Phenomena in Marketing Communications. In addition to his research Dr. Carroll has taught Marketing at the executive, graduate and undergraduate level across in the United States, Europe and Asia. Prior to pursuing his academic career, Dr. Carroll held various marketing positions at NOP Worldwide Marketing Research Company and Ralston Purina Company. Dr. Carroll earned his BA in Economics from the University of Rochester, his MS in Marketing Research from the University of Texas in Arlington, and his PhD from City University of New York – Baruch College.

Ryan T. Logue, a Class I director, is an investment advisory representative at Lincoln Investment, a position he has held since 2019. Prior to joining Lincoln Investment, he spent 16 years with Morgan Stanley in the private wealth management department. Mr. Logue has spent the majority of his career focused on investing in both public and private opportunities department. Mr. Logue graduated with a BA from Colgate University and an MBA from Columbia University and has previously served on the board of the Columbia Alumni Association of Fairfield County.

Timothy J. Scahill and Jon C. Scahill are first cousins.

Director Independence

Dr. Carroll and Mr. Logue are “independent” directors based on the definition of independence in the listing standards of the NYSE.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on developing our business. We expect to adopt a code as we develop our business.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors of issuers whose securities are registered pursuant to the Securities Exchange Act and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively. Because our common stock is not registered pursuant to the Securities Exchange Act, our officers, directors and 10% stockholders are not required to make such filings.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended December 31, 2023 and 2022, earned by or paid to our executive officers.

Name & Principal Position	Year	Salary	Bonus Awards	Stock Awards	Options/Warrant Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation (1)	Total
Jon C. Scahill,	2023	$600,000	$—	$—	$—	$—	$—	$66,000	$666,000
CEO and President	2022	$300,000	$—	$—	$—	$—	$—	$61,000	$361,000
Timothy J. Scahill	2023	$60,000	$—	$—	$—	$—	$—	$6,600	$66,600

(1)	Represents payments made by us under the SEP IRA.

Employment Agreement

Pursuant to the restated employment agreement, dated November 30, 2014, between us and Jon C. Scahill, we agreed to employ Mr. Scahill as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. In March 2023, the board of directors increased Mr. Scahill’s annual salary to $600,000, effective January 1, 2023. Mr. Scahill is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee, or by the board in the absence of a compensation committee. In August 2016, the board of directors approved annual bonus compensation to Mr. Scahill equal to 30% of the amount by which our consolidated income before income taxes exceeds $500,000, but, if we are subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). Mr. Scahill is also eligible to participate in any executive incentive plans which we may adopt. Pursuant to the agreement, we issued to Mr. Scahill warrants to purchase 600,000 shares, representing the warrants that had been previously covered in his prior employment agreement, but which had never been issued, and we issued to Mr. Scahill a restricted stock grant for 300,000 shares which vested on January 15, 2015. In the event that we terminate Mr. Scahill’s employment other than for cause or as a result of his death or disability, we will pay him severance equal to his salary for the balance of the term and, if he received a bonus for the previous year, an amount equal to that bonus, as well as continuation of his insurance benefits. Mr. Scahill also waived accrued compensation of $1,167,705, representing his accrued salary for periods prior to January 1, 2014. The restated employment agreement also includes mutual general releases between Mr. Scahill and us.

Pension Benefits

In March 2020, we adopted a SEP IRA plan for our employees pursuant to which we deposit into a SEP IRA account of each of our participating employees a percentage of the employee’s compensation, subject to statutory limitations on the amount of the contribution all as set forth in the IRS Form 5305-SEP presented to and reviewed by the directors of this Corporation. For the year ending December 31, 2023, the percentage was set at 11%. Our chief executive officer and chief technology officer, who are our only employees, are covered by the plan.

2017 Equity Incentive Plan

On November 10, 2017, the board of directors adopted the 2017 Equity Incentive Plan (the “Plan”) pursuant to which 1,500,000 shares of common stock may be issued. In February 2021, the board amended the Plan to increase the number of shares subject to the plan to 5,000,000. Set forth below is a summary of the plan, as amended, but this summary is qualified in its entirety by reference to the full text of the plan, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part.

The plan provides for the grant of non-qualified options, stock grants and other equity-based incentives to employees, including officers, directors and consultants.

As of December 31, 2023, there were outstanding options to purchase a total of 2,000,000 shares of common stock, of which options to purchase 600,000 shares were held by Jon Scahill, our chief executive officer. Of the options held by Mr. Scahill, options to purchase 200,000 shares at an exercise price of $1.00 per share are currently exercisable, and options to purchase 200,000 shares become exercisable upon each of the following events -- the first day on which we file a Form 10-K or Form 10-Q which reflects stockholders’ equity of at least $5,000,000, and on the date on which our common stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Also outstanding on December 31, 2023 were the following options to purchase a total of 900,000 shares which were granted to three consultants in 2021:

●	Options to purchase 500,000 shares at an exercise price of $1.00 per share which are presently exercisable.

●	Options to purchase 200,000 shares at an exercise price of $3.00 per share become exercisable on the first day on which we file a Form 10-K or Form 10-Q which shows stockholders’ equity of at least $5,000,000,

●	Options to purchase 200,000 shares at an exercise price of $5.00 per share become exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as to the outstanding equity awards granted to and held by the officers named in the Summary Compensation Table as of December 31, 2023.

Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
Jon Scahill	200,000	-	-		$1.00	2/22/2031
			200,000	(1)	3.00	2/22/2031
			200,000	(2)	5.00	2/22/2031

(1)	This option becomes exercisable on the first day on which we file a Form 10-K or Form 10-Q which reflects stockholders’ equity of at least $5,000,000.

(2)	This option becomes exercisable on the date on which the common stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Directors’ Compensation

We do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board has, and may in the future, award stock grants or options to purchase shares of common stock to our directors. None of our directors received compensation during 2023.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of May 20, , 2024, by:

●	Each director;

●	Each current officer named in the summary compensation table;

●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

●	All directors and officers as a group.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of May 20, 2024.

Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Jon C. Scahill(2)	1,600,000	28.9%
Andrew C. Fitton(3)	1,174,074	22.0%
Intelligent Partners, LLC(4)	500,000	8.6%
Michael R. Carper(5)	788,889	14.8%
Dr. William Ryall Carroll	154,846	2.9%
Timothy J. Scahill	151,050	2.8%
Ryan T. Logue	54,976	1.0%
All officers and directors as a group (four individuals)	1,960,873	35.4%

(1)	The address of Jon C. Scahill, Dr. Carroll, Timothy J. Scahill and Ryan T. Logue is c/o Quest Patent Research Corporation, 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411.

(2)	Represents (a) 1,400,000 shares owned by Mr. Scahill and (b) 200,000 shares issuable upon exercise of options held by Mr. Scahill.

(3)	Represents (a) 674,074 shares owned by Mr. Fitton and (b) 500,000 shares issuable upon exercise of an option held by Intelligent Partners. The address for Mr. Fitton and Intelligent Partners is 300 Bowie St., Apt. 2803 Austin, TX 78703.

(4)	Represents 500,000 shares of common stock issuable upon exercise of options held by Intelligent Partners. Andrew C. Fitton and Michael R. Carper, as the members of Intelligent Partners, have the joint right to vote and dispose of the shares owned by Intelligent Partners. The address for Mr. Carper is 13218 Tamayo Drive Austin, TX 78729.

(5)	Represents (a) 288,889 shares of common stock owned by Mr. Carper and (b) 500,000 shares of common stock issuable upon exercise of an option held by Intelligent Partners.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Reference is made to the discussion of our agreements with Intelligent Partners, Mr. Fitton and Mr. Carper under “Business – Agreements with Intelligent Partners.”

Managed Services Team LLC, an entity for which Timothy Scahill, our chief technology officer and a director, is a managing partner, provides information technology services to us. We pay for these services at usual and customary rates. The cost of these services was approximately $0 and $205 for the years ended December 31, 2023 and 2022, respectively.

During 2023, we contracted with a law firm more than 10 percent owned by our chief executive officer. The firm is engaged as counsel in connection with general corporate matters, diligence and maintenance of our patent portfolio. In connection with the engagement, paid such firm $50,000 and $0 for the years ended December 31, 2023 and 2022, respectively.

During 2023 and 2022, we contracted with a law firm more than 10% owned, but not controlled, by the father-in-law of the chief executive officer. The firm is engaged on a contingent fee basis and serves as escrow agent in connection with monetization of our patents in matters where the firm is serving as counsel to us. In connection with the engagement, we incurred litigation and licensing expenses of approximately $5,316,000 and $85,000 for the years ended December 31, 2023 and 2022, respectively. Since the services are on a contingent fee basis, no fees are incurred unless there is a recovery.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.00003 per share, and 10,000,000 shares of preferred stock, par value $0.00003 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders. We have no present plans to issue any shares of preferred stock.

Other Provisions of Our Certificate of Incorporation

As described under “Management – Executive Officers and Directors” our board of directors is a classified board, with three classes of directors and directors being elected for a term of three years.

Our certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons. Our by-laws include a provision which provides that we will indemnify our officers and directors to the maximum extent permitted by laws and have authorization provisions which conform with the provisions of Section 145. We also have indemnification agreements with our directors which are consistent with our certificate of incorporation and bylaws.

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law, and, if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to our directors.

Our certificate of incorporation provides that where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Since our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company, One State St., 30th Fl., New York, NY 10004, telephone (212) 509-4000.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in this prospectus have been included in reliance on the report of Rosenberg Rich Baker Berman P.A., an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act.  We also plan to include our SEC filings on our website. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

QUEST PATENT RESEARCH CORPORATION
DECEMBER 31, 2023

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$770,696	$563,484
Accounts receivable, net of allowance for credit losses of $0 and $0, respectively	3,989,156	3,015,295
Other current assets	84,074	28,121
Total current assets	4,843,926	3,606,900

Patents, net of accumulated amortization of $2,579,264 and $2,412,397, respectively	3,507,736	3,674,603
Total assets	$8,351,662	$7,281,503

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities ($1,378,154 due to related parties at March 31, 2024 and December 31, 2023)	$1,999,416	$1,674,690
Loans payable	138,000	138,000
Funding liability	8,161,151	7,325,502
Loan payable - related party	2,796,500	2,796,500
Warrant liability	481,231	281,809
Accrued interest	1,232,981	1,096,985
Total current liabilities	14,809,279	13,313,486

Non-current liabilities
Loan payable – SBA	150,000	150,000
Purchase price of patents	53,665	53,665
Total liabilities	$15,012,944	$13,517,151

Commitments and contingencies (Note 9)

Stockholders’ deficit:
Preferred stock, par value $0.00003 per share - authorized 10,000,000 shares - no shares issued and outstanding	—	—
Common stock, par value $0.00003 per share; authorized 30,000,000 at March 31, 2024 and December 31, 2023; 5,331,973 shares issued and outstanding at March 31, 2024 and December 31, 2023	160	160
Additional paid-in capital	17,680,793	17,674,985
Accumulated deficit	(24,342,463)	(23,911,021)
Total Quest Patent Research Corporation stockholders’ deficit	(6,661,510)	(6,235,876)
Non-controlling interest in subsidiary	228	228
Total stockholders’ deficit	(6,661,282)	(6,235,648)
Total liabilities and stockholders’ deficit	$8,351,662	$7,281,503

See the accompanying notes to the unaudited condensed consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
Revenues
Patent licensing fees	$1,045,000	$202,500
Cost of revenue
Litigation and licensing expenses	561,552	187,973
Gross profit	483,448	14,527

Operating expenses
Selling, general and administrative expenses	577,279	777,857
Total operating expenses	577,279	777,857
Income (loss) from operations	(93,831)	(763,330)

Other expenses
Change in fair market value of warrant liability	(199,422)	(8,566)
Interest expense	(138,189)	(137,469)
Total other expenses	(337,611)	(146,035)

Loss before income tax	(431,442)	(909,365)

Income tax expense	—	(30,000)

Net loss	$(431,442)	$(939,365)

Loss per share - basic and diluted	$(0.08)	$(0.17)

Weighted average shares outstanding - basic and diluted	5,331,973	5,331,973

See the accompanying notes to the unaudited condensed consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Accumulated	Non-controlling Interest in	Total Stockholders’
	Shares	Amount	Capital	Deficit	Subsidiaries	Deficit
Balances as of January 1, 2023	5,331,973	$160	$17,626,279	$(26,189,494)	$228	$(8,562,827)
Stock-based compensation	—	—	18,573	—	—	18,573
Net loss	—	—	—	(939,365)	—	(939,365)
Balances as of March 31, 2023	5,331,973	$160	$17,644,852	$(27,128,859)	$228	$(9,483,619)

	Common Stock		Additional Paid-In	Accumulated	Non-controlling Interest in	Total Stockholders’
	Shares	Amount	Capital	Deficit	Subsidiaries	Deficit
Balances as of December 31, 2023 (Restated)	5,331,973	$160	$17,674,985	$(23,911,021)	$228	$(6,235,648)
Stock-based compensation	—	—	5,808	—	—	5,808
Net loss	—	—	—	(431,442)	—	(431,442)
Balances as of March 31, 2024	5,331,973	$160	$17,680,793	$(24,342,463)	$228	$(6,661,282)

See the accompanying notes to the unaudited condensed consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(431,442)	$(939,365)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair market value of warrant liability	199,422	8,566
Stock-based compensation	5,808	18,573
Amortization of intangible assets	166,867	158,872

Change in operating assets and liabilities:
Accounts receivable	(973,861)	—
Accrued interest	135,996	135,276
Other current assets	(55,953)	(12,598)
Accounts payable and accrued liabilities	324,726	22,841
Net cash used in operating activities	(628,437)	(607,835)

Cash flows from investing activities:
Purchase of patents	—	(3,300,000)
Net cash provided by (used in) investing activities	—	(3,300,000)

Cash flows from financing activities:
Proceeds from funding liability	835,649	4,000,000
Payment of funding liability	—	(55,860)
Net cash provided by financing activities	835,649	3,944,140

Net increase in cash and cash equivalents	207,212	36,305

Cash and cash equivalents at beginning of period	563,484	90,601

Cash and cash equivalents at end of period	$770,696	$126,906

Non-cash investing and financing activities:
Interest added to principal	$1,402	$1,387

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$30,000
Interest	$2,193	$2,193

See the accompanying notes to the unaudited condensed consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, “we”, “us”, “our”, the “Company” refer to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, these interim financial statements do not include all of the information and notes required by GAAP for complete financial statements. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s consolidated financial position have been included. These interim financial statements should be read in conjunction with the restated consolidated financial statements and accompanying notes included in amendment no.1 to the Company’s annual report on Form 10-K/A for the year ended December 31, 2023. Operating results for the interim periods presented herein are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of March 31, 2024.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)

Digital IP Advisors Inc. (“DIPA”) (wholly owned) (formerly Quest Licensing Corporation (NY))

Quest Licensing Corporation (DE) (“QLC”) (wholly owned)

Quest Packaging Solutions Corporation (90% owned)

Quest Nettech Corporation (“NetTech”) (65% owned)

Semcon IP, Inc. (“Semcon”) (wholly owned)

Mariner IC, Inc. (“Mariner”) (wholly owned)

IC Kinetics, Inc. (“IC”) (wholly owned)

CXT Systems, Inc. (“CXT”) (wholly owned)

Photonic Imaging Solutions Inc. (“PIS”) (wholly owned)

M-Red Inc. (“M-Red”) (wholly owned)

Audio Messaging Inc. (“AMI”) (wholly owned)

Peregrin Licensing LLC (“PLL”) (wholly owned)

Taasera Licensing LLC (“TLL”) (wholly owned)

Soundstreak Texas LLC (“STX”) (wholly owned)

Multimodal Media LLC (“MML”) (wholly owned)

LS Cloud Storage Technologies, LLC (“LSC”) (wholly owned)

Tyche Licensing LLC (“Tyche”) (wholly owned)

Deepwell IP LLC (“DIP”) (wholly owned)

EDI Licensing LLC (“EDI”) (wholly owned)

Koyo Licensing LLC (“Koyo”) (wholly owned)

Harbor Island Dynamic LLC (“HID”) (wholly owned)

Flash Uplink LLC (“FUL”) (wholly owned)

Significant intercompany transactions and balances have been eliminated in consolidation.

The non-controlling interests are presented in the unaudited condensed consolidated balance sheets, separately from equity attributable to the stockholders of the Company. During the three months ended March 31, 2024 and 2023, none of the Company’s net loss was attributable to non-controlling interests.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when purchased, to be cash equivalents. The Company had no cash equivalents as of March 31, 2024 and December 31, 2023.

Accounts Receivable

Accounts receivable, which generally relate to licensed sales, are presented on the balance sheet net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company did not record an allowance for credit losses at March 31, 2024 and December 31, 2023.

The accounts receivable balance at March 31, 2024 and December 31, 2023 of approximately $3,989,000 and $3,015,000, respectively, represent amounts due and payable in connection with the settlement of patent infringement lawsuits. The amounts were fully guaranteed by the licensee pursuant to the license agreement. In April 2024, the Company collected approximately $3,000,000 of the March 31, 2024 balance.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives, whichever is shorter, and are reviewed for impairment upon any triggering event that may impact the assets’ ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are allocated equally across the patents in force at the time of acquisition. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims that, based on management’s estimates, are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets with a finite life, are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded.

There were no impairments of long-lived assets for the three months ended March 31, 2024 and 2023.

Warrant Liability

The Company records a warrant liability with respect to warrants for which the number of shares underlying the warrants is not fixed until the date of the initial exercise. The amount of the liability is determined at the end of each fiscal period and the period-to-period change in the amount of warrant liability is reflected as a change in fair market value of warrant liability and is included under other income (expense) in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 5 for information about our warrant liability.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items. The carrying value of long-term debt approximates fair value since the related rates of interest approximate current market rates. The fair value of warrant liabilities are classified as Level 3 in the fair value hierarchy.

Commitments and Contingencies

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries may execute related agreements which grant to the inventors and/or former owners of the respective patents or patent rights, the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that provide financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries and are included in cost of revenues as litigation and licensing expenses. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Revenue Recognition

Patent Licensing Fees

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Under Topic 606, revenue is recognized when there is a contract which has commercial substance which is approved by both parties and identifies the rights of the parties and the payment terms.

For the periods presented, revenue contracts executed by the Company primarily provided for the payment of contractually determined, one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company’s operating subsidiaries as part of the settlement of litigation commenced by the Company’s subsidiaries. Intellectual property rights granted included the following, as applicable: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted were perpetual in nature, extending until the legal expiration date of the related patents. The individual intellectual property rights are not accounted for as separate performance obligations, as (a) the nature of the promise, within the context of the contract, is to transfer combined items to which the promised intellectual property rights are inputs and (b) the Company’s promise to transfer each individual intellectual property right described above to the customer is not separately identifiable from other promises to transfer intellectual property rights in the contract.

Since the promised intellectual property rights are not individually distinct, the Company combined each individual IP right in the contract into a bundle of IP rights that is distinct and accounted for all of the intellectual property rights promised in the contract as a single performance obligation. The intellectual property rights granted were “functional IP rights” that have significant standalone functionality. The Company’s subsequent activities do not substantively change that functionality and do not significantly affect the utility of the IP to which the licensee has rights. The Company’s subsidiaries have no further obligation with respect to the grant of intellectual property rights, including no express or implied obligation to maintain or upgrade the technology, or provide future support or services. The contracts provide for the grant (i.e., transfer of control) of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the contract. Licensees legally obtain control of the intellectual property rights upon execution of the contract. As such, the earnings process is complete and revenue is recognized upon the execution of the contract, when collectability is probable and all other revenue recognition criteria have been met. Revenue contracts generally provide for payment of contractual amounts within 30 to 90 days of execution of the contract. Contractual payments made by licensees are generally non-refundable. The Company does not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided, therefore there is no significant financing component or consideration payable to the customer in these transactions.

The Company’s revenue for the three months ended March 31, 2024 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the TLL portfolio. Revenue for the three months ending March 31, 2023 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the Tyche and STX portfolios.

Cost of Revenues

Cost of revenues mainly includes expenses incurred in connection with our patent enforcement activities, such as legal fees, consulting costs, patent maintenance, royalty fees for acquired patents and other related expenses. Cost of revenue does not include expenses related to product development, patent amortization, integration or support, as these are included in general and administrative expenses. During the three months ended March 31, 2024, the Company received a reimbursement for costs expensed in prior periods in the amount of approximately $334,000, resulting in a reduction of litigation and licensing expenses.

Inventor Royalties, Litigation Funding Fees and Contingent Legal Expenses.

In connection with the investment in or acquisition of certain patents and patent rights, certain of the Company’s operating subsidiaries may grant the inventors and/or former owners of the respective patents or patent rights the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that specialize in providing financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Income Taxes

The Company did not incur any foreign income tax expense for the three months ended March 31, 2024. The Company incurred $30,000 of foreign income tax expense for the three months ended March 31, 2023.

Stock-Based Compensation

The Company recognizes stock-based compensation for employees and non-employees pursuant to ASC 718, “Compensation — Stock Compensation,” which prescribes accounting and reporting standards for all stock-based payment transactions. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values estimated using a Black-Scholes option pricing model. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any such losses in these accounts.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing income or losses allocated to the Company’s stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Because the Company incurred losses for the three months ended March 31, 2024 and 2023, potentially dilutive securities would be anti-dilutive, and therefore, the diluted net loss per share is the same as the basic net loss per share. The Company’s potentially dilutive securities include 962,463 potential shares of common stock issuable upon exercise of warrants granted to QPRC Finance LLC (“QFL”) in connection with the Purchase Agreement, described in Note 4, 500,000 shares of common stock issuable upon exercise of stock options granted to Intelligent Partners in connection with the Restructure Agreement described in Note 4 and 600,000 shares of common stock issuable upon exercise of stock options granted to officers and consultants. See Notes 4, 5 and 6.

Recent Accounting Pronouncements

Management does not believe that there are any recently issued, but not effective, accounting standards which, if currently adopted, would have a material effect on our financial statements.

Going Concern

The Company has an accumulated deficit of approximately $24,342,000 and negative working capital of approximately $9,965,000 as of March 31, 2024. Although the Company generated income in 2023, it incurred a loss for the three months ended March 31, 2024 and it has a history of losses and can give no assurance that it will generate income in the future. Because of the Company’s history of losses, its working capital deficiency, the uncertainty of future revenue, its obligations to Intelligent Partners, QF3, and QFL, the low stock price of the Company’s common stock and the absence of an active trading market in its common stock and the its failure to have effective internal controls over financial reporting, as reflected in the restatement of its financial statements for the year ended December 31, 2023, the Company’s ability to raise funds in the equity market or from lenders is severely impaired. These conditions, as well as any adverse consequences which would result from the Company’s failure to meet the continued listing requirements of the OTCQB (see Note 9), raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s revenue is generated exclusively from license fees generated from litigation seeking damages for infringement of its intellectual property rights. Although the Company may seek to raise funds and to obtain third-party funding for litigation to enforce its intellectual property rights, the availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. INTANGIBLE ASSETS

Intangible assets include patents purchased and are recorded at their acquisition cost. Intangible assets consisted of the following:

	March 31,	December 31,
	2024	2023
Patents	$6,087,000	$6,087,000
Disposal	—	—
Subtotal	6,087,000	6,087,000
Less: accumulated amortization	(2,579,264)	(2,412,397)
Net value of intangible assets	$3,507,736	$3,674,603

Weighted Average Amortization Period (Years)	5.29	5.47

Intangible assets are comprised of patents with estimated useful lives. The intangible assets at March 31, 2024 represent:

●	patents (which were fully amortized at the date of acquisition) acquired in January 2018 pursuant to an agreement with Intellectual Ventures Assets 62 LLC and Intellectual Ventures Assets 71 LLC “(IV 62/71”), pursuant to which CXT has an obligation to distribute 50% of net revenues to IV 62/71;

●	patents (which were fully amortized at the date of acquisition) acquired in January 2018 by Photonic Imaging Solutions Inc. (“PIS”) from Intellectual Ventures Assets 64 LLC (“IV 64”) pursuant to which PIS is to pay IV 64 (a) 70% of the first $1,500,000 of net revenue, (b) 30% of the next $1,500,000 of net revenue and (c) 50% of net revenue in excess of $3,000,000;

●	patents (which were fully amortized at the date of acquisition) acquired in May 2020 for a purchase price of $95,000 pursuant to an agreement with Texas Technology Ventures 2, LLP (“TTV”), pursuant to which of the Company retains the first $230,000 of net proceeds, as defined in the agreement, after which the company has an obligation to distribute 50% of net proceeds to TTV.

●	patents (which were fully amortized at the date of acquisition) acquired in February 2021 pursuant to an agreement with PKT for a purchase price of $350,000, pursuant to which $350,000 was paid at closing, and upon the realization of gross proceeds, as defined in the agreement, the Company shall make a subsequent or payments in the aggregate amount of $93,900, representing reimbursement to PKT, as the prosecuting attorney, for legal fees associated with prosecution of the portfolio, such reimbursement shall be due and payable to PKT from time to time as gross proceeds are realized, if any, and paid to PKT along with and in proportion to reimbursement to other third parties of costs incurred in realizing gross proceeds. Thereafter, PKT is entitled to a percentage of gross proceeds realized, if any.

●	patents (which were fully amortized at the date of acquisition) acquired in May 2021 for a purchase price of $250,000.

●	patents acquired in October 2021 from AI for a purchase price of $550,000 pursuant to which the Company retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which AI is entitled to a percentage of further net proceeds realized, if any; the useful lives of the patents, at the date of acquisition, was approximately 11 years.

●	patents acquired in January 2022 for a purchase price of $1,060,000, the useful lives of the patents, at the date of purchase, was approximately 1-2 years.

●	patents acquired in July 2022 via assignment from AI for a purchase price of $92,000, the useful lives of the patents, at the date of purchase, was approximately 2-4 years.

●	patents acquired July 2022 pursuant to an agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company for a purchase price of $350,000. The useful lives of the patents, at the date of purchase, was approximately 2-9 years.

●	patents acquired March 2023 from Tower for a purchase price of $3,300,000 pursuant to which the Company retains an amount equal to the purchase price plus a negotiated return and any fees out of net proceeds, as defined in the agreement, after which Tower in entitled to a percentage of further net proceeds realized, if any. The useful lives of the patents, at the date of purchase, was approximately 5-15 years.

●	patents acquired in August 2023 pursuant to an agreement with Koji Yoden for a purchase price of $30,000. The useful lives of the patents, at the date of purchase, was approximately 9-10 years.

The Company amortizes the costs of intangible assets over their estimated useful lives on a straight-line basis. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

The Company assesses intangible assets for any impairment to the carrying values. As of March 31, 2024, management concluded that there was no impairment to the intangible assets.

Amortization expense for patents was approximately $167,000 and $159,000 for the three months ended March 31, 2024 and 2023, respectively. Amortization expense is included in selling, general and administration expenses in the accompanying condensed consolidated statement of operations. Future amortization of intangible assets is as follows:

Year Ended December 31,
Remainder of 2024	$469,487
2025	540,589
2026	500,064
2027	464,786
2028	397,345
Thereafter	1,135,465
Total	$3,507,736

4. SHORT-TERM DEBT AND LONG-TERM LIABILITIES

Short-Term Debt

Loans Payable

The loans payable represents demand loans made by former officers and directors, who are third parties and stockholders, whose holdings were insignificant, at March 31, 2024 and December 31, 2023, in the amount of $138,000. The loans are payable on demand plus accrued interest at 10% per annum. Accrued interest at March 31, 2024 and December 31, 2023 was approximately $313,000 and $310,000, respectively.

Funding Liabilities

The following table shows the Company’s funding liabilities to QFL and QF3 at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Funding liability – QFL	$1,526,770	$1,525,502
Funding liability – QF3	6,634,381	5,800,000
Funding liabilities	$8,161,151	$7,325,502

Funding Liabilities - QFL

The QFL funding liabilities at March 31, 2024 and December 31, 2023 of $1,526,770 and $1,525,502, respectively, represent the principal amount of the Company’s obligations to QFL pursuant to a purchase agreement (“Purchase Agreement”) dated February 22, 2021 between the Company and QFL, as described below. As of March 31, 2024, the Company had made total repayments in the amount of approximately $4,877,000 since February 22, 2021. No repayments were made during the three months ended March 31, 2024. The obligation to QFL has no repayment term since payment is due solely from a portion of net proceeds generated from the monetization of the Company’s intellectual property and has been classified as a current liability as of March 31, 2024 and December 31, 2023. Accrued interest related to this funding liability as of March 31, 2024 and December 31, 2023 was approximately $492,000 and $478,000, respectively.

The Company did not request an operating capital advance during the three months ended March 31, 2024. The Company requested and received an operating capital advance in the amount of $200,000 from QFL pursuant to the Purchase Agreement during the three months ended March 31, 2023.

Funding Liabilities - QF3

The QF3 funding liabilities at March 31, 2024 and December 31, 2023 of $6,634,381 and $5,800,000, respectively, represent the principal amount of the Company’s obligations to QF3 pursuant to a purchase agreement (“QF3 Purchase Agreement”) dated March 12, 2023 between the Company and QF3, as described below. As of March 31, 2024, the Company has made no repayments on this funding liability. The obligation to QF3 has no repayment term since the payment is due from net proceeds generated from the monetization of the Company’s intellectual property and has been classified as a current liability as of March 31, 2024 and December 31, 2023. Accrued interest related to this funding liability as of March 31, 2024 and December 31, 2023 was approximately $418,000 and $299,000, respectively.

On March 12, 2023, the Company and HID, entered into a series of agreements, all dated March 12, 2023, with QF3, a non-affiliated party, including a prepaid forward purchase agreement (the “Purchase Agreement QF3”), a security agreement (the “QF3 Security Agreement”), a patent security agreement (the “QF3 Patent Security Agreement” together with the QF3 Security Agreement, the QF3 Patent Security Agreement, and the QF3 Purchase Agreement, the “QF3 Investment Documents”) pursuant to which, at the closing held contemporaneously with the execution of the agreements on March 12, 2023:

(i) Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to the Company a financing facility of: (a) up to $4,000,000 for operating expenses, of which the Company has requested and received $3,334,381 as of March 31, 2024, of which approximately $834,000 was received during the three months ended March 31, 2024; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower Semiconductor Ltd. (“Tower”); and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize, of which no amounts have been requested or received as of March 31, 2024. In return, the Company transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents.

(ii) On March 17, 2023, the Company used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a seven-patent portfolio from Tower (the “HID Portfolio”).

(iii) Pursuant to the QF3 Security Agreement and QF3 Patent Security Agreement, payment of the Company’s obligations under the QF3 Purchase Agreement with QF3 are secured by (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

In connection with the agreements with QF3, the Company, HID and the Subsidiary Guarantors entered into an intercreditor agreement with QF3 and Intelligent Partners which sets forth the priority of QF3 in the collateral under the Investment Documents.

Loan Payable Related Party

The loan payable – related party at March 31, 2024 and December 31, 2023 represents the current amount of a non-interest bearing total monetization proceeds obligation (the “TMPO”) due to Intelligent Partners, LLC (“Intelligent Partners”) of $2,796,500, pursuant to a restructure agreement (“Restructure Agreement”) dated February 22, 2021 whereby the Company and Intelligent Partners, extinguished the Company’s 10% Note to Intelligent Partners as transferee of the notes issued to United Wireless Holdings, Inc. (“United Wireless”), in the amount of $4,672,810 pursuant to securities purchase agreement dated October 22, 2015 between the Company and United Wireless. The notes became due by their terms on September 30, 2020, and the Company did not make any payment on account of principal of and interest on the notes. Subsequent to September 30, 2020, the Company engaged in negotiations with Intelligent Partners in parallel with the Company’s negotiations with QFL, with a view to restructuring the Company’s obligations under the United Wireless agreements, including the notes, so that the Company no longer had any obligations under the notes or the SPA. These negotiations resulted in the Restructure Agreement, described below, which provided for the payment to Intelligent Partners of $1,750,000 from the proceeds from the Company’s agreements with QFL. As part of the restructure of the Company’s agreements with Intelligent Partners, the Company amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property the Company acquires, as described below. Under these MPAs, Intelligent Partners participates in the monetization proceeds the Company receives with respect to new patents after QFL has received its negotiated rate of return.

On or prior to the date of the Restructure Agreement, Intelligent Partners transferred to Andrew Fitton (“Fitton”) and Michael Carper (“Carper”) $250,000 of the notes (the “Transferred Note”), thereby reducing the principal amount of the notes held by Intelligent Partners to $4,422,810.

Because of the beneficial ownership percentage of its principals, Intelligent Partners is treated as a related party.

Long-Term Liabilities

Loan Payable – SBA

The loans payable – SBA balance at March 31, 2024 and December 31, 2023 of $150,000 represents the total amount due under a secured Economic Injury Disaster Loan from the U.S. Small Business Association (“SBA”) in the aggregate amount of $150,000, pursuant to Section 7(b) of the Small Business Act as part of the COVID-19 relief effort. The Company’s obligations on the loan are set forth in the Company’s note dated May 14, 2020 which matures on May 14, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on November 14, 2022. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the Loan may be used solely as working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter and to pay Uniform Commercial Code (UCC) lien filing fees and a third-party UCC handling charge of $100 which were deducted from the loan amount stated above. In addition to the loan, as part of the COVID-19 relief effort, the Company obtained an Emergency EIDL Grant from the SBA in the amount of $1,000. The Company is not required to repay the grant.

Purchase Price of Patents

The purchase price of patents balance at March 31, 2024 and December 31, 2023 of $53,665 represents:

The non-current portion of our obligations under the unsecured non-recourse funding agreement with a third-party funder entered into in May 2020 whereby the third-party agreed to provide acquisition funding in the amount of $95,000 for the Company’s acquisition of the audio messaging portfolio. Under the funding agreement, the third-party funder is entitled to a priority return of funds advanced from net proceeds, as defined, recovered until the funder has received $53,665. The Company did not make any payments with respect to this obligation in 2024. The Company has no other obligation to the third-party and has no liability to the funder in the event that the Company does not generate sufficient net proceeds. Pursuant to ASC 470, the Company recorded this monetization obligation as debt and the difference between the purchase price and total obligation as a discount to the debt and fully expensed to interest during the period.

5. WARRANT LIABILITY

On February 22, 2021, the Company issued warrants to purchase 962,463 shares of common stock to QFL (see Note 4) in connection with its funding agreement. If on the date of initial exercise the aggregate number of warrant shares purchasable upon exercise of the warrant would yield less than an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), then the number of warrant shares shall be increased to an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), and therefore the number of shares underlying the warrants is not fixed until the date of the initial exercise. As such, the warrant issued to QFL requires classification as a liability pursuant to ASC Topic 480, Distinguishing Liabilities from Equity and is valued at its fair value as of the grant date and re-measured at each balance sheet date with the period-to-period change in the fair market value of the warrant liability reflected as a change in fair market value of warrant liability and included under other expenses.

As of March 31, 2024 and December 31, 2023, the aggregate fair value of the outstanding warrant liability was approximately $481,000 and $282,000, respectively.

The Company estimated the fair value of the warrant liability using the Black-Scholes option pricing model using the following key assumptions as of March 31, 2024 and December 31, 2023:

	As of
	March 31,	December 31,
	2024	2023
Volatility	397%	395%
Exercise price	$0.54	$0.54
Risk-free interest rate	1.37%	1.37%
Expected dividends	—%	—%
Expected term	6.9	7.1

The following schedule summarizes the valuation of financial instruments at fair value in the balance sheets as of March 31, 2024 and December 31, 2023:

	Fair Value Measurements as of
	March 31, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities
Warrant liability	—	—	$481,231	—	—	$281,809
Total liabilities	$—	$—	$481,231	$—	$—	$281,809

The following table sets forth a reconciliation of changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy:

Fair Value
Balance at December 31, 2023	$281,809
Loss on subsequent measurement	199,422
Balance at March 31, 2024	$481,231

See Notes 4 and 6 for information on the warrant issuance.

6. STOCKHOLDERS’ EQUITY

Issuance of Options

A summary of the status of the Company’s stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Grant Date Fair Value ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2023	2,000,000	2.39	1.20	5.80
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Cancelled	—	—	—	—
Balance - March 31, 2024	2,000,000	2.39	1.20	5.55
Options exercisable at end of period	1,200,000	0.97	1.20	4.20

The outstanding options do not have an intrinsic value as of March 31, 2024 or December 31, 2023.

As of March 31, 2024, there was approximately $960,000 of unrecognized compensation expense related to nonvested stock option awards that is expected to be recognized over a weighted average expected term of approximately 6.90 years.

Issuance of Warrants

A summary of the status of the Company’s warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2023	962,463	0.54	7.14
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance - March 31, 2024	962,463	0.54	6.90

The warrants contain certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis). The outstanding warrants do not have an intrinsic value as of March 31, 2024 or December 31, 2023.

7. NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

	March 31,	December 31,
	2024	2023
Balance, beginning of year	$228	$228
Net loss attributable to non-controlling interest	—	—
Balance, end of year	$228	$228

8. RELATED PARTY TRANSACTIONS

The Company has at various times entered into transactions with related parties, including officers, directors and major stockholders, wherein these parties have provided services, advanced or loaned money, or both, to the Company which was needed to support its daily operations. The Company discloses all related party transactions.

See Note 4 in connection with the Restructure Agreement dated February 22, 2021 with Intelligent Partners. Because of its ownership percentage, Intelligent Partners is treated as a related party.

See Note 9 with respect to the employment agreement with the Company’s president and chief executive officer.

During three months ended March 31, 2024 and 2023, the Company contracted with a law firm more than 10 percent owned by the chief executive officer. The firm is engaged as counsel in connection with general corporate matters, diligence and maintenance of the Company’s patent portfolio. In connection with the engagement, the Company recorded patent service costs of approximately $30,000 and $0 for the three months ended March 31, 2024 and 2023, respectively, and these were recorded as part of general and of selling, administrative expenses in the consolidated statements of operations.

During the three months ended March 31, 2024 and 2023, the Company contracted with a law firm more than 10 percent owned, but not controlled, by the father-in-law of the chief executive officer. The firm is engaged on a contingent fee basis and serves as escrow agent in connection with monetization of the Company’s patents in matters where the firm is serving as counsel to the Company. For the three months ended March 31, 2024 and 2023, the cost of these services was approximately $464,000 and $62,000, respectively, and these were recorded as part of litigation and licensing expenses in the consolidated statements of operations. As of March 31, 2024 and December 31, 2023, approximately $1,379,000 of such costs were payable to the related party. Since the services are on a contingent fee basis, no fees are incurred unless there is a recovery.

9. COMMITMENTS AND CONTINGENCIES

Employment Agreements

Pursuant to a restated employment agreement, dated November 30, 2014, with the Company’s president and chief executive officer, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an initial annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee, which was increased in 2016 to $300,000 and to $600,000, effective January 1, 2023. The chief executive officer is entitled to a bonus if the Company meets or exceeds performance criteria established by the compensation committee. In August 2016, the Company’s board of directors approved annual bonus compensation equal to 30% of the amount by which the Company’s consolidated income before income taxes exceeds $500,000, but, if the Company is subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). The chief executive’s bonus for 2023 was approximately $334,000. The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt.

SEP IRA Plan

Pursuant to the SEP IRA plan adopted by the Company in March 2020, the Company deposited into a SEP IRA account of each of its participating employees a percentage of the employee’s compensation, subject to statutory limitations on the amount of the contribution all as set forth in the IRS Form 5305-SEP. For the year ending December 31, 2024, the percentage was set at 20%. The Company’s chief executive officer and chief technology officer are the only participants and during the three months ended March 31, 2024 and 2023, approximately $17,300 and $16,500 was deposited into the chief executive officer’s SEP IRA account, respectively and approximately $6,600 and $0 was deposited into the chief technology officer’s SEP IRA account, respectively.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may engage third-party funding sources to provide funding for patent licensing and enforcement. The agreements with the third-party funding sources may provide that the funding source receive a portion of any negotiated fees, settlements or judgments. In certain instances, these third-party funding sources are entitled to receive a significant percentage of any proceeds realized until the third-party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to the Company.

The Company’s operating subsidiaries may retain the services of law firms in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to noncontrolling interests, payments to third-party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third-party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Patent Enforcement and Other Litigation

Certain of the Company’s operating subsidiaries are engaged in litigation to enforce their patents and patent rights. In connection with these patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the Company or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by the Company or its operating subsidiaries, could materially impair the Company’s operating results and financial position and could result in a default under the Company’s obligations to QFL and QF3. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgment may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

10. SUBSEQUENT EVENTS

On May 2, 2024, the Purchase Agreement with QFL (see Note 4) was amended and restated to reflect the total borrowings of $6,403,000, with no further advances to be made pursuant to the Purchase Agreement.

Rosenberg Rich Baker Berman, P.A.	www.rrbb.com

265 Davidson Avenue, Suite 210 ● Somerset, NJ 08873-4120 ● Phone 908-231-1000 ● Fax 908-231-6894

111 Dunnell Road, Suite 100 ● Maplewood, NJ 07040 ● Phone 973-763-6363 ● Fax 973-769-4430

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Quest Patent Research Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Quest Patent Research Corporation and its subsidiaries (the Company) as of December 31, 2023 and 2022, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the years then and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCАОВ.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities arc not licensed CPA firms.

Rosenberg Rich Baker Berman, P.A.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2021.

Somerset, New Jersey

March 28, 2024, except for the effects of the financial statement in Notes 1, 2, 8 and 9 as to which the date is May 13, 2024.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023 (Restated)	2022

ASSETS
Current assets
Cash and cash equivalents	$563,484	$90,601
Accounts receivable, net of allowance for credit losses of $0 and $0, respectively	3,015,295	—
Other current assets	28,121	5,321
Total current assets	3,606,900	95,922

Patents, net of accumulated amortization of $2,412,397 and $1,625,846, respectively	3,674,603	1,131,154
Total assets	$7,281,503	$1,227,076

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities ($1,378,154 and $0 due to related parties, respectively)	1,674,690	148,533
Loans payable	138,000	138,000
Funding liability	7,325,502	5,453,204
Loan payable - related party	2,796,500	2,796,500
Warrant liability	281,809	145,428
Accrued interest	1,096,985	904,573
Total current liabilities	13,313,486	9,586,238

Non-current liabilities
Loan payable – SBA	150,000	150,000
Purchase price of patents	53,665	53,665
Total liabilities	13,517,151	9,789,903

Commitments and contingencies (Note 10)

Stockholders’ deficit:
Preferred stock, par value $0.00003 per share - authorized 10,000,000 shares - no shares issued and outstanding	—	—
Common stock, par value $0.00003 per share; authorized 30,000,000 at December 31, 2023 and 2022; 5,331,973 shares issued and outstanding at December 31, 2023 and December 31, 2022	160	160
Additional paid-in capital	17,674,985	17,626,279
Accumulated deficit	(23,911,021)	(26,189,494)
Total Quest Patent Research Corporation stockholders’ deficit	(6,235,876)	(8,563,055)
Non-controlling interest in subsidiary	228	228
Total stockholders’ deficit	(6,235,648)	(8,562,827)
Total liabilities and stockholders’ deficit	$7,281,503	$1,227,076

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023 (Restated)	2022
Revenues
Patent licensing fees	$13,152,500	$451,194
Cost of revenue
Litigation and licensing expenses	6,905,705	303,671
Gross margin	6,246,795	147,523

Operating expenses
Selling, general and administrative expenses	2,740,554	1,979,718
Total operating expenses	2,740,554	1,979,718

Income (loss) from operations	3,506,241	(1,832,195)

Other income (expense)
Change in fair market value of warrant liability	(136,381)	1,490,759
Interest expense	(1,061,387)	(413,333)
Total other income (expense)	(1,197,768)	1,077,426

Income (loss) before income tax	2,308,473	(754,769)

Income tax benefit (expense)	(30,000)	1,253

Net income (loss)	$2,278,473	$(753,516)

Income (loss) per share - basic and diluted	$0.43	$(0.14)

Weighted average shares outstanding - basic and diluted	5,331,973	5,331,973

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Accumulated Deficit	Non-controlling Interest in	Total Stockholders’ Deficit
	Shares	Amount	Capital	(Restated)	Subsidiaries	(Restated)
Balances as of December 31, 2021	5,333,347	$160	$17,508,867	$(25,435,978)	$228	$(7,926,723)
Stock-based compensation	—	—	117,412	—	—	117,412
Effect of reverse split	(1,374)	—	—	—	—	—
Net loss	—	—	—	(753,516)	—	(753,516)
Balances as of December 31, 2022	5,331,973	160	17,626,279	(26,189,494)	228	(8,562,827)
Stock-based compensation	—	—	48,706	—	—	48,706
Net income (Restated)	—	—	—	2,278,473	—	2,278,473
Balances as of December 31, 2023 (Restated)	5,331,973	$160	$17,674,985	$(23,911,021)	$228	$(6,235,648)

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023 (Restated)	2022
Cash flows from operating activities:
Net income (loss)	$2,278,473	$(753,516)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Change in fair market value of warrant liability	136,381	(1,490,759)
Stock-based compensation	48,706	117,412
Amortization of intangible assets	786,552	910,326

Change in operating assets and liabilities:
Accounts receivable	(3,015,295)	—
Accrued interest	192,415	412,602
Other current assets	(22,800)	6,984
Accounts payable and accrued liabilities	1,526,153	19,108
Patents loan payable	—	(136,335)
Net cash provided by (used in) operating activities	1,930,585	(914,178)

Cash flows from investing activities:
Purchase of intangible assets	(3,330,000)	(1,502,000)
Net cash used in investing activities	(3,330,000)	(1,502,000)

Cash flows from financing activities:
Payments on loans - related party	—	(8,500)
Proceeds from funding liability	6,000,000	2,303,000
Payment of funding liability	(4,127,702)	(52,561)
Net cash provided by financing activities	1,872,298	2,241,939

Net increase (decrease) in cash and cash equivalents	472,883	(174,239)

Cash and cash equivalents at beginning of period	90,601	264,840

Cash and cash equivalents at end of period	$563,484	$90,601

Non-cash investing and financing activities:
Interest added to principal	$5,625	$4,895

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$30,000	$(1,253)
Interest	$969,930	$—

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND RESTATEMENT

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, “we”, “us”, “our”, the “Company” refer to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

Restatement of previously issued consolidated financial statements

As further described below, our audited consolidated financial statements for the year ended December 31, 2023 have been restated to reflect the correction of a material error.

Restatement Background

The need for the restatement arose out of the determination that the litigation and licensing expenses for the year ended December 31, 2023 was understated by $1,371,109 as a result of the failure to recognize contingent legal fees incurred during the fourth quarter of 2023 payable to a related party in connection with the settlement of litigation during the fourth quarter of 2023. As a result, the Company’s gross margin, income from operations, income before income taxes and net income were overstated by $1,371,109, resulting in net income for the year ended December 31, 2023 of $2,278,473, or $0.43 per share. The Company had previously reported net income of $3,649,582, or $0.68 per share.

Restatement Adjustments

The following table summarizes the effect of the errors on the Company’s consolidated balance sheet as of December 31, 2023 and consolidated statement of operations, statement of changes in stockholders’ deficit and consolidated statement of cash flows for the year ended December 31, 2023:

	December 31, 2023 As Previously Reported	Adjustment	December 31, 2023 As Restated
CONSOLIDATED BALANCE SHEET
Accounts receivable, net of allowance for credit losses of $0 and $0, respectively	$3,008,250	$7,045	$3,015,295
Total current assets	3,599,855	7,045	3,606,900
Total assets	7,274,458	7,045	7,281,503
Accounts payable and accrued liabilities ($1,378,154 due to related parties)	296,536	1,378,154	1,674,690
Total current liabilities	11,935,332	1,378,154	13,313,486
Total liabilities	12,138,997	1,378,154	13,517,151
Accumulated deficit	(22,539,912)	(1,371,109)	(23,911,021)
Total Quest Patent Research Corporation stockholders’ deficit	(4,864,767)	(1,371,109)	(6,235,876)
Total stockholders’ deficit	(4,864,539)	(1,371,109)	(6,235,648)
Total liabilities and stockholders’ deficit	$7,274,458	$7,045	$7,281,503

	Year Ended December 31, 2023 As Previously Reported	Adjustment	Year Ended December 31, 2023 As Restated
CONSOLIDATED STATEMENT OF OPERATIONS
Litigation and licensing expenses	5,534,596	1,371,109	6,905,705
Gross margin	7,617,904	(1,371,109)	6,246,795
Income (loss) from operations	4,877,350	(1,371,109)	3,506,241
Net income (loss)	3,649,582	(1,371,109)	2,278,473
Income (loss) per share - basic and diluted	0.68	(0.25)	0.43

	Year Ended December 31, 2023 As Previously Reported	Adjustment	Year Ended December 31, 2023 As Restated
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
Net income (loss)	3,649,582	(1,371,109)	2,278,473
Accumulated deficit	(22,539,912)	(1,371,109)	(23,911,021)
Total stockholders’ deficit	(4,864,539)	(1,371,109)	(6,235,648)

While the adjustments changed the net loss, accounts receivable, and accounts payable and accrued liabilities line items in the consolidated statement of cash flows, they did not have an impact on net cash provided by operating activities, net cash used in investing activities, or net cash provided by financing activities.

	Year Ended December 31, 2023 As Previously Reported	Adjustment	Year Ended December 31, 2023 As Restated
CONSOLIDATED STATEMENT OF CASH FLOWS
Cash flows from operating activities
Net income (loss)	3,649,582	(1,371,109)	2,278,473
Accounts receivable	(3,008,250)	(7,045)	(3,015,295)
Accounts payable and accrued liabilities	147,999	1,378,154	1,526,153

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of December 31, 2023 and 2022.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)

Digital IP Advisors Inc. (“DIPA”) (wholly owned) (formerly Quest Licensing Corporation (NY))

Quest Licensing Corporation (DE) (“QLC”) (wholly owned)

Quest Packaging Solutions Corporation (90% owned)

Quest Nettech Corporation (“NetTech”) (65% owned)

Semcon IP, Inc. (“Semcon”) (wholly owned)

Mariner IC, Inc. (“Mariner”) (wholly owned)

IC Kinetics, Inc. (“IC”) (wholly owned)

CXT Systems, Inc. (“CXT”) (wholly owned)

Photonic Imaging Solutions Inc. (“PIS”) (wholly owned)

M-Red Inc. (“M-Red”) (wholly owned)

Audio Messaging Inc. (“AMI”) (wholly owned)

Peregrin Licensing LLC (“PLL”) (wholly owned)

Taasera Licensing LLC (“TLL”) (wholly owned)

Soundstreak Texas LLC (“STX”) (wholly owned)

Multimodal Media LLC (“MML”) (wholly owned)

LS Cloud Storage Technologies, LLC (“LSC”) (wholly owned)

Tyche Licensing LLC (“Tyche”) (wholly owned)

Deepwell IP LLC (“DIP”) (wholly owned)

EDI Licensing LLC (“EDI”) (wholly owned)

Koyo Licensing LLC (“Koyo”) (wholly owned)

Harbor Island Dynamic LLC (“HID”) (wholly owned)

Flash Uplink LLC (“FUL”) (wholly owned)

Significant intercompany transactions and balances have been eliminated in consolidation.

The non-controlling interests are presented in the audited consolidated balance sheets, separately from equity attributable to the shareholders of the Company. During the years ended December 31, 2023 and 2022, none of the Company’s net income or loss was attributable to non-controlling interests.

Reverse Split, Change in Authorized Common Stock

On July 27, 2022, the Company amended its amended and restated certificate of incorporation. The amendment (i) decreased the number of authorized shares of common stock from 10,000,000,000 shares to 30,000,000 shares and (ii) effected a one-for-100 reverse split whereby each share of common stock, par value $0.00003 per share, became and was converted into 0.01 share of such common stock, with fractional shares being rounded up to the next higher whole number of shares. All authorized share and share information in these financial statements retroactively reflect the reverse split and change in authorized common stock.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when purchased, to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Accounts Receivable (as restated)

Accounts receivable, which generally relate to licensed sales, are presented on the balance sheet net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company did not record an allowance for credit losses at December 31, 2023 and 2022.

The accounts receivable balance at December 31, 2023 of approximately $3,015,000 represents amounts due and payable in connection with the settlement of patent infringement lawsuits. The amounts were fully guaranteed by the licensee pursuant to the license agreement. The full balance was deposited into escrow in February 2024.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are allocated equally across the patents in force at the time of acquisition. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims that, based on management’s estimates, are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets with a finite life, are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded.

There were no impairments of long-lived assets for the year ended December 31, 2023 and 2022.

Warrant Liability

The Company reflects a warrant liability with respect to warrants for which the number of shares underlying the warrants is not fixed until the date of the initial exercise. The amount of the liability is determined at the end of each fiscal period and the period-to-period change in the amount of warrant liability is reflected as a gain or loss in warrant liability and is included under other income (expense) in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 5 for information about our warrant liability.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items. The carrying value of long-term debt approximates fair value since the related rates of interest approximate current market rates. The fair value of warrant liabilities are classified as Level 3 in the fair value hierarchy.

Commitments and Contingencies

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries may execute related agreements which grant to the inventors and/or former owners of the respective patents or patent rights, the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that provide financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries and are included in cost of revenues as litigation and licensing expenses. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Revenue Recognition

Patent Licensing Fees

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Under Topic 606, revenue is recognized when there is a contract which has commercial substance which is approved by both parties and identifies the rights of the parties and the payment terms.

For the periods presented, revenue contracts executed by the Company primarily provided for the payment of contractually determined, one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company’s operating subsidiaries as part of the settlement of litigation commenced by the Company’s subsidiaries. Intellectual property rights granted included the following, as applicable: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted were perpetual in nature, extending until the legal expiration date of the related patents. The individual intellectual property rights are not accounted for as separate performance obligations, as (a) the nature of the promise, within the context of the contract, is to transfer combined items to which the promised intellectual property rights are inputs and (b) the Company’s promise to transfer each individual intellectual property right described above to the customer is not separately identifiable from other promises to transfer intellectual property rights in the contract.

Since the promised intellectual property rights are not individually distinct, the Company combined each individual IP right in the contract into a bundle of IP rights that is distinct, and accounted for all of the intellectual property rights promised in the contract as a single performance obligation. The intellectual property rights granted were “functional IP rights” that have significant standalone functionality. The Company’s subsequent activities do not substantively change that functionality and do not significantly affect the utility of the IP to which the licensee has rights. The Company’s subsidiaries have no further obligation with respect to the grant of intellectual property rights, including no express or implied obligation to maintain or upgrade the technology, or provide future support or services. The contracts provide for the grant (i.e., transfer of control) of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the contract. Licensees legally obtain control of the intellectual property rights upon execution of the contract. As such, the earnings process is complete and revenue is recognized upon the execution of the contract, when collectability is probable and all other revenue recognition criteria have been met. Revenue contracts generally provide for payment of contractual amounts within 30 to 90 days of execution of the contract. Contractual payments made by licensees are generally non-refundable. The Company does not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided, therefore there is no significant financing component or consideration payable to the customer in these transactions.

The Company’s revenue for the year ended December 31, 2023 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the Tyche, STX, MML and TLL portfolios. Revenue for the year ended December 31, 2022 was generated from licenses pursuant to the settlement of patent infringement lawsuits in the M-RED, AMI and STX portfolios.

Cost of Revenues

Cost of revenues mainly includes expenses incurred in connection with our patent enforcement activities, such as legal fees, consulting costs, patent maintenance, royalty fees for acquired patents and other related expenses. Cost of revenue does not include expenses related to product development, patent amortization, integration or support, as these are included in general and administrative expenses.

Inventor Royalties, Litigation Funding Fees and Contingent Legal Expenses.

In connection with the investment in or acquisition of certain patents and patent rights, certain of the Company’s operating subsidiaries may grant the inventors and/or former owners of the respective patents or patent rights the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that specialize in providing financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been included in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2023 and 2022.

Stock-Based Compensation

We account for stock-based compensation for employees and non-employees pursuant to ASC 718, “Compensation — Stock Compensation,” which prescribes accounting and reporting standards for all stock-based payment transactions. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values estimated using a Black-Scholes option pricing model. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any such losses in these accounts.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing income or losses allocated to the Company’s stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are out of the money and therefore excluded from the computation of diluted earnings per share for the year ended December 31, 2023. Because the Company incurred losses for the year ended December 31, 2022, potentially dilutive securities would be anti-dilutive, and therefore, the diluted net loss per share is the same as the basic net loss per share. The Company’s potentially dilutive securities include 962,463 potential shares of common stock issuable upon exercise of warrants granted to QPRC Finance LLC (“QFL”) in connection with the Purchase Agreement, described in Note 4, 500,000 shares of common stock issuable upon exercise of stock options granted to Intelligent Partners in connection with the Restructure Agreement described in Note 4 and 600,000 shares of common stock issuable upon exercise of stock options granted to officers and consultants. See Notes 4, 5 and 6.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) (“ASU 2016-13”), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this standard did not have any impact on these consolidated financial statements.

Going Concern (as restated)

The Company has an accumulated deficit of approximately $23,911,000 and negative working capital of approximately $9,707,000 as of December 31, 2023. Although the Company generated income in 2023, the Company has a history of losses and can give no assurance that it will generate income in the future. Because of the Company’s history of losses, its working capital deficiency, the uncertainty of future revenue, the Company’s obligations to Intelligent Partners, QF3, and QFL, the Company’s low stock price and the absence of an active trading market in its common stock and the failure of the Company to have effective internal controls over financial reporting, as reflected in our restatement of our financial statements for the year ended December 31, 2023, the ability of the Company to raise funds in the equity market or from lenders is severely impaired. These conditions, as well as any adverse consequences which would result from the Company’s failure to meet the continued listing requirements of the OTCQB (see Note 10), raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s revenue is generated exclusively from license fees generated from litigation seeking damages for infringement of the Company’s intellectual property rights. Although the Company may seek to raise funds and to obtain third-party funding for litigation to enforce its intellectual property rights, the availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. INTANGIBLE ASSETS

Intangible assets include patents purchased and are recorded at their acquisition cost. Intangible assets consisted of the following:

	December 31,
	2023	2022
Patents	$6,087,000	$2,757,000
Disposal	—	—
Subtotal	6,087,000	2,757,000
Less: accumulated amortization	(2,412,397)	(1,625,846)
Net value of intangible assets	$3,674,603	$1,131,154

Weighted Average Amortization Period (Years)	5.47	2.48

Intangible assets are comprised of patents with estimated useful lives. The intangible assets at December 31, 2023 represent:

●	patents (which were fully amortized at the date of acquisition) acquired in January 2018 pursuant to an agreement with Intellectual Ventures Assets 62 LLC and Intellectual Ventures Assets 71 LLC “(IV 62/71”), pursuant to which CXT has an obligation to distribute 50% of net revenues to IV 62/71;

●	patents (which were fully amortized at the date of acquisition) acquired in January 2018 by Photonic Imaging Solutions Inc. (“PIS”) from Intellectual Ventures Assets 64 LLC (“IV 64”) pursuant to which PIS is to pay IV 64 (a) 70% of the first $1,500,000 of net revenue, (b) 30% of the next $1,500,000 of net revenue and (c) 50% of net revenue in excess of $3,000,000;

●	patents (which were fully amortized at the date of acquisition) acquired in May 2020 for a purchase price of $95,000 pursuant to an agreement with Texas Technology Ventures 2, LLP (“TTV”), pursuant to which of the Company retains the first $230,000 of net proceeds, as defined in the agreement, after which the company has an obligation to distribute 50% of net proceeds to TTV.

●	patents (which were fully amortized at the date of acquisition) acquired in February 2021 pursuant to an agreement with PKT for a purchase price of $350,000, pursuant to which $350,000 was paid at closing, and upon the realization of gross proceeds, as defined in the agreement, the Company shall make a subsequent or payments in the aggregate amount of $93,900, representing reimbursement to PKT, as the prosecuting attorney, for legal fees associated with prosecution of the portfolio, such reimbursement shall be due and payable to PKT from time to time as gross proceeds are realized, if any, and paid to PKT along with and in proportion to reimbursement to other third parties of costs incurred in realizing gross proceeds. Thereafter, PKT is entitled to a percentage of gross proceeds realized, if any.

●	patents (which were fully depreciated at the date of acquisition) acquired in May 2021 for a purchase price of $250,000.

●	patents acquired in October 2021 from AI for a purchase price of $550,000 pursuant to which the Company retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which AI is entitled to a percentage of further net proceeds realized, if any; the useful lives of the patents, at the date of acquisition, was approximately 11 years.

●	patents acquired in January 2022 for a purchase price of $1,060,000, the useful lives of the patents, at the date of purchase, was approximately 1-2 years.

●	patents acquired in July 2022 via assignment from AI for a purchase price of $92,000, the useful lives of the patents, at the date of purchase, was approximately 2-4 years.

●	patents acquired July 2022 pursuant to an agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company for a purchase price of $350,000. The useful lives of the patents, at the date of purchase, was approximately 2-9 years.

●	patents acquired March 2023 from Tower for a purchase price of $3,300,000 pursuant to which the Company retains an amount equal to the purchase price plus a negotiated return and any fees out of net proceeds, as defined in the agreement, after which Tower in entitled to a percentage of further net proceeds realized, if any. The useful lives of the patents, at the date of purchase, was approximately 5-15 years.

●	patents acquired in August 2023 pursuant to an agreement with Koji Yoden for a purchase price of $30,000. The useful lives of the patents, at the date of purchase, was approximately 9-10 years.

The Company amortizes the costs of intangible assets over their estimated useful lives on a straight-line basis. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

The Company assesses intangible assets for any impairment to the carrying values. As of December 31, 2023, management concluded that there was no impairment to the intangible assets.

Amortization expense for patents was approximately $787,000 and $910,000 for the years ended December 31, 2023 and 2022, respectively. Amortization expense is included in selling, general and administration expenses in the accompanying consolidated statement of operations. Future amortization of intangible assets is as follows:

Year Ended December 31,
2024	$636,353
2025	540,589
2026	500,064
2027	464,786
2028	397,345
Thereafter	1,135,465
Total	$3,674,603

4. SHORT-TERM DEBT AND LONG-TERM LIABILITIES

Short-Term Debt

Loans Payable

The loans payable represents demand loans made by former officers and directors, who are third parties and stockholders, whose holdings were insignificant, at December 31, 2023 and 2022, in the amount of $138,000. The loans are payable on demand plus accrued interest at 10% per annum. Accrued interest on these loans at December 31, 2023 and 2022 was approximately $310,000 and $296,000, respectively.

Funding Liabilities

The following table shows the Company’s funding liabilities to QFL and QF3 at December 31, 2023 and 2022:

	December 31,
	2023	2022
Funding liability – QFL	$1,525,502	$5,453,204
Funding liability – QF3	5,800,000	—
Funding liabilities	$7,325,502	$5,453,204

Funding Liabilities - QFL

The QFL funding liabilities at December 31, 2023 and 2022 of $1,525,502 and $5,453,204, respectively, represent the principal amount of the Company’s obligations to QFL pursuant to a purchase agreement (“Purchase Agreement”) dated February 22, 2021 between the Company and QFL, as described below. As of December 31, 2023, the Company had made total repayments in the amount of approximately $4,877,000 since February 22, 2021. Approximately $4,128,000 was repaid during the year ended December 31, 2023. The obligation to QFL has no repayment term since payment is due solely from a portion of net proceeds generated from the monetization of the Company’s intellectual property and has been classified as a current liability as of December 31, 2023 and 2022. Accrued interest related to this funding liability as of December 31, 2023 and 2022, was approximately $478,000 and $600,000, respectively.

On February 22, 2021, the Company entered into a series of agreements, all dated February 19, 2021, with QFL, a non-affiliated party, including the Purchase Agreement, a security agreement (the “Security Agreement”), a subsidiary security agreement (the “Subsidiary Security Agreement”), a subsidiary guaranty (the “Subsidiary Guaranty”), a warrant issue agreement (the “Warrant Issue Agreement”), a registration rights agreement (the “Registration Rights Agreement”) and a board observation rights agreement (the “Board Observation Rights Agreement” together with the Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement, Warrant Issuance Agreement, Registration Rights Agreement and the Purchase Agreement, the “QFL Investment Documents”) pursuant to which, at the closing on February 22, 2021 held contemporaneously with the execution of the agreements:

(i) Pursuant to the Purchase Agreement, QFL agreed to make available to the Company a financing facility of: (a) up to $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize, of which $2,653,000 has been advanced as of December 31, 2023; (b) up to $2,000,000 for operating expenses, of which the Company has requested and received $2,000,000 as of December 31, 2023; and (iii) $1,750,000 to fund the cash payment portion of the restructure of the Company’s obligations to Intelligent Partners. In return, the Company transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents.

(ii) The Company used $1,750,000 of proceeds from the QFL financing as the cash payment portion of the restructure of the Company’s obligations to Intelligent Partners pursuant to the Restructure Agreement executed contemporaneously with the closing of the Investment Documents. The payment was made directly from QFL to Intelligent Partners.

(iii) Pursuant to the Security Agreement, the Company’s obligations under the Purchase Agreement with QFL are secured by: (a) the proceeds (as defined in the Purchase Agreement); (b) the patents (as defined in the Purchase Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

(iv) Pursuant to the Subsidiary Guaranty, eight of the Company’s subsidiaries – (QLC, NetTech, Mariner, Semcon, IC, CXT, M-Red, and AMI, collectively, the “Subsidiary Guarantors”) guaranteed the Company’s obligations to QFL under the Purchase Agreement.

(v) Pursuant to the Subsidiary Security Agreement, the Subsidiary Guarantors granted QFL a security interest in the proceeds from the future monetization of their respective patent portfolios.

(vi) Pursuant to the Warrant Issue Agreement, the Company granted QFL ten-year warrants to purchase a total of up to 962,463 shares of the Company’s common stock, at an exercise price of $0.54 per share which may be exercised from the grant date through February 18, 2031 on a cash or cashless basis. Exercisability of the warrant is limited if, upon exercise, the holder or any of holder’s affiliates would beneficially own more than 4.99% (the “Maximum Percentage”) of the Company’s common stock, except that by written notice to the Company, the holder may change the Maximum Percentage to any other percentage not in excess of 9.99% provided any such change will not be effective until the 61st day following notice to the Company. The warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis). Because the facility with QFL has no term, the fair value of the warrants was expensed at the grant date. A portion of any gain from sale of the shares, net of taxes and costs of exercise, realized prior to the completion of all monetization activities shall be credited against the total return due to QFL pursuant to the Purchase Agreement. See Notes 5 and 6 for information on the warrant issue and associated liability.

(vii) The Company regained compliance with the OTCQB Eligibility Requirements on May 7, 2021, at which time the common stock recommenced trading on the OTCQB.

(viii) The Company granted QFL certain registration rights with respect to the 962,463 shares of common stock issuable upon exercise of the warrant. See Note 5 for information on the warrant issue.

(ix) Pursuant to the Board Observation Rights Agreement, until the later of the date on which QFL or its affiliates (i) have received the entirety of their Investment Return (as defined in Purchase Agreement), and (ii) no longer hold any Securities (the “Observation Period”), the Company granted QFL the right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings (including, without limitation, telephonic or other electronic meetings) of the Board or any committee thereof, including executive sessions, in an observer capacity.

On January 27, 2022, the Company acquired, via assignment from Intellectual Ventures Assets 181 LLC and Intellectual Ventures Assets 174 LLC, all right title and interest to fifteen United States patents and three foreign patents for a purchase price of $1,060,000. The Company requested and received a capital advance in the amount of the $1,060,000 purchase price from QFL. Two of the patents were assigned to Tyche and the balance of the patents were assigned to DIP.

In June 2022, MML and AI agreed to amend the Purchase Agreement to add two additional patent families for an additional $92,000. The Company requested and received a capital advance from QFL in the amount of $92,000, which was used to make payment to AI in August 2022 pursuant to the amendment to the Purchase Agreement.

In July 2022, EDI acquired, via assignment from Edward D. Ioli Trust, all right title and interest to a portfolio of five United States patents relating to a system and method for controlling vehicles and for providing assistance to operated vehicles (“EDI Portfolio”) for a purchase price consisting of 50% of the net proceeds resulting from monetization of the EDI Portfolio.

In July 2022, the Company entered into a purchase agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company for the purchase of eight United States Patents for a purchase price of $350,000. The Company paid $35,000 upon execution of the agreement with the balance payable within 30 days. The Company requested and received a capital advance from QFL in the amount of $350,000, which was used to make payment of the balance in August 2022 pursuant to the terms of the purchase agreement.

The Company requested and received an operating capital advance in the amount of $200,000 and $800,000 from QFL pursuant to the Purchase Agreement during the years ended December 31, 2023 and 2022, respectively.

Funding Liabilities - QF3

The QF3 funding liabilities at December 31, 2023 of $5,800,000 represents the principal amount of the Company’s obligations to QF3 pursuant to a purchase agreement (“QF3 Purchase Agreement”) dated March 12, 2023 between the Company and QF3, as described below. As of December 31, 2023, the Company has made no repayments on this funding liability. The obligation to QF3 has no repayment term since the payment is due from net proceeds generated from the monetization of the Company’s intellectual property and has been classified as a current liability as of December 31, 2023. Accrued interest related to this funding liability as of December 31, 2023, was approximately $299,000.

On March 12, 2023, the Company and HID, entered into a series of agreements, all dated March 12, 2023, with QF3, a non-affiliated party, including a prepaid forward purchase agreement (the “Purchase Agreement QF3”), a security agreement (the “QF3 Security Agreement”), a patent security agreement (the “QF3 Patent Security Agreement” together with the QF3 Security Agreement, the QF3 Patent Security Agreement, and the QF3 Purchase Agreement, the “QF3 Investment Documents”) pursuant to which, at the closing held contemporaneously with the execution of the agreements on March 12, 2023:

(i) Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to the Company a financing facility of: (a) up to $4,000,000 for operating expenses, of which the Company has requested and received $2,500,000 as of December 31, 2023; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower Semiconductor Ltd. (“Tower”); and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize, of which no amounts have been requested or received as of December 31, 2023. In return, the Company transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents.

(ii) On March 17, 2023, the Company used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a seven-patent portfolio from Tower (the “HID Portfolio”).

(iii) Pursuant to the QF3 Security Agreement and QF3 Patent Security Agreement, payment of the Company’s obligations under the QF3 Purchase Agreement with QF3 are secured by (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

In connection with the agreements with QF3, the Company, HID and the Subsidiary Guarantors entered into an intercreditor agreement with QF3 and Intelligent Partners which sets forth the priority of QF3 in the collateral under the Investment Documents.

Loan Payable Related Party

The loan payable – related party at December 31, 2023 and 2022 represents the current amount of a non-interest bearing total monetization proceeds obligation (the “TMPO”) due to Intelligent Partners, LLC (“Intelligent Partners”) of $2,796,500 at December 31, 2023 and 2022, pursuant to a restructure agreement (“Restructure Agreement”) dated February 22, 2021 whereby the Company and Intelligent Partners, extinguished the Company’s 10% Note to Intelligent Partners as transferee of the notes issued to United Wireless Holdings, Inc. (“United Wireless”), in the amount of $4,672,810 pursuant to securities purchase agreement dated October 22, 2015 between the Company and United Wireless. The notes became due by their terms on September 30, 2020, and the Company did not make any payment on account of principal of and interest on the notes. Subsequent to September 30, 2020, the Company engaged in negotiations with Intelligent Partners in parallel with the Company’s negotiations with QFL, with a view to restructuring the Company’s obligations under the United Wireless agreements, including the notes, so that the Company no longer had any obligations under the notes or the SPA. These negotiations resulted in the Restructure Agreement, described below, which provided for the payment to Intelligent Partners of $1,750,000 from the proceeds from the Company’s agreements with QFL. As part of the restructure of the Company’s agreements with Intelligent Partners, the Company amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property the Company acquires, as described below. Under these MPAs, Intelligent Partners participates in the monetization proceeds the Company receives with respect to new patents after QFL has received its negotiated rate of return.

On or prior to the date of the Restructure Agreement, Intelligent Partners transferred to Andrew Fitton (“Fitton”) and Michael Carper (“Carper”) $250,000 of the notes (the “Transferred Note”), thereby reducing the principal amount of the notes held by Intelligent Partners to $4,422,810.

On February 22, 2021, the Company and Intelligent Partners agreed to extinguish the notes and Transferred Note, and terminate or amend and restate the SPA and Transaction Documents, pursuant to a series of agreements including: the Restructure Agreement, a Stock Purchase Agreement (the “Stock Purchase Agreement”), an Option Grant (the “Option Grant”), an Amended and Restated Pledge Agreement (the “Pledge Agreement”), an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), a Board Observation Agreement (the “Board Observation Agreement”), a MPA-NA Security Interest Agreement (the “MPA-NA Security Interest Agreement”), an Amended and Restated Patent Proceeds Security Agreement (the “Patent Proceeds Security Agreement”, an Amended and Restated MPA-CP (the “MPA-CP”), an Amended and Restated MPA-CXT (the “MPA-CXT”), a MPA-MR (the “MPA-MR”), a MPA-AMI (the “MPA-AMI,” and together with the MPA-CP, MPA-CXT and MPA-MR, each a Restructure MPA and together the Restructure MPAs) and a MPA-NA (the “MPA-NA”).

(i) Pursuant to the Restructure Agreement, the Company paid Intelligent Partners $1,750,000 at closing, which the Company received from QFL and which QFL paid directly to Intelligent Partners, and recognized the TMPO, which shall, from and after the Restructure Date, be reduced on a dollar for dollar basis by (a) payments to Intelligent Partners pursuant to the Restructure Agreement, the Restructure MPAs and the MPA-NA and (b) any election by the Intelligent Partners to pay the Exercise Price of the Restructure Option, in whole or part, by means of a reduction in the then outstanding TMPO. The TMPO has been classified as a current liability as of December 31, 2023.

(ii) Pursuant to the Stock Purchase Agreement, the Company issued to Fitton and Carper, as holders of the Transferred Note, a total of 462,963 shares of common stock at a purchase price of $0.54 per share, which purchase price was paid by the conversion and in full satisfaction of the Transferred Note (the “Conversion Shares”). See Note 6 for information on the share issue.

(iii) Pursuant to the Option Grant, the Company granted Intelligent Partners an option to purchase a total of 500,000 shares of common stock, with an exercise price of $0.54 per share which vests immediately and may be exercised through September 30, 2025. See Note 6 for information on the option grant.

(iv) Pursuant to the restructured monetization proceeds agreement, Intelligent Partners has a right to receive 60% of the net monetization proceeds from the patents currently owned by the Subsidiary Guarantors. The agreement has no termination provisions, so Intelligent Partners will be entitled to its percentage interest as long as revenue is generated from the intellectual property covered by the agreement.

(v) Pursuant to the MPA-NA, until the TMPO has been paid in full, Intelligent Partners is entitled to receive 10% of the net proceeds realized from new assets acquired by the Company. If, in any calendar quarter, net proceeds realized exceed $1,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000. If in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 50% on the portion of net proceeds in excess of $3,000,000. After satisfaction of the TMPO, the MPA-NA and Intelligent Partners’ interest in new asset proceeds shall terminate.

(vi) The Company granted Intelligent Partners, Fitton and Carper certain registration rights with respect to (i) the 500,000 shares currently owned by Fitton and Carper; (ii) the 462,963 Conversion Shares issued to Fitton and Carper, and (iii) the 500,000 shares of common stock issuable upon exercise of the option. See Note 6.

(vii) Pursuant to the Subsidiary Security Agreement, the Company’s obligations under its agreements with Intelligent Partners, including its obligations under the Restructure Agreement and the Restructure MPAs are secured by a security interest in the net proceeds realized from the future monetization of the patents currently owned by the eight subsidiaries named above.

(viii) Pursuant to the MPA-NA-Security Interest Agreement, our obligations under the MPA-NA are secured by a security interest in net proceeds realized from the future monetization of new patents acquired until the TMPO is satisfied, provided Intelligent Partners’ secured interest shall be limited to its entitlement in Net Proceeds under the MPA-NA. After satisfaction of the TMPO the security interest in proceeds from new assets shall terminate.

(ix) Pursuant to the Board Observation Rights Agreement, until the Total Monetization Proceeds Obligation has been satisfied (the “Observation Period”), the Company granted Intelligent Partners the option and right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings of the Board or any committee thereof, including executive sessions, in an observer capacity. Intelligent Partners has no right to appoint a director to the board.

Events of Default include (i) a Change of Control of the Company (ii) any uncured default on payment due to Intelligent Partners in an amount totaling in excess of $275,000, which is not the subject of a Dispute or other formal dispute resolution proceeding initiated in good faith pursuant to this Agreement or other Restructure Documents (iii) the filing of a voluntary petition for relief under the United States Bankruptcy Code by Company or any of its material subsidiaries, (iv) the filing of an involuntary petition for relief under the United States Bankruptcy Code against the Company, which is not stayed or dismissed within sixty (60) days of such filing, except for an involuntary petition for relief filed solely by Intelligent Partners, or any Affiliate or member of Intelligent Partners, or (v) acceleration of an obligation in excess of $1,000,000 to another provider of financing following a final determination by arbitration or other judicial proceeding that such obligation is due and owing.

Because of the beneficial ownership percentage of its principals, Intelligent Partners is treated as a related party.

Long-Term Liabilities

Loan Payable – SBA

The loans payable – SBA balance at December 31, 2023 and 2022 of $150,000 represents the total amount due under a secured Economic Injury Disaster Loan from the U.S. Small Business Association (“SBA”) in the aggregate amount of $150,000, pursuant to Section 7(b) of the Small Business Act as part of the COVID-19 relief effort. The Company’s obligations on the loan are set forth in the Company’s note dated May 14, 2020 which matures on May 14, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on November 14, 2022. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the Loan may be used solely as working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter and to pay Uniform Commercial Code (UCC) lien filing fees and a third-party UCC handling charge of $100 which were deducted from the loan amount stated above. In addition to the loan, as part of the COVID-19 relief effort, the Company obtained an Emergency EIDL Grant from the SBA in the amount of $1,000. The Company is not required to repay the grant.

Purchase Price of Patents

The purchase price of patents balance at December 31, 2023 and 2022 of $53,665 represents:

The non-current portion of our obligations under the unsecured non-recourse funding agreement with a third-party funder entered into in May 2020 whereby the third-party agreed to provide acquisition funding in the amount of $95,000 for the Company’s acquisition of the audio messaging portfolio. Under the funding agreement, the third-party funder is entitled to a priority return of funds advanced from net proceeds, as defined, recovered until the funder has received $53,665. The Company did not make any payments with respect to this obligation in 2023. The Company has no other obligation to the third-party and has no liability to the funder in the event that the Company does not generate sufficient net proceeds. Pursuant to ASC 470, the Company recorded this monetization obligation as debt and the difference between the purchase price and total obligation as a discount to the debt and fully expensed to interest during the period.

5. WARRANT LIABILITY

On February 22, 2021, the Company issued warrants to purchase 962,463 shares of common stock to QFL (see Note 4) in connection with its funding agreement. If on the date of initial exercise the aggregate number of warrant shares purchasable upon exercise of the warrant would yield less than an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), then the number of warrant shares shall be increased to an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), and therefore the number of shares underlying the warrants is not fixed until the date of the initial exercise. As such, the warrant issued to QFL requires classification as a liability pursuant to ASC Topic 480, Distinguishing Liabilities from Equity and is valued at its fair value as of the grant date and re-measured at each balance sheet date with the period-to-period change in the fair market value of the warrant liability reflected as a gain or loss in warrant liability and included under other income (expense).

As of December 31, 2023 and 2022, the aggregate fair value of the outstanding warrant liability was approximately $282,000 and $145,000, respectively.

The Company estimated the fair value of the warrant liability using the Black-Scholes option pricing model using the following key assumptions as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Volatility	395%	374%
Exercise price	$0.54	$0.54
Risk-free interest rate	1.37%	1.37%
Expected dividends	—%	—%
Expected term	7.1	8.1

The following schedule summarizes the valuation of financial instruments at fair value in the balance sheets as of December 31, 2023 and 2022:

	Fair Value Measurements as of
	December 31, 2023			December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities
Warrant liability	—	—	281,809	—	—	145,428
Total liabilities	$—	$—	$281,809	$—	$—	$145,428

The following table sets forth a reconciliation of changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy:

Fair Value
Balance at December 31, 2021	$1,636,187
Gain on subsequent measurement	(1,490,759)
Balance at December 31, 2022	145,428
Loss on subsequent measurement	136,381
Balance at December 31, 2023	$281,809

See Notes 3 and 5 for information on the warrant issuance.

6. STOCKHOLDERS’ EQUITY

Amendment to Amended and Restated Certificate of Incorporation

On July 27, 2022, the Company amended its amended and restated certificate of incorporation following approval of the amendment by the stockholders at the 2022 annual meeting of stockholders.

The amendment (i) decreased the number of authorized shares of common stock from 10,000,000,000 shares to 30,000,000 shares and (ii) effected a one-for-100 reverse split whereby each share of common stock became and was converted into 0.01 shares of common stock, with fractional shares being rounded up to the next higher whole number of shares. There was no change in the par value of the common stock.

All historical share and per share amounts in these financial statements have been retroactively adjusted to reflect the reverse stock split and change in authorized common stock.

Amendment to the 2017 Equity Incentive Plan

On February 19, 2021, the board of directors amended the 2017 Equity Incentive Plan (the “Plan”) increasing the shares the Company can issue under the Plan to 5,000,000 shares of common stock pursuant to non-qualified stock options, restricted stock grants and other equity-based incentives. The amendment to the Plan and the grants of awards pursuant to the Plan, were effective upon the closing of the agreements with QFL. At December 31, 2023, 1,760,000 shares are available under the plan.

Issuance of Common Stock and Options

Issuances to Intelligent Partners

On February 22, 2021, pursuant to the Restructure Agreement, Intelligent Partners and its controlling members (Fitton and Carper) agreed to extinguish the notes and Transferred Note, and terminate or amend and restate the SPA and Transaction Documents and the Company: (i) issued to Fitton and Carper, as holders of the Transferred Note, pursuant to the Stock Purchase Agreement a total of 462,963 shares of common stock at a purchase price of $0.54 per share, which purchase price was paid by the conversion and in full satisfaction of the Company’s obligation under the Transferred Note and is included in the calculation of the repurchase price of the debt; and (ii) granted Intelligent Partners, pursuant to the Option Grant, an option to purchase a total of 500,000 shares of common stock, with an exercise price of $0.54 per share which vested immediately and may be exercised through September 30, 2025. The Company valued the purchase option at approximately $598,000 using the Black-Scholes pricing model. The Company granted Intelligent Partners, Fitton and Carper certain registration rights with respect to (i) the 500,000 shares currently owned by Fitton and Carper; (ii) the 462,963 Conversion Shares issued to Fitton and Carper, and (iii) the 500,000 shares of common stock issuable upon exercise of the option. Commencing six months from the closing date, if the shares owned by Fitton, Carper and Intelligent Partners cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without the Company being in compliance with the current public information requirements of Rule 144, if the Company is not in compliance with the current public information requirements, the Company is required to pay damages to Intelligent Partners.

Consulting Agreements

On February 22, 2021, the Company entered into advisory service agreement with three consultants pursuant to which they will provide services to the Company in connection with the development of the Company’s business. The agreements have a term of ten years and may be terminated by the Company for cause or upon the death or disability of the consultants.

Pursuant to the agreements with two of the consultants, the compensation payable to each of them consists of a restricted stock grant of 100,000 shares of Common Stock which immediately vests in full and a ten-year option to purchase a total of 300,000 shares of Common Stock, which become exercisable cumulatively as follows:

a.	100,000 shares at an exercise price of $1.00 per share becoming exercisable upon the commencement of trading of the Common Stock on the OTCQB. The Company regained such compliance on May 7, 2021, at which time the common stock recommenced trading on the OTCQB.

b.	100,000 shares at an exercise price of $3.00 per share, becoming exercisable on the first day on which the Company files with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000, and

c.	100,000 shares at an exercise price of $5.00 per share becoming exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

The Company recorded professional fees in the amount of $240,000 as a result the restricted stock grants to these two consultants. The Company determined the fair value of the options as of the grant date to be approximately $720,000 using the Black-Scholes pricing model. The Company determined that the first performance condition was met and accrued the option expense of approximately $240,000 over the period from the grant date to achievement of the performance condition. The Company did not recognize any option expense for the years ended December 31, 2023 and 2022.

Pursuant to the agreement with the third consultant, the compensation payable to the consultant consists of a restricted stock grant of 100,000 shares of Common Stock which immediately vests in full and a ten-year option to purchase 300,000 shares of Common Stock, which becomes exercisable cumulatively as follows:

a.	100,000 shares at an exercise price of $1.00 per share became exercisable on February 22, 2022, which was the first anniversary of the date of the agreement;

b.	100,000 shares at an exercise price of $3.00 per share upon the second anniversary of the agreement; and

c.	100,000 shares at an exercise price of $5.00 per share upon the third anniversary of the agreement.

The Company recorded professional fees in the amount of $120,000 as a result the restricted stock grant to the third consultant. The Company determined the fair value of the options as of the grant date to be approximately $360,000 using the Black-Scholes pricing model. The Company recognized option expense of approximately $49,000 and $117,000 for the years ended December 31, 2023 and 2022, respectively.

Compensatory Arrangements of Officers and Directors

On February 22, 2021, the board of directors:

(i)	Granted restricted stock grants for services rendered and vesting in full upon grant, to:

a.	Jon C. Scahill – 490,000 shares

b.	Timothy J. Scahill – 100,000 shares

c.	Dr. William R. Carroll - 100,000 shares

(ii)	Granted Jon Scahill a ten-year option (the “Option”) to purchase 600,000 shares of Common Stock which become exercisable cumulatively as follows:

a.	200,000 shares at an exercise price of $1.00 per share becoming exercisable upon the commencement of trading of the Common Stock on the OTCQB.

b.	200,000 shares at an exercise price of $3.00 per share, becoming exercisable on the first day on which the Company files with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000, and

c.	200,000 shares at an exercise price of $5.00 per share becoming exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange

(iii)	Appointed Ryan T. Logue to the board of directors and granted Mr. Logue a restricted stock grant of 500,000 shares of common stock which vested upon his acceptance of his appointment as a director.

The Company recognized compensation expense of $888,000 in conjunction with issuance of common stock to officers and directors during the year ended December 31, 2021. The Company determined the fair value of the options to be approximately $720,000 as of the grant date using the Black-Scholes pricing model. Variables used in the valuation include (1) discount rate of 1.37%; (2) term of 10 years; (3) computed volatility of 252% and (4) zero expected dividends. The Company did not recognize any option expense for the years ended December 31, 2023 and 2022.

A summary of the status of the Company’s stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Grant Date Fair Value ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2021	2,000,000	2.39	1.20	7.80
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Cancelled	—	—	—	—
Balance - December 31, 2022	2,000,000	2.39	1.20	6.80
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Cancelled	—	—	—	—
Balance - December 31, 2023	2,000,000	2.39	1.20	5.80
Options exercisable at end of period	1,100,000	0.97	1.20	4.69

The outstanding options do not have an intrinsic value as of December 31, 2023 and 2022.

As of December 31, 2023, there was approximately $947,000 of unrecognized compensation expense related to nonvested stock option awards that is expected to be recognized over a weighted average expected term of approximately 7.14 years.

Issuance of Warrants

A summary of the status of the Company’s warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2021	962,463	0.54	9.14
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance - December 31, 2022	962,463	0.54	8.15
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance - December 31, 2023	962,463	0.54	7.14

The warrants contain certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis). The outstanding warrants do not have an intrinsic value as of December 31, 2023 and 2022.

7. NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

	December 31,
	2023	2022
Balance, beginning of year	$228	$228
Net loss attributable to non-controlling interest	—	—
Balance, end of year	$228	$228

8. INCOME TAXES (AS RESTATED)

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. As of December 31, 2023, the Company has approximately $8,522,822 of net operating loss (“NOL”) carry forwards which will begin to expire in 2024. Net operating loss carryovers may be subject to a limitation on their usage in future periods if the Company experiences a change in ownership as defined in Internal Revenue Code Section 382.

In assessing the realizability of deferred tax assets, Company’s management considers whether it is more likely than not that all or a portion of the Company’s deferred tax assets will be realized. The Company’s management considers all available evidence, both positive and negative, in making this assessment. Due to the Company’s history of generating losses in recent years, and the lack of objectively verifiable evidence that it will be able to generate taxable income in future years, the Company’s management has determined that a valuation allowance against the Company’s deferred tax assets is necessary. The change in the valuation allowance for the year ended December 31, 2023 is $(585,185) and is recorded as a component of income tax expense.

The Company’s deferred tax assets consist of the following:

	December 31,
	2023	2022
Net operating loss carry forward	$2,059,621	$2,713,220
Intangible assets	25,712	162,465
Stock-Based Compensation	175,167	—
Foreign Tax Credit	30,000	—
Valuation allowance	(2,290,500)	(2,875,685)
Balance, end of year	$—	$—

Tax (benefit) expense consisted primarily of the following:

	December 31,
	2023	2022
Federal	$—	$—
State	—	(1,253)
Foreign	30,000	—
Deferred	—	—
Total	$30,000	$(1,253)

The reconciliation between the effective tax rate on income before income taxes and the statutory rate for the year ended December 31, 2023 is as follows:

	Tax	Percentage
Book income before taxes	$484,650	21.00%
State taxes, net	—	—%
Meals and entertainment	1,369	0.06%
Warrant expense	28,640	1.24%
Interest expense	240,013	10.40%
Change in valuation allowance	(585,185)	(25.36)%
Change in estimate for prior year taxes	(139,487)	(6.04)%
Total	$30,000
Effective tax rate		1.30%

The reconciliation between the effective tax rate on loss before income taxes and the statutory rate for the year ended December 31, 2022 is as follows:

	Tax	Percentage
Book income before taxes	$(158,501)	21.00%
State taxes, net	—	—
Meals and entertainment	560	(0.07)
Warrant income	(313,059)	41.48
Interest expense	82,720	(10.96)
Change in tax rate	39,752	(5.27)
Change in valuation allowance	77,946	(10.33)
Change in estimate for prior year taxes	269,329	(35.68)
Total	$(1,253)
Effective tax rate		0.17%

As of December 31, 2023, the Company’s management believes that it has adequately provided for its tax-related liabilities, and that no liability for unrecognized tax benefits is necessary. No significant change in the total amount of unrecognized tax benefits is expected within the next twelve months. The Company recognizes accrued interest and penalties related to unrecognized tax benefits (if any) in tax expenses, as applicable. At December 31, 2023 and 2022, the Company had no accrual for the payment of interest and penalties.

The statute of limitations for assessment of income taxes is open for tax years ending December 31, 2020 and later.

9. RELATED PARTY TRANSACTIONS (AS RESTATED)

The Company has at various times entered into transactions with related parties, including officers, directors and major stockholders, wherein these parties have provided services, advanced or loaned money, or both, to the Company which was needed to support its daily operations. The Company discloses all related party transactions.

See Notes 4 and 6 in connection with the Restructure Agreement dated February 22, 2021 with Intelligent Partners. Because of its ownership percentage, Intelligent Partners is treated as a related party.

See Note 6 with respect to share-based compensation to officers and directors.

See Note 10 with respect to the employment agreement with the Company’s president and chief executive officer.

During the year ended December 31, 2022, the Company contracted with an entity owned by the chief technology officer for the provision of information technology services to the Company. In June 2022 the chief technology officer sold his interest in the entity. The cost of such services was approximately $0 and $205 for the years ended December 31, 2023 and 2022, respectively.

During 2023, the Company contracted with a law firm more than 10 percent owned by the chief executive officer. The firm is engaged as counsel in connection with general corporate matters, diligence and maintenance of the Company’s patent portfolio. In connection with the engagement, the Company recorded patent service costs of approximately $50,000 and $0 for the years ended December 31, 2023 and 2022, respectively, and these were recorded as part of sales, general and administrative expenses, per the Consolidated Statements of Operations.

During the years ended December 31, 2023 and 2022, the Company contracted with a law firm more than 10 percent owned, but not controlled, by the father-in-law of the chief executive officer. The firm is engaged on a contingent fee basis and serves as escrow agent in connection with monetization of the Company’s patents in matters where the firm is serving as counsel to the Company. For the years ended December 31, 2023 and 2022, the cost of these services was approximately $5,316,000 and $85,000, respectively, and these were recorded as part of litigation and licensing expenses, per the Consolidated Statements of Operations. As of December 31, 2023, approximately $1,379,000 of such costs were payable to the related party. Since the services are on a contingent fee basis, no fees are incurred unless there is a recovery.

10. COMMITMENTS AND CONTINGENCIES

Employment Agreements

Pursuant to a restated employment agreement, dated November 30, 2014, with the Company’s president and chief executive officer, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an initial annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee, which was increased in 2016 to $300,000 and to $600,000, effective January 1, 2023. The chief executive officer is entitled to a bonus if the Company meets or exceeds performance criteria established by the compensation committee. In August 2016, the Company’s board of directors approved annual bonus compensation equal to 30% of the amount by which the Company’s consolidated income before income taxes exceeds $500,000, but, if the Company is subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). The chief executive’s bonus for 2023 was approximately $334,000. The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt.

SEP IRA Plan

Pursuant to the SEP IRA plan adopted by the Company in March 2020, the Company deposited into a SEP IRA account of each of its participating employees a percentage of the employee’s compensation, subject to statutory limitations on the amount of the contribution all as set forth in the IRS Form 5305-SEP. For the years ending December 31, 2023 and 2022, the percentage was set at 11% and 20%, respectively. The Company’s chief executive officer and chief technology officer are the only participants and during the years ended December 31, 2023 and 2022, $66,000 and $61,000 was deposited into the chief executive officer’s SEP IRA account, respectively and $6,600 and $0 was deposited into the chief technology officer’s SEP IRA account, respectively.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may engage third-party funding sources to provide funding for patent licensing and enforcement. The agreements with the third-party funding sources may provide that the funding source receive a portion of any negotiated fees, settlements or judgments. In certain instances, these third-party funding sources are entitled to receive a significant percentage of any proceeds realized until the third-party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to the Company.

The Company’s operating subsidiaries may retain the services of law firms in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to noncontrolling interests, payments to third-party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third-party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Patent Enforcement and Other Litigation

Certain of the Company’s operating subsidiaries are engaged in litigation to enforce their patents and patent rights. In connection with these patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the Company or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by the Company or its operating subsidiaries, could materially impair the Company’s operating results and financial position and could result in a default under the Company’s obligations to QFL and QF3. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgment may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

Effects of possible delisting of common stock on OTCQB

On May 23, 2022, the Company received notice from OTC Markets Group, that, because the bid price for its common stock had closed below $0.01 per share for more than 30 consecutive days, the Company no longer meets the Standards for Continued Eligibility under the OTC listing standards and, if this deficiency is not met by August 21, 2022, the Company’s common stock will be removed from the OTCQB marketplace, in which event the common stock will be traded on the OTC Pink market. Our registration rights agreement with QFL provides that, in the event of a failure to comply with certain covenants, which includes the failure of our common stock to be traded on the OTCQB, in addition to any other remedies available to QFL, we are to pay to QFL an amount in cash equal to 2.0% of the aggregate value of QFL’s Registrable Securities, as defined in the Registration Rights Agreement, whether or not included in such registration statement, on each of the following dates: (i) the initial day of a maintenance failure; (ii) on the 30th day after the date of such a failure and (iii) every 30th day thereafter (prorated for periods totaling less than thirty (30) days) until such failure is cured. In July 2022 the Company amended its Certificate of Incorporation to effect a one-for-100 reverse split of its common stock (see Note 6). The OTC Markets Group confirmed to the Company that the deficiency has been cured. The Company cannot assure it will continue to meet the requirements for continued listing on the OTCQB, including the maintenance of a bid price of at least $0.01 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Nature of Expense:	Amount
SEC Registration Fee	$171.29
Accounting fees and expenses	3,000.00
Legal fees and expenses	25,000.00
Printing	2,000.00
Miscellaneous	4,828.71
Total	$35,000.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law gives us broad authority to indemnify our officers and directors. under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our by-laws have broad indemnification provisions for our board of directors, consistent with Section 145 of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a) On February 22, 2021, in connection with the prepaid forward purchase agreement with QFL, the Company granted QFL ten-year warrants to purchase a total of up to 962,463 as described in “Business – Agreements with QFL.”

(b) On February 22, 2021, in connection with a restructure agreement with Intellectual Partners, the Company (i) issued a total of 462,963 shares of common stock to Andrew C. Fitton and Michael Carper at a purchase price of $0.0054 per share in exchange for the cancellation of a promissory note in the principal amount of $250,000, and (ii) granted Intellectual Partners an option to purchase 500,000 shares of common stock at an exercise price of $0.54 per share, all as described in “Business – Agreements with Intellectual Partners.”

(c) Pursuant to the 2017 Equity Incentive Plan, amended, the Company issued to William Gates, Crystal Nicolson and Jeff Toler a total of 300,000 shares of Common Stock as restricted stock grants and granted them options to purchase a total of 900,000 shares of common stock, pursuant to consulting contracts.

(d) Pursuant to the 2017 Equity Incentive Plan, as amended, the Company issued to its directors, Jon C. Scahill, Timothy J. Scahill, Dr. William R. Carroll and Ryan T. Logue restricted stock grants for a total of 740,000 shares of Common Stock and granted to Jon C. Scahill an option to purchase 600,000 shares, as set forth in “Executive Compensation -- 2017 Equity Incentive Plan.”

The issuance of the securities described above was exempt from registration pursuant to Section 4(a)(2) as a transaction not involving a public offering. No underwriter or broker was involved in the issuance of the securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company. (9)
3.2	Bylaws of the Company. (3)
5.1	Opinion of Ellenoff Grossman & Schole LLP (9)
10.1	Restated Employment Agreement dated as of November 30, 2014 between the issuer and Jon C. Scahill. (1)
10.2	Restricted Stock Grant dated October 30, 2014 between the Company and Jon C. Scahill. (1)
10.3	License Agreement dated March 26, 2008 between the Company and Emerging Technologies Trust. (1)
10.4	Licensing Services Agreement dated July 10, 2008 between the Company and Balthaser Online, Inc. (1)
10.5	Patent Purchase Agreement dated December 21, 2009 between Company and Intertech Holdings, LLC. (1)
10.6	Consulting Agreement dated August 11, 2010 between the Company and Alex W. Hart. (1)
10.7	Agreement dated February 8, 2011 between the Company and Sol Li. (1)
10.8	Agreement dated June 26, 2013 between the Company and The Betting Service Ltd. and Neil Riches.(1)
10.9	Funding Agreement dated March 13, 2014 between the Company and Longford Capital Fund I, LP, (subject to order granting confidential treatment (1)#
10.10	Agreement dated April 1, 2014 between the Company and Allied Standard Limited. (1)
10.11	Form of warrant issued to former officers and directors. (1)
10.12	Form of warrant issued to Mr. Jon C. Scahill. (1)
10.13	Indemnification agreement, dated December 8, 2014 between the Company and Jon C. Scahill. (4)
10.14	Indemnification agreement, dated December 8, 2014 between the Company and Timothy J. Scahill. (4)
10.15	Indemnification agreement, dated December 8, 2014 between the Company and Dr. William Ryall Carroll. (4)
10.16	Patent Sale Agreement, effective July 8, 2015 between Intellectual Ventures Assets 16 LLC and the Company. (2)
10.17	2017 Equity Incentive Plan (6)
10.18	Purchase Agreement dated February 19, 2021 among the Company and QPRC Finance LLC (7)(14)†
10.19	Ex. A to Purchase Agreement – Security Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)†
10.20	Ex. B to Purchase Agreement – Subsidiary Continuing Guaranty Agreement dated February 19, 2021 among Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and QPRC Finance LLC. (7)
10.21	Ex. C to Purchase Agreement – Subsidiary Patent Proceeds Security Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and QPRC Finance LLC. (7)
10.22	Ex. D to Purchase Agreement – Warrant Issuance Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.23	Ex. E to Purchase Agreement – Board Observation Rights Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.24	Registration Rights Agreement – dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.25	Form of Warrant – dated February 19, 2021 among the Company and QPRC Finance LLC (7)
10.26	Restructure Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)
10.27	Ex. A to Restructure Agreement - Stock Purchase Agreement dated February 19, 2021 among the Company, Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)
10.28	Ex. B to Restructure Agreement - Option Grant dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)

10.29	Ex. C to Restructure Agreement - Amended and Restated Pledge Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.30	Ex. D to Restructure Agreement - Amended and Restated Registration Rights Agreement dated February 19, 2021 among the Company, Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)
10.31	Ex. E to Restructure Agreement - Board Observation Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.32	Ex. F to Restructure Agreement - Amended and Restated MPA-CP dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation and Intelligent Partners LLC. (7)
10.33	Ex. G to Restructure Agreement - Amended and Restated MPA-CXT dated February 19, 2021 among CXT Systems, Inc. and Intelligent Partners LLC. (7)
10.34	Ex. H to Restructure Agreement - Monetization Proceeds Agreement dated February 19, 2021 among M-RED Inc. and Intelligent Partners LLC. (7)
10.35	Ex. I to Restructure Agreement - Monetization Proceeds Agreement dated February 19, 2021 among Audio Messaging Inc. and Intelligent Partners LLC. (7)
10.36	Ex. J to Restructure Agreement - Amended and Restated 2015 Patent Proceeds Security Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and Intelligent Partners LLC. (7)
10.37	Ex. K to Restructure Agreement - MPA-NA dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.38	Ex. L to Restructure Agreement - MPA-NA Security Interest Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.39	Form of Consulting Agreement (10)
10.40	Form of Restricted Stock Agreement (10)
10.41	Form of Option Agreement (10)
10.42	Indemnification agreement, dated February 19, 2021 between the Company and Ryan T. Logue (13)
10.43	Purchase Agreement dated March 12, 2023 among the Company and QPRC Finance III LLC (12) †
10.44	Amended and Restated Prepaid Forward Purchase Agreement among the Company, certain subsidiaries and QPRC Finance LLC(8)(14)†
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of Rosenberg Rich Baker Berman P.A.(8)
24.1	Power of Attorney (9)
107.1	Filing fee table (11)

(1)	Incorporated by reference to the Form 10-K for the year ended December 31, 2012, which was filed by the Company on December 15, 2014.
(2)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on October 28, 2015 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Form 10-K, for the year ended December 31, 2013, which was filed with the SEC on April 10, 2015.
(4)	Filed as exhibit to Amendment No. 1 to the Company’s registration statement on Form S-1, which was filed with the SEC on February 3, 2016, and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on January 26, 2016 and incorporated herein by reference.
(6)	Incorporated by reference to the Form 10-K for the year ended December 31, 2017, which was filed by the Company on April 2, 2018.
(7)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on February 24, 2021 and incorporated herein by reference.
(8)	Filed herewith.
(9)	Previously filed.
(10)	Incorporated by reference to the Form 10-K for the year ended December 31, 2020, which was filed by the Company on April 15, 2021.
(11)	Previously filed on the Cover Page
(12)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on March 16, 2023 and incorporated herein by reference.
(13)	Filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2022, which was filed by the Company on March 31, 2023
(14)	Exhibit 10.44 is an amendment and restatement of Exhibit 10.18.

#	Certain portions of this exhibit are omitted pursuant to an order granting confidential treatment. The omitted information has been filed separately with the SEC.
†	Certain confidential information has been deleted from this Exhibit.

ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Rye, New York this 31st day of May, 2024.

QUEST PATENT RESEARCH CORPORATION

By:	/s/ Jon C. Scahill
Jon C. Scahill, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon C. Scahill*	Director, chief executive officer, acting chief financial officer and president
Jon C. Scahill	(principal executive, financial and accounting officer)

/s/ Timothy J. Scahill*	Director
Timothy J. Scahill

/s/ Dr. William Ryall Carroll*	Director
Dr. William Ryall Carroll

/s/ Ryan T. Logue*	Director
Ryan T. Logue

*By:	/s/ Jon C. Scahill	May 31, 2024
Jon C. Scahill
Attorney-in-fact